As filed with the Securities and Exchange Commission on April 15, 1998
                                                Registration No. 333-
--------------------------------------------------------------------------------

                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549
                                 ---------------
                                     FORM S-3
                              REGISTRATION STATEMENT
                                       Under
                            THE SECURITIES ACT OF 1933
                                  ---------------
                            PROMEDCO MANAGEMENT COMPANY
                 Delaware                                    75-2529809
       (State or other jurisdiction of                    (I.R.S. Employer
       incorporation or organization)                     Identification No.)
                                  ---------------

                           801 Cherry Street, Suite 1450
                             Fort Worth, Texas  76102
                                  (817) 335-5035
                (Address, including zip code, and telephone number,
         including area code, of registrant's principal executive offices)
                                  ---------------
                                  H. Wayne Posey
                       President and Chief Executive Officer
                            ProMedCo Management Company
                           801 Cherry Street, Suite 1450
                              Fort Worth, Texas 76102
                                  (817) 335-5035
             (Name, address, including zip code, and telephone number,
                    including area code, of agent for service)
                                  ---------------
                                Copies of communications to:
      Michael Joseph, Esq.                       Jeffrey A. Chapman, Esq.
       Dyer Ellis & Joseph                        Vinson & Elkins L.L.P.
  600 New Hampshire Ave., N.W.                   3700 Trammell Crow Center
           Suite 1100                                2001 Ross Avenue
      Washington, DC 20037                         Dallas, Texas  75201
         (202) 944-3000                               (214) 220-7700
                                       ---------------

         Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective.
         If the only securities being registered on this form are being offered pursuant to dividend or reinvestment plans, please check the following box. |_|
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |_|
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                          CALCULATION OF REGISTRATION FEE:


                                                                           Proposed          Proposed
                                                                            maximum           maximum
                  Title of each                                         offering price       aggregate         Amount of
               class of securities                     Amount to be           per            offering        registration
                 to be registered                       registered        security(1)        price(1)           fee(2)

           Common Stock, $0.01 par value             7,360,000 shares      $13.6875        $100,740,000       $29,718.30
==================================================  ==================  ===============  ================= =================

(1) Estimated  solely for the purpose of calculating  the  registration fee.
(2) Computed in accordance with Rule 457(c).
                                 ---------------

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


               Subject to Completion, Dated April 15, 1998

PROSPECTUS
dated                , 1998

                             6,400,000 SHARES

                               [ProMedCo LOGO]

                                 COMMON STOCK

Of the 6,400,000 shares of Common Stock offered hereby, 6,000,000 are being issued and sold by ProMedCo Management Company ("ProMedCo" or the "Company") and 400,000 are being offered by a stockholder of the Company (the "Selling Stockholder"). See "Principal and Selling Stockholders."

The Common Stock is traded on the Nasdaq National Market under the symbol "PMCO." On April , 1998, the last reported sale price of the Common Stock was $ per share. See "Price Range of Common Stock and Dividend Policy."

See "Risk Factors" beginning on page 6 for a discussion of certain factors that should be considered by prospective investors.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


-------------------------------------------------------------------------------------------------------------------
                                                                                                   Proceeds to
                                               Price to        Underwriting      Proceeds to         Selling
                                                Public          Discount(1)      Company(2)        Stockholder
-------------------------------------------------------------------------------------------------------------------

Per Share.................................  $                 $                  $               $
-------------------------------------------------------------------------------------------------------------------

Total(3)..................................  $                 $                  $               $
-------------------------------------------------------------------------------------------------------------------


(1) The Company and the Selling Stockholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2)      Before deducting expenses payable by the Company estimated at $       .
(3) The Company has granted the Underwriters a 30-day option to purchase up to an additional 960,000 shares of Common Stock solely to cover over-allotments, if any, at the Price to Public less the Underwriting Discount. If all such shares are purchased, the total Price to Public, Underwriting Discount, and Proceeds to Company will be $ , $ , and $ , respectively. See "Underwriting."

The shares of Common Stock are offered by the Underwriters subject to prior sale when, as, and if delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that certificates for such shares will be available for delivery at the offices of Piper Jaffray Inc. in Minneapolis, Minnesota on or about , 1998.

PIPER JAFFRAY INC.
                           BEAR, STEARNS & CO. INC.
                                                                 COWEN & COMPANY

   [Map of United States showing locations of affiliated physician groups]




























CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SHARES OF COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

                                 PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. As used herein, the terms "ProMedCo" and the "Company" refer to ProMedCo Management Company and its consolidated subsidiaries. Except as otherwise indicated, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option.

                                    The Company

         ProMedCo is a physician practice management company that consolidates its affiliated physician groups into primary-care-driven multi-specialty networks. The Company focuses on pre-managed-care secondary markets located principally outside or adjacent to large metropolitan areas. The Company believes that the primary care physician increasingly will be the principal point of access to the healthcare delivery system and will, directly or indirectly, control a growing percentage of healthcare expenditures, and it therefore affiliates with physician groups having a primary care orientation.
ProMedCo assists in expanding and integrating the affiliated groups into comprehensive multi-specialty networks to increase their market presence. The groups expand through affiliations with additional primary care physicians and specialists and selective additions of ancillary services. The groups are thus well positioned to become the physician component of locally developing managed care delivery systems. In addition to providing operating and expansion capital, the Company provides its affiliated groups with a broad range of strategic and management expertise and services.

         The Company currently is affiliated with multi-specialty physician groups in 11 states, comprised of 435 physicians and 115 mid-level providers (primarily physician assistants and nurse practitioners), and is associated with 540 physicians in independent practice association ("IPA") networks. This includes Berkshire Physicians & Surgeons, P.C. ("Berkshire"), a multi-specialty physician group comprised of 79 physicians, 15 mid-level providers and 14 IPA physicians with which the Company has agreed to affiliate and is managing on an interim basis. Since the Company's March 1997 initial public offering, the total number of ProMedCo's providers has grown to 1,090 from 192, its annual physician groups revenue has grown to $265 million from $65 million (each on a pro forma basis), and the number of states in which it operates has increased nearly threefold.

         The Company has also significantly augmented its managed care contracting, information systems, and clinical expertise through its December 1997 acquisition of Health Plans, Inc., since renamed PMC Medical Management, Inc. ("PMC"). PMC is a provider of medical management services to capitated physician networks. Utilizing state-of-the-art information systems, PMC provides a full range of managed care services to capitated providers, including clinical quality assessment, credentialing, claims processing and payment, referral and utilization management, and case management. PMC is currently providing such services to the Company's associated IPAs and to those of its affiliated groups that have entered into capitation arrangements, together covering over 100,000 managed care capitated lives.

         When affiliating with a physician group, the Company generally purchases the group's non-real estate operating assets and enters into a long-term service agreement with the group in exchange for a combination of Common Stock, cash, other securities of the Company, and/or assumption of liabilities. Under the service agreement, the Company receives a fixed percentage (typically 15-20%) of the physician group's operating income (as defined) and shares between 25% and 50% of the group's surplus or deficit under risk-sharing arrangements pursuant to capitated managed care contracts. Although the group's physicians retain full control over the practice of medicine, ProMedCo manages all day-to-day operations other than the provision of medical services.

         The key elements of the Company's strategy are to (i) continue to penetrate pre-managed-care markets; (ii) affiliate with primary-care-oriented multi-specialty groups; (iii) expand its affiliated groups' market presence through the addition of physicians and selected ancillary services; (iv) optimize managed care opportunities for its groups; and (v) align the Company's economic interests with those of its physician partners.

         The Company was incorporated in Texas in 1993 and reincorporated in Delaware in January 1997. Its executive offices are located at 801 Cherry Street, Suite 1450, Fort Worth, Texas 76102, and its telephone number is (817) 335-5035.



                                    The Offering

Common Stock offered by the Company........................................      6,000,000 shares
Common Stock offered by the Selling Stockholder............................        400,000 shares
Common Stock to be outstanding after the Offering..........................     18,802,226 shares (1)
Use of proceeds to the Company.............................................  Repayment of debt, acquisitions and working capital
Nasdaq National Market symbol..............................................  PMCO

(1) Based upon the number of shares outstanding as of December 31, 1997, as adjusted to reflect the subsequent issuance of 2,220,126 shares in connection with prior physician group affiliations. Does not include (i) 660,355 shares to be issued during 1998 in connection with prior physician group affiliations and the acquisition of PMC, (ii) an estimated 450,000 shares to be issued in connection with the Berkshire affiliation, (iii) 4,366,074 shares reserved for issuance upon exercise of outstanding options and warrants with a weighted average exercise price of $3.80 per share, and
     (iv) 1,105,000 shares reserved for issuance upon conversion of convertible subordinated notes and exercise of options to be issued in payment of interest on certain notes.

                             Summary Financial Data

                                                                        Year Ended December 31,
                                                                                                        Pro Forma
                                                                                                       As Adjusted
                                                         1995           1996              1997        1997 (1) (2)
                                                    -------------  --------------   --------------  --------------

Statement of Operations Data:
Physician groups revenue, net.....................  $  13,188,405  $   47,036,801   $  127,716,775  $   264,851,063
Less: amounts retained by physician groups........      5,344,688      20,791,605       47,075,240       83,559,854
                                                   --------------   --------------  ---------------  ----------------
Management fee revenue............................      7,843,717      26,245,196       80,641,535      181,291,209
                                                    -------------  --------------   --------------  ---------------
Net income (loss).................................  $  (1,251,514) $   (1,570,853)  $    5,473,184  $     8,548,002
                                                    =============  ==============   ==============  ===============
Net earnings (loss) per share:
   Basic..........................................  $       (0.16) $        (0.20)  $         0.48  $          0.46
   Diluted........................................  $       (0.16) $        (0.20)  $         0.38  $          0.40
Weighted average number of common shares
 outstanding:
   Basic..........................................      7,871,746       7,870,908       11,375,662       18,650,655
   Diluted........................................      7,871,746       7,870,908       14,224,198       21,499,191

Other Data (at end of period)(3):
Affiliated physicians.............................             51             146              354              435
Mid-level providers...............................             17              46              100              115
IPA physicians....................................             --              --              528              540
                                                    -------------  --------------   --------------  ---------------
Total providers...................................             68             192              982            1,090
                                                    =============  ==============   ==============  ===============
Number of states..................................              2               4               10               11


                                                                                    December 31, 1997
                                                                                         Pro          Pro Forma As
                                                                        Actual        Forma (4)       Adjusted (5)
Balance Sheet Data:
Cash and cash equivalents.........................................   $  15,760,920  $  16,945,962   $    52,210,323
Working capital...................................................      20,516,672     20,294,852        55,559,213
Total assets......................................................     162,966,150    200,172,737       235,437,098
Long-term debt, less current maturities...........................      49,845,795     73,545,795        26,510,156
Total stockholders' equity........................................      80,618,737     86,918,737       169,218,737

--------------------

(1) Gives effect to the 1997 Affiliations (as defined herein), the Christie affiliation (as defined herein) and the pending Berkshire affiliation as if they had been completed on January 1, 1997. See "Pro Forma Consolidated Financial Statements."
(2) Adjusted to give effect to the sale of 6,000,000 shares of Common Stock offered by the Company hereby, at an assumed offering price of $14.50 per share, and the application of the estimated net proceeds therefrom, assuming the Offering was completed on January 1, 1997. See "Use of Proceeds."
(3) Other data for 1995 and 1996 include one group which was acquired in 1997 and was accounted for as a pooling of interests.
(4) Gives effect to the pending Berkshire affiliation as if it had been completed on December 31, 1997.
(5) Adjusted to give effect to the sale of 6,000,000 shares of Common Stock offered by the Company hereby, at an assumed offering price of $14.50 per share, and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

         In addition to the other information contained in this Prospectus, the following should be considered carefully in evaluating an investment in the Common Stock offered hereby.

Risks Associated with Growth Strategy

         The Company's strategy involves growth through affiliation with physician groups and the expansion of their practices. The Company is subject to various risks associated with this strategy, including the risks that the Company will be unable to identify and recruit suitable affiliation candidates, successfully expand and manage the practices of the groups with which it affiliates, or successfully integrate such groups into its existing operations, including its management information systems. The Company's growth is dependent on its ability to affiliate with physicians, to manage and control costs, and to realize economies of scale. There can be no assurance that the Company will be able to achieve and manage its planned growth or that suitable physician groups will continue to be available for affiliation upon terms satisfactory to the Company, if at all. In addition, there can be no assurance that the Company will be able to continue to attract and retain a sufficient number of qualified physicians and other healthcare professionals to continue to expand its operations or otherwise to maintain an adequate infrastructure to support continued growth. See "Business."

Limited Capital; Need for Additional Financing

         Implementation of the Company's growth strategy requires substantial capital resources. Such resources will be needed to acquire the assets of additional physician groups and for the effective integration, operation, and expansion of affiliated groups. The Company expects that its capital requirements over the next several years will substantially exceed capital generated from operations, the net proceeds of this offering (the "Offering"), and borrowings available under its current credit facility. To finance its capital requirements, the Company intends from time to time to issue additional equity securities and incur additional debt. A greater amount of debt or additional equity financing could be required to the extent that the Company's Common Stock fails to maintain a market value sufficient to warrant its use in future affiliations or to the extent that physician groups are unwilling to accept Common Stock in exchange for their operating assets. There can be no assurance that the Company will be able to obtain additional required capital on satisfactory terms. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

Concentration of Revenue

         The Company's management fee revenue for the year ended December 31, 1997 was derived from 13 physician groups, of which four accounted for 10% or more of such revenue. While the Company's service agreements are for terms of 40 years and may be terminated only for cause, a termination or significant deterioration of the Company's relationship with one or more of its affiliated physician groups could have a material adverse effect upon the Company. In addition, each of the Company's affiliated physician groups operates within a limited geographic area, and a deterioration of economic or other conditions within such area could have a material adverse impact upon the group. Such a result, as well as any other deterioration in the financial condition of any of the affiliated physician groups, could also have a material adverse effect on the Company. See "Business."

Government Regulation

         Federal and state laws regulate the healthcare industry and the relationships among physicians and other providers of healthcare services.

         Medicare and Medicaid Fraud and Abuse. The fraud and abuse provisions of the Medicare and Medicaid statutes prohibit the payment or receipt of any remuneration for the referral of Medicare or Medicaid patients or for recommendations, leasing, arranging, ordering, or purchasing of Medicare- or Medicaid-covered services and impose significant penalties for false or improper billing for physician services. In addition, these laws impose restrictions on physicians' referrals for certain designated health services to entities with which they have financial relationships. Violations of these laws may result in substantial civil or criminal penalties to individuals or entities, including exclusion from participation in the Medicare and Medicaid programs. Such exclusion or penalties, if applied to the Company's affiliated physicians, could have a material adverse effect upon the Company. See "Business -- Government Regulation."

     State Regulation. The laws of many states, including those in which most of the Company's affiliated physician groups are located, prohibit non-physician entities from practicing medicine. In addition to prohibiting the practice of medicine, numerous states limit the ability of non-physicians to receive physician practice revenues. In most states, such so-called "fee-splitting" laws provide that the laws are violated only if a physician shares fees with a referral source. The Florida Board of Medicine, however, has recently interpreted the Florida fee-splitting law very broadly so as arguably to include the payment of any percentage-based management fee, even to a management company that does not refer patients to the managed group. Although the Company believes its operations as currently conducted are in material compliance with existing applicable laws, there can be no assurance that the Company's contractual arrangements with affiliated physicians will not be successfully challenged as constituting fee splitting or the unlicensed practice of medicine or that the enforceability of such arrangements will not be limited. There can be no assurance that review of the business of the Company and its affiliates by courts or regulatory authorities will not result in a determination that could adversely affect their operations or that changes in the healthcare regulatory environment will not restrict the Company's existing operations or expansion. In the event that any legislature, regulatory authority or court limits or prohibits the Company from carrying on its business or from expanding the operations of the Company to certain jurisdictions, structural and organizational modifications of the Company's arrangements may be required, which could have a material adverse effect on the Company. See "Business -- Government Regulation."

         Reform Initiatives. There have been numerous initiatives at the federal and state levels for comprehensive reforms affecting the availability of and payment for healthcare. The Company believes that such initiatives will continue during the foreseeable future. Certain reforms previously proposed could, if adopted, have a material adverse effect on the Company. See "Business -- Government Regulation."

Reliance on Medical Service Providers

         Each of the Company's affiliated physician groups enters into employment agreements with its physicians. Such agreements generally are for an initial term of five years. Although the Company, in conjunction with the affiliated physician groups, will endeavor to extend such contracts, in the event a significant number of physicians terminate their relationships with the Company's affiliated physician groups at the expiration of their employment agreements or otherwise, the Company could be adversely affected. See "Business -- Affiliation Structure."

Changes in Basis of Payment for Healthcare Services

         The Company derives most of its revenue from its affiliated physician groups. Substantially all of the revenue of the affiliated groups is derived from third-party payors. The Company estimates that approximately 25% of the net physician groups revenue is currently derived from government-sponsored healthcare programs (principally the Medicare and Medicaid programs). The healthcare industry is experiencing a trend toward cost containment, as government and other third-party payors seek to impose lower reimbursement and utilization rates upon providers and negotiate reduced payment schedules with them. The Company believes that this trend will continue to result in a reduction in per-patient revenue from historical levels. Further reductions in payments to physicians or other changes in reimbursement for healthcare services could have a material adverse effect on the Company. See "Business --Government Regulation."

Risks Associated with Managed Care Contracts

         A significant part of the Company's growth strategy involves assisting its affiliated physician groups in obtaining capitated managed care contracts and managing the medical risk associated with such contracts. In some instances the Company itself enters into such contracts. Such capitated managed care contracts typically are with health maintenance organizations ("HMOs"). Under such contracts the physician group or the Company accepts a pre-determined amount per member per month, referred to as a "capitation" payment, in exchange for providing all necessary covered services to the members covered by the contract, thus shifting much of the risk of providing care from the payor to the physician group or the Company. Such an arrangement results in a greater predictability of revenue, but exposes the physician group or the Company to the risk of fluctuations in the costs of providing the services. To the extent that patients covered by such contracts require more frequent or extensive care than is anticipated, operating margins may be reduced and the revenue derived from such contracts may be insufficient to cover the costs of the services provided. Because the distribution to the Company is increased or decreased by a percentage of the groups' surplus or deficit under risk-sharing arrangements pursuant to capitated managed care contracts, the Company assumes some of the groups' risks under such contracts entered into by the groups. Accordingly, any reduction of operating margins or incurrence of losses from capitated managed care contracts could have a material adverse effect on the Company. Although the Company maintains stop-loss insurance with respect to its and its affiliated groups' risk-sharing contracts, there can be no assurance that such insurance will cover all of the Company's risk under these contracts.

         Recently, many providers have experienced pricing pressures in negotiating with HMOs. In addition, employer groups are becoming increasingly successful in negotiating reductions in the growth of premiums paid for their employees' health insurance, which tends to depress the reimbursement for healthcare services. At the same time, employer groups are demanding higher accountability from payors and providers of healthcare services with respect to accessibility, quality and service. If these trends continue, the cost of providing physician services could increase while the level of reimbursement could grow at a lower rate or even decrease. Although the Company has had demonstrated experience in negotiating managed care contracts and managing medical risk assumed under such contracts, there can be no assurance that the Company will be able to negotiate satisfactory risk-sharing or capitated arrangements or be able to manage such medical risk successfully. See "Business."

Risk of Applicability of Insurance Regulations

         The Company and its affiliated groups intend to continue to enter into contracts with managed care organizations ("MCOs"), such as HMOs, whereby the Company and its affiliated groups assume risk in connection with providing healthcare services under capitation arrangements. If the Company or its affiliated groups are considered to be in the business of insurance as a result of entering into such risk-sharing arrangements, they could become subject to a variety of regulatory and licensing requirements applicable to insurance companies or HMOs, which could have a material adverse effect upon the Company.

Limited History of Profitability

         The Company has operated only since December 1994. It has grown principally through acquisitions and is pursuing a strategy of growth. For the years ended December 31, 1995 and 1996, the Company incurred net losses of $1.3 million and $1.6 million, respectively. Although it reported net income of $5.5 million for the year ended December 31, 1997, there can be no assurance that the Company will continue to be profitable. In addition, the Company may experience significant quarter-to-quarter variations in operating results. The Company's management fee revenue is dependent upon the physician groups' net medical revenues less certain contractually agreed-upon clinic expenses, including non-physician clinic salaries and benefits, rent, insurance, interest, and other direct clinic expenses. In addition, the distribution to the Company is increased or decreased by a percentage of the physician groups' surplus or deficit under risk-sharing arrangements pursuant to capitated managed care contracts. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Possible Exposure to Professional Liability

         In recent years, physicians, hospitals, and other participants in the healthcare industry have become subject to an increasing number of lawsuits alleging medical malpractice and related legal theories. Many of these lawsuits involve large claims and substantial defense costs. In addition, through its employment of non-physician healthcare personnel, the Company could be named in actions involving care provided by the affiliated physician groups assisted by such personnel. The Company maintains professional malpractice and general liability insurance. In addition, the Company's service agreements require affiliated physicians to maintain professional liability insurance coverage of the practice and of each employee and agent of the practice. The Company generally is a named insured under such policies and is indemnified under each of the service agreements by the physician groups for liabilities resulting from the performance of medical services. Certain types of risks and liabilities are not covered by insurance, however, and there can be no assurance that coverage will continue to be available upon terms satisfactory to the Company or that the coverage will be adequate to cover losses. Malpractice insurance, moreover, can be expensive and varies from state to state. Successful malpractice claims asserted against the physician groups or the Company could have a material adverse effect on the Company. See "Business -- Insurance."

Risks Related to Intangible Assets

         As a result of the Company's various acquisition transactions, intangible assets (net of accumulated amortization) of approximately $77.2 million have been recorded on the Company's balance sheet at December 31, 1997 ($106.1 million on a pro forma basis at December 31, 1997). Using a composite average life of 30 years for the service agreements, amortization expense will be approximately $1.7 million per year ($2.7 million per year on a pro forma basis). Acquisitions that result in the recognition of intangible assets will cause amortization expense further to increase. A substantial portion of the amortization generated by these intangible assets is not deductible for tax purposes. Although the Company's net unamortized balance of intangible assets acquired and anticipated to be acquired was not considered to be impaired as of December 31, 1997, any future determination that a significant impairment has occurred would require the write-off of the impaired portion of unamortized intangible assets, which could have a material adverse effect on the Company's results of operations. See Note 2 of Notes to Consolidated Financial Statements.

Competition

         The physician practice management industry is highly competitive. The Company is subject to significant competition both in affiliating with physician groups and in seeking managed care contracts on behalf of its affiliated groups. Its competitors include hospitals, MCOs and other physician practice management companies. In comparison with the Company, many of its competitors are larger and have substantially greater resources, provide a wider variety of services and have longer established relationships with purchasers of such services. There can be no assurance that the Company will be able to compete effectively, that additional competitors will not enter the market, or that such competition will not make it more difficult to enter into affiliations with physician groups on terms beneficial to the Company.

         The Company also experiences competition in the recruitment and retention of qualified physicians and other healthcare professionals on behalf of its affiliated physician groups. There can be no assurance that the Company will be able to recruit or retain a sufficient number of qualified physicians and other healthcare professionals to continue to expand its operations.

Possible Volatility of Price

         The trading prices of the Company's Common Stock could be subject to wide fluctuations in response to quarter-to-quarter variations in the Company's operating results, material announcements by the Company, governmental regulatory action, general conditions in the healthcare industry, or other events or factors, many of which are beyond the Company's control. In addition, the stock market has experienced extreme price and volume fluctuations, which have particularly affected the market prices of many healthcare services companies and which have often been unrelated to the operating performance of such companies. The Company's operating results in future quarters may be below the expectations of securities analysts and investors. In such event, the price of the Common Stock would likely decline, perhaps substantially. See "Underwriting."

Anti-Takeover Provisions

         Certain provisions of the Company's Certificate of Incorporation and certain provisions of the Delaware General Corporation Law may make it difficult to change control of the Company and replace incumbent management. For example, the Certificate of Incorporation provides for a staggered Board of Directors and permits the Board of Directors, without stockholder approval, to issue additional shares of Common Stock or establish one or more classes or series of Preferred Stock having such number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations as the Board of Directors may determine. In addition, the Company has a stockholder rights plan that could further discourage attempts to acquire control of the Company. See "Management."

Shares Eligible for Future Sale

         Sales of substantial amounts of Common Stock in the public market following the Offering, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock and could impair the future ability of the Company to raise capital through the sale of its equity securities. The Company is unable to predict the effect, if any, that future sales of Common Stock or the availability of Common Stock for sale may have on the market price of the Common Stock prevailing from time to time. Certain existing stockholders have the right to require the Company to register their Common Stock from time to time. See "Shares Eligible for Future Sale."

Dividends

       The Company has never paid cash dividends on its Common Stock and does not currently intend to pay cash dividends. It is not likely that any cash dividends will be paid in the foreseeable future. See "Price Range of Common Stock and Dividend Policy."

Impact of Year 2000

         The Company continues to assess the impact of the Year 2000 issue on its information systems and operations. With disparate systems in place at the Company's various affiliated groups, the assessment process also extends to each new affiliation. Noncompliant practice management systems could be acquired in a new affiliation, which would require system remediation or replacement. Given these issues, the Company is unable to estimate the costs of the remediation or replacements that may be required. With its current strategy of replacing inadequate practice management systems, however, the Company does not believe that Year 2000 issues will cause a conversion to be more difficult than a typical system conversion. If the issues prove more significant than anticipated, or if noncompliant third-party systems "reinfect" the Company's Year 2000 compliant systems, there could be a material adverse impact on the Company.

Forward-Looking Statements

         This Prospectus includes certain forward-looking statements about anticipated results, including statements as to operating results, liquidity and capital resources, and negotiations with and acquisitions of additional physician groups. Such forward-looking statements are based upon internal estimates, which are subject to change because they reflect preliminary information and management assumptions, and a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. The factors that could cause actual results or outcomes to differ from such expectations include the extent of the Company's success in (i) consummating affiliations with additional physician groups, (ii) negotiating managed care contracts and managing the medical risk assumed thereunder, (iii) obtaining additional financing upon terms acceptable to the Company, and (iv) negotiating favorable reimbursement rates with third-party payors, along with the uncertainties and other factors described herein and in the Company's public filings and reports.

                                USE OF PROCEEDS

         The net proceeds to the Company from the Offering, after deducting expenses payable by the Company and assuming an offering price of $14.50 per share, will be approximately $82.3 million ($95.5 million if the Underwriters' over-allotment option is exercised). The Company intends to use approximately $55.0 million of such proceeds to repay indebtedness under its revolving credit agreement (the "Credit Facility") and the balance to finance future affiliations with physician groups, for working capital and for other general corporate purposes. Pending application of the net proceeds, the Company intends to invest the net proceeds in short-term, interest-bearing securities. For information concerning the terms of the Credit Facility, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

         While the Company is continually seeking additional physician groups with which to affiliate and is currently engaged in negotiations with several such groups, it currently has no agreement or understanding to affiliate with any group other than Berkshire. There can be no assurance that these negotiations will culminate in binding agreements or that these or any other such affiliations will occur. See "Risk Factors -- Risks Associated with Growth Strategy."

         The Company will not receive any of the proceeds of the shares being sold by the Selling Stockholder.

             PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

         Since March 12, 1997, the Common Stock has been traded on the Nasdaq National Market under the symbol "PMCO." The following table sets forth the high and low sale prices per share of the Common Stock as reported by the Nasdaq National Market for each calendar quarter since the commencement of trading.

                                                              High         Low
  1997
     First Quarter (commencing March 12)..................  $    9.25  $    9.00
     Second Quarter.......................................       9.25       6.00
     Third Quarter........................................      11.00       6.75
     Fourth Quarter.......................................      11.63       8.00
  1998
     First Quarter........................................      16.25       8.75
     Second Quarter (through April 13)....................      14.88      13.50

         The Company has never paid cash dividends on its Common Stock. The Company currently intends to retain any earnings to finance the growth and development of its business and does not anticipate paying cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon the financial condition, capital requirements, and earnings of the Company, as well as other factors the Board of Directors may deem relevant. In addition, the Company is currently restricted under the terms of its Credit Facility from paying any dividends to stockholders without the prior written consent of the lenders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                               CAPITALIZATION

         The following table sets forth the capitalization of the Company at December 31, 1997 (i) on a pro forma basis to give effect to the pending Berkshire affiliation and (ii) as adjusted to reflect the sale by the Company of the Common Stock offered hereby, assuming a public offering price of $14.50 per share and after deducting the applicable underwriting discount and estimated expenses payable by the Company, and the application of the estimated net proceeds therefrom as described under "Use of Proceeds." See "Pro Forma Consolidated Financial Information."

                                                                               December 31, 1997
                                                                                       Pro           Pro Forma
                                                                     Actual           Forma         As Adjusted
Current maturities of long-term debt (1)......................  $    9,551,669   $    9,551,669  $     9,551,669
                                                                ==============   ==============  ===============
Long-term debt, net of current maturities (1).................  $   49,845,795   $   73,545,795  $    26,510,156
Stockholders' equity:
   Preferred Stock, $0.01 par value; 20,000,000
      shares authorized; no shares issued and
      outstanding.............................................              --               --               --
   Common Stock, $0.01 par value; 50,000,000
      shares   authorized;   10,686,767   shares
      issued  and  and  outstanding;
      11,136,767  shares issued and outstanding
      pro forma and 17,136,767  shares
      issued and outstanding pro forma as
      adjusted (2)............................................         106,868          111,368          171,368
   Additional paid-in-capital.................................      58,946,838       65,242,338      147,482,338
   Common Stock to be issued; 2,875,073 shares................      20,121,059       20,121,059       20,121,059
   Stockholder notes receivable...............................        (369,665)        (369,665)        (369,665)
   Retained earnings..........................................       1,813,637        1,813,637        1,813,637
                                                                --------------   --------------  ---------------
        Total stockholders' equity............................      80,618,737       86,918,737      169,218,737
                                                                ==============   ==============  ===============
        Total capitalization..................................  $  130,464,532   $  160,464,532  $   195,728,893
                                                                ==============   ==============  ===============

----------------

(1) See Note 7 to Consolidated Financial Statements for information concerning long-term debt and capital lease obligations.

(2) Excludes 4,366,074 shares reserved for issuance upon exercise of outstanding options and warrants, at a weighted average exercise price of $3.80 per share, and 1,105,000 shares reserved for issuance upon conversion of convertible subordinated notes and exercise of options to be issued in payment of interest on certain notes.

                         SELECTED FINANCIAL DATA

         The selected financial data presented below should be read in conjunction with the consolidated financial statements and the notes thereto of the Company and, the financial statements and notes thereto of Southwest Clinical Practices, IMG, Inc., Health Plans, Inc., Berkshire Physicians & Surgeons, P.C., Pro Forma Consolidated Financial Statements and "Management's
Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus or incorporated herein by reference. The selected unaudited pro forma as adjusted statement of operations data for the year ended December 31, 1997 give effect to the affiliations with Naples Medical Center, Abilene Diagnostic Clinic, Intercoastal Medical Group, Beacon Medical Group, Cowley Medical Associates, Thomas-Spann Clinic, Healthstar, Inc. and Health Plans, Inc. completed between March and December 1997 (the "1997 Affiliations"), the affiliation with Christie Clinic Association (the "Christie affiliation"), the pending Berkshire affiliation and the Offering (assuming an offering price of $14.50 per share) as if they had been completed on January 1, 1997. The selected unaudited pro forma balance sheet data as of December 31, 1997 give effect to the pending Berkshire affiliation, and the selected unaudited pro forma as adjusted balance sheet data as of December 31, 1997 give further effect to the Offering, as if they had been completed on December 31, 1997. Such pro forma data are presented for illustrative purposes only and do not purport to represent what the Company's results would have been if such events had occurred at the dates indicated, nor do such data purport to project the financial position or results of operations for any future period or as of any future date.

                                         July 1, 1994
                                        (Inception) to
                                         December 31,                    Year Ended December 31,
                                                                                                        Pro Forma
                                                                                                     As Adjusted(1)(2)
                                             1994           1995           1996            1997           1997
                                        -------------  --------------  -------------  -------------  --------------
Statement of Operations Data:
Physician groups revenue, net........   $  4,040,924   $  13,188,405  $   47,036,801   $127,716,775  $  264,851,063
Less: amounts retained
       by physician groups                 1,781,775       5,344,688      20,791,605     47,075,240      83,559,854
                                       -------------  --------------   ------------  --------------  --------------
Management fee revenue...............      2,259,149       7,843,717      26,245,196     80,641,535     181,291,209
Operating expenses:
     Clinic salaries and benefits....      1,689,007       4,249,813      11,694,973     29,859,718      62,020,240
     Clinic rent and lease expense...        242,235         708,020       2,670,138      7,016,261      13,763,194
     Clinic supplies.................        261,811         624,370       3,213,443      9,667,085      19,625,269
     Purchased medical services......        170,909         781,000         969,650      7,946,989      43,325,896
     Other clinic costs..............        183,158       1,759,013       5,018,876     10,883,588      19,905,051
     General corporate expenses......        172,462         802,980       2,633,585      3,793,552       3,793,552
     Depreciation and amortization...         64,170         203,482         723,641      2,942,604       5,785,748
     Interest expense................          6,659          20,958         209,474        456,175        (714,842)
     Merger costs....................             --              --         682,269             --              --
                                        ------------   -------------  --------------   ------------  --------------
                                           2,790,411       9,149,636      27,816,049     72,565,972     167,504,108
                                        ------------   -------------  --------------   ------------  --------------
Income (loss) before
     provision for income taxes             (531,262)     (1,305,919)     (1,570,853)     8,075,563      13,787,101
Provision for income taxes...........         12,566         (54,405)             --      2,602,379       5,239,099
                                        ------------   -------------  --------------   ------------  --------------
Net income (loss)....................   $   (543,828)  $  (1,251,514) $   (1,570,853)  $  5,473,184  $    8,548,002
                                        ============   =============  ==============   ============  ==============

Net earnings (loss) per share:
     Basic...........................   $      (0.07)  $       (0.16) $        (0.20)  $       0.48  $         0.46
                                        ============   =============  ==============   ============  ==============
     Diluted.........................   $      (0.07)  $       (0.16) $        (0.20)  $       0.38  $         0.40
                                        ============   =============   =============   ============  ==============
Weighted average number of
   common shares outstanding:
     Basic...........................      7,871,746       7,871,746       7,870,908     11,375,662      18,650,655
                                        ============   =============  ==============   ============  ==============
     Diluted.........................      7,871,746       7,871,746       7,870,908     14,224,198      21,499,191
                                        ============   =============  ==============   ============  ==============


                                                                               December 31, 1997
                                                                                     Pro              Pro Forma
                                                               Actual             Forma (3)        As Adjusted (4)
                                                          -----------------  ------------------  -----------------
Balance Sheet Data:
Cash and cash equivalents..............................   $      15,760,920  $       16,945,962  $       52,210,323
Working capital........................................          20,516,672          20,294,852          55,559,213
Total assets...........................................         162,966,150         200,172,737         235,437,098
Long-term debt, less current maturities................          49,845,795          73,545,795          26,510,156
Total stockholders' equity.............................          80,618,737          86,918,737         169,218,737


(1) Gives effect to the 1997 Affiliations, the Christie affiliation and the pending Berkshire affiliation as if they had been completed on January 1, 1997.
(2) Adjusted to give effect to the sale of 6,000,000 shares of Common Stock offered hereby, at an assumed offering price of $14.50 per share, and the application of the estimated net proceeds therefrom, assuming the Offering was completed on January 1, 1997. See "Use of Proceeds."
(3) Gives effect to the pending Berkshire affiliation as if it had been completed on December 31, 1997.
(4) Adjusted to give effect to the sale of 6,000,000 shares of Common Stock offered hereby, at an assumed offering price of $14.50 per share, and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

         ProMedCo is a physician practice management company that consolidates its affiliated physician groups into primary-care-driven multi-specialty networks. ProMedCo commenced operations in December 1994 and affiliated with its initial physician group in June 1995. The Company's rapid growth during 1996 and 1997 has resulted primarily from its affiliation with additional physician groups. The Company also contracts with HMOs and other third-party payors to arrange for the provision of comprehensive health services to their members on a capitation basis.

         When affiliating with a physician group, the Company generally acquires at fair market value the group's non-real estate operating assets and enters into a 40-year service agreement with the group in exchange for a combination of Common Stock, cash, other securities of the Company, and/or the assumption of certain liabilities. The Company is continually seeking additional physician groups with which to affiliate and at any time is typically engaged in negotiations with several such groups.

         Physician groups revenue represents the revenue of the physician groups, reported at the estimated realizable amounts from patients, third-party payors and others for services rendered, net of contractual and other adjustments, and under capitated managed care contracts. Management fee revenue represents physician groups revenue less amounts retained by physician groups. The amounts retained by physician groups (typically 80-85% of the physician group operating income) represent amounts paid to the physicians pursuant to the service agreements between the Company and the physician groups. Under the service agreements, the Company provides each physician group with the facilities and equipment used in its medical practice, assumes responsibility for the management of the non-medical operations of the practice, and employs substantially all of the non-physician personnel utilized by the group. The Company's management fee revenue is dependent upon the operating income of the physician groups. Physician group operating income is defined in the service agreements as the physician group's net medical revenues less certain contractually agreed-upon clinic expenses, including non-physician clinic salaries and benefits, rent, insurance, interest, and other direct clinic expenses. The amount of the physician groups' revenue retained and paid to the physician groups primarily consists of the cost of the affiliated physicians' services. The remaining amount of the physician group operating income (typically 15-20%) and an amount equal to 100% of the clinic expenses are reflected as management fee revenue earned by the Company. The distribution to the Company is increased or decreased by a percentage (typically ranging from 25% to 50%) of the groups' surplus or deficit under capitated managed care contracts.

         Operating expenses consist of the expenses incurred by the Company in fulfilling its obligations under the service agreements. These expenses are the same as the operating costs and expenses that would have been incurred by the affiliated groups, including non-physician salaries, employee benefits, medical supplies, purchased medical services, building rent, equipment leases, malpractice insurance premiums, management information systems, and other expenses related to clinic operations. The distribution to the group for providing medical services is increased or decreased by a percentage of the physician group's surplus or deficit, respectively, in net revenue under risk-sharing arrangements pursuant to capitated managed care contracts.

         Because of the significance of individual group affiliations and the level of capitation and other revenues, clinic cost expense ratios and operating margins will vary with each new affiliation. The mix of physician specialties and ancillary services affects the level of clinic salaries and benefits and clinic supplies, and the margins on capitated revenues generally are lower than those on fee-for-service revenues (although capitated revenues can provide incremental profit with little or no additional capital investment). Generally, primary care and office-based physician practices require a higher number of support staff than specialty care or hospital-based practices. Clinic rent and lease expense as a percentage of physician groups revenue will vary based on the size of each affiliated group's offices and the current market rental rate for medical office space in the particular geographic markets. Capitation arrangements may require the purchase of medical services that are not provided by the group accepting capitation. These purchased medical services may include hospitalization, emergency room care and other technical or specialty services. The ratio of purchased medical services to associated capitation revenues will vary depending upon the terms of the individual contracts and the amount of services that can be provided by the particular group. Other clinic costs will vary as a percentage of physician groups revenue based on regional cost differences and the Company's ability to implement operational efficiencies and negotiate more favorable purchasing arrangements.

         In addition to the clinic expenses discussed above, the Company incurs personnel and administrative expenses in connection with maintaining a corporate office function that provides management, administrative, marketing and acquisition services to the affiliated groups. The Company's profitability depends on, among other things, increasing market share, expanding healthcare services, enhancing operating efficiencies, and developing favorable contractual relationships with payors.

         For the year ended December 31, 1997, four of the Company's affiliated physician groups each contributed 10% or more of the Company's management fee revenue. Clinics in Champaign, Illinois; Temple, Texas; Naples, Florida; and
Abilene, Texas represented approximately 18%, 16%, 14%, and 11% of management fee revenue, respectively.

         In addition to managing its affiliated physician groups, the Company, through PMC, manages an IPA in Maine and New Hampshire. Revenues from this IPA consist of capitation and risk pool payments under managed care contracts with HMOs. Such revenues are currently included in physician groups revenue. Related operating expenses consist of the cost of providing the medical services required by the HMO members covered by the contracts, and are reflected primarily as purchased medical services.

Results of Operations

         The Company commenced operations in December 1994 and affiliated with its first physician group in June 1995 and its second group in December 1995. The Company entered into affiliations with five additional groups during 1996 and seven additional groups during 1997. Changes in results of operations were caused primarily by affiliations with these additional physician groups.

         The following table sets forth the percentages of physician groups revenue represented by certain items reflected in the Company's consolidated statements of operations.

                                                                                   Year Ended December 31,
                                                                                1995        1996        1997
                                                                             ---------   ---------   ---------

Physician groups revenue, net.............................................       100.0%      100.0%      100.0%
Less:  amount retained by physician groups................................        40.5        44.2        36.9
                                                                             ---------   ---------   ---------
Management fee revenue....................................................        59.5        55.8        63.1
Operating expenses:
   Clinic salaries and benefits...........................................        32.3        24.8        23.3
   Clinic rent and lease expense..........................................         5.4         5.7         5.5
   Clinic supplies........................................................         4.7         6.8         7.6
   Purchased medical services.............................................         5.9         2.1         6.2
   Other clinic costs.....................................................        13.3        10.7         8.5
   General corporate expenses.............................................         6.1         5.6         3.0
   Depreciation and amortization..........................................         1.5         1.5         2.3
   Interest expense (revenue).............................................         0.2         0.4         0.4
   Merger costs...........................................................         0.0         1.5         0.0
                                                                             ---------   ---------   ---------
                                                                                  69.4%       59.1%       56.8%
                                                                             ---------   ---------   ---------
Income (loss) before provision for income taxes...........................        (9.9)       (3.3)        6.3
Provision for income taxes................................................        (0.4)        0.0         2.0
                                                                             ---------   ---------   ---------
Net income (loss).........................................................        (9.5)%      (3.3)%       4.3%
                                                                             =========   =========   =========

   Year Ended December 31, 1997 Compared with Year Ended December 31, 1996

         Physician groups revenue increased by 172% to $127.7 million for the year ended December 31, 1997 from $47.0 million for the year ended December 31, 1996. New affiliations in 1997 produced $48.8 million of this increase, including $10.4 million of revenues from full professional and global capitation contracts, with $27.2 million resulting growth in revenues from affiliations completed prior to 1996 and from a full year of revenue production from affiliations completed in 1996. Another $4.7 million of other revenues from consulting and transitional services contributed to this increase in 1997.

         Amounts retained by physician groups increased by 126% to $47.1 million for the year ended December 31, 1997 from $20.8 million for the year ended December 31, 1996. This increase resulted primarily from new affiliations in 1997 and a full year of operations from affiliations completed in 1996. As a percentage of physician groups revenue, amounts retained by physician groups declined to 36.9% for the year ended December 31, 1997, compared to 44.2% for the year ended December 31, 1996. This decline resulted primarily from an increase in revenues from capitation contracts, which generate more aggregate dollars to the affiliated physician groups, but less as a percentage of physician groups revenue, and from the increase in other revenues noted above.

         Overall clinic costs, including purchased medical services, as a percentage of physician groups revenue increased to 51.1% for the year ended December 31, 1997, compared to 50.1% for the year ended December 31, 1996. Purchased medical services created the largest increase as a percentage of physician groups revenue, increasing to 6.2% in 1997 compared to 2.1% in 1996. This increase is directly related to the increase in full professional and global capitation revenues.

         General corporate expenses as a percentage of physician groups revenue declined to 3.0% for the year ended December 31, 1997, compared to 5.6% for the year ended December 31, 1996. While these costs declined as a percentage of physician groups revenue, the amount of general corporate expenses increased 44% to $3.8 million for the year ended December 31, 1997 from $2.6 million for the year ended December 31, 1996. This increase in expenses was expected as the Company continued to add management and technology infrastructure. While management expects these increases in amounts to continue as the Company increases the number of affiliated physician groups, it believes that these expenses will continue to decline as a percentage of physician groups revenue.

         Depreciation and amortization as a percentage of physician groups revenue increased to 2.3% for the year ended December 31, 1997, compared to 1.5% for the year ended December 31, 1996. This increase resulted primarily from increased amortization of service agreement rights obtained in the new affiliations in 1997, as well as differences in the mix of assets acquired in connection with these affiliations.

         Net interest expense as a percentage of physician groups revenue remained consistent at 0.4% for both the years ended December 31, 1997 and 1996. Although long term debt levels increased in the latter part of 1997, the resulting interest expense was offset by interest income earned in the earlier part of 1997 on unused proceeds from the Company's initial public offering.

         Provision for income taxes reflects an effective rate of 32.2%. This effective rate is lower than the expected Federal statutory rate due to the realization of net operating loss carryforwards, which had been previously reserved. At December 31, 1997, all net operating loss carryforwards had been utilized and recognized.

    Year Ended December 31, 1996 Compared with Year Ended December 31, 1995

         Physician groups revenue increased to $47.0 million for the year ended December 31, 1996 from $13.2 million for the year ended December 31, 1995. The increase in physician groups revenue resulted primarily from the various affiliations with physician groups in 1996.

         Amounts retained by physician groups as a percentage of physician groups revenue increased to 44.2% for the year ended December 31, 1996, compared with 40.5% for the year ended December 31, 1995. Overall clinic costs as a percentage of physician groups revenue declined to 50.1% for the year ended December 31, 1996, compared with 61.6% for the year ended December 31, 1995. The mix of physician specialties and ancillary services affects the cost of affiliated physician services, clinic salaries and benefits and clinic supplies. Because of the significance of individual group affiliations and the level of other revenue to the Company as a whole, these expense ratios will vary with each new acquisition. Generally, primary care and office-based physician practices require a higher number of support staff than specialty care or hospital-based practices. Clinic rent and lease expense as percentage of physician groups revenue will vary based on the size of each of the affiliated group's offices and the current market rental rate for medical office space in the particular geographic markets. Other clinic costs will vary as a percentage of physician groups revenue based on regional cost differences and the Company's ability to implement operational efficiencies and negotiate more favorable purchasing arrangements.

         General corporate expenses as a percentage of physician groups revenue declined to 5.6% for the year ended December 31, 1996, compared with 6.1% for the year ended December 31, 1995. The amount of these expenses increased during 1996, as the Company continued to add to its management infrastructure. While the Company expects that these expenses will continue to increase as the Company increases the number of affiliated physician groups, it believes that these expenses will continue to decline as a percentage of physician groups revenue.

         Depreciation and amortization as a percentage of physician groups revenue remained constant at 1.5% for the year ended December 31, 1996, compared with the year ended December 31, 1995.

         Net interest expense as a percentage of physician groups revenue increased to 0.4% for the year ended December 31, 1996, compared with net interest income of 0.2% for the year ended December 31, 1995, primarily due to increased debt associated with the acquisition of physician practices.

         Provision for income taxes reflects no income tax expense for the year ended December 31, 1996. This resulted from fully reserving for the tax effects of the net operating loss generated during the year.

Summary of Operations by Quarter

         The following table presents unaudited quarterly operating results for the preceding eight quarters. The Company believes that all necessary adjustments, consisting only of normal, recurring adjustments, have been included in the amounts stated below to present fairly the quarterly results when read in conjunction with the Company's consolidated financial statements and notes thereto included elsewhere in this Prospectus. Future quarterly results may fluctuate depending on, among other things, the timing and number of affiliations with physicians groups. Results of operations for any particular quarter are not necessarily indicative of results of operations for a full year or for future periods.

                                               Three Months Ended                                 Three Months Ended
                                March 31,   June 30,   September 30, December 31,  March 31,    June 30,  September 30, December 31,
                                  1996        1996          1996        1996          1997        1997          1997         1997
                                ---------   ---------   -----------  -----------  -----------  -----------  -----------  -----------
Statement of Operations Data:
Physician groups
    revenue, net              $7,091,429   $10,041,414  $12,672,590  $17,231,368  $20,725,577  $25,732,048  $29,302,573  $51,956,577
Less: amounts retained by
   physician groups.........   3,428,089     4,712,459    5,332,128    7,318,929    9,008,171   10,532,177   11,496,972   16,037,920
                              ----------    ----------  -----------  -----------  -----------  -----------  -----------  -----------
Management fee revenue......   3,663,340     5,328,955    7,340,462    9,912,439   11,717,406   15,199,871   17,805,601   35,918,657
Operating expenses:
   Clinic salaries
      and benefits             1,741,516     2,483,746    3,301,399    4,168,312    4,639,895    5,926,457    6,795,818   12,497,548
   Clinic rent and
      lease expense              411,372       549,656      727,252      981,858    1,079,862    1,429,063    1,620,677    2,886,659
   Clinic supplies..........     404,298       639,858      972,824    1,196,463    1,513,716    1,962,366    2,034,422    4,156,581
   Purchased medical
        services                 134,815       157,306      289,116      388,413      685,158      780,510      725,486    5,755,835
   Other clinic costs.......     801,206     1,196,244    1,342,318    1,679,108    1,778,472    2,154,875    2,100,817    4,849,424
   General corporate
        expenses                 581,596       676,099      643,704      732,186      818,772      823,533    1,113,978    1,037,269
   Depreciation and
       amortization               51,564        67,068      204,369      400,640      435,875      602,552      923,093      981,084
   Interest expense
       (revenue)                 (19,625)       33,071       59,024      137,004      115,949        1,148      110,468      228,610
   Merger costs.............          --            --      139,501      542,768           --           --           --           --
                              ----------    ----------  -----------  -----------  -----------  -----------  -----------  -----------
Income (loss)
  before provision
  for income taxes..........    (443,402)    (474,093)     (339,045)    (314,313)     649,707    1,519,367    2,380,842    3,525,647
   Provision for
    income taxes                      --            --           --           --      194,912      412,429      778,494    1,216,544
                              ----------   -----------  -----------  -----------  -----------  -----------  -----------   ----------
Net income (loss)...........  $ (443,402)  $ (474,093)  $  (339,045) $  (314,313) $   454,795  $ 1,106,938  $ 1,602,348  $ 2,309,103
                              ==========   ==========   ===========  ===========  ===========  ===========  ===========  ===========

Net earnings (loss) per share:
   Basic....................  $    (0.06)  $    (0.06)  $     (0.04) $     (0.04) $      0.05  $      0.09  $      0.13  $      0.18
                              ==========   ==========   ===========  ===========  ===========  ===========  ===========  ===========
   Diluted..................  $    (0.06)  $    (0.06)  $     (0.04) $     (0.04) $      0.04  $      0.07  $      0.11  $      0.15
                              ==========   ==========   ===========  ===========  ===========  ===========  ===========  ===========

Weighted average number of
 common shares outstanding:
   Basic....................   7,871,406    7,870,746     7,870,746    7,870,746    8,669,343   12,031,726   12,042,769   12,507,883
                              ==========   ==========   ===========  ===========  ===========  ===========  ===========  ===========
   Diluted..................   7,871,406    7,870,746     7,870,746    7,870,746   11,617,229   14,904,451   15,260,449   15,355,033
                              ==========   ==========   ===========  ===========  ===========  ===========  ===========  ===========

Other Data (at end of period):
Affiliated physicians.......          51           72           118          146          180          186          224          354
Mid-level providers.........           9           16            27           46           53           52           56          100
IPA physicians..............          --           --            --           --           --           --           --          528
                              ----------   ----------   -----------  -----------  -----------  -----------  -----------  -----------
Total providers.............          60           88           145          192          233          238          280          982
                              ==========   ==========   ===========  ===========  ===========  ===========  ===========  ===========
Number of states............           2            3             3            4            5            5            6           10

Liquidity and Capital Resources

         At December 31, 1997, the Company had working capital of $20.5 million, compared to $2.3 million at December 31, 1996. This increase resulted primarily from the acquisition of current assets (primarily accounts receivable) in excess of current liabilities assumed in new affiliations. Although each new affiliation will have its own specific structure, the Company typically acquires current assets well in excess of the current liabilities it assumes.

         Cash from operations for the year ended December 31, 1997 amounted to $1.3 million. Net income, combined with depreciation and amortization, deferred taxes, and increases in accounts payable and amounts payable to affiliated physician groups provided $16.4 million in cash flows. This was offset by increases in accounts receivable, management fees receivable, due from affiliated physician groups, prepaid and other current assets and other assets and decreases in accrued expenses and other current liabilities totaling $15.1 million. This positive cash flow from operations in 1997 marked an improvement over 1996 and 1995, in which the Company experienced usage of cash in operations of $1.2 million and $0.9 million, respectively.

         The Company had aggregate cash expenditures of $22.4 million and issued or committed to issue an aggregate of 3.5 million shares of its common stock for the acquisition of clinic assets during the year ended December 31, 1997. Of the cash expenditures, $1.0 million was for additional physicians at existing clinics and deferred payments associated with previously completed acquisitions. Capital expenditures amounted to $2.8 million for the year ended December 31, 1997. Although each of the Company's service agreements with its affiliated physician groups requires the Company to provide capital for equipment, expansion, additional physicians and other major expenditures, no specific amounts have been committed in advance. Capital expenditures are made based partially upon the availability of funds, the sources of funds, alternative projects and an acceptable repayment period.

         In November 1997, the Company completed an expansion of its Credit Facility from $25 million to $50 million. The Credit Facility provides for working capital and acquisition financing, subject to certain restrictions. The interest rate is, at the Company's option, either the adjusted 30-day commercial paper rate or one month LIBOR plus 2.70% to 3.25%, or the bank's base rate plus 0.35% to 0.88%, depending on certain debt levels. The Credit Facility, which expires January 2, 2004, contains certain restrictive covenants, including prohibitions on paying dividends, limitations on capital expenditures and maintenance of minimum net worth and certain financial ratios. At December 31, 1997, outstanding borrowings against the Credit Facility were $33.0 million and the effective interest rate was 8.5%. The Company has successfully negotiated expansion of the Credit Facility to $70 million.

         In connection with the August 1997 Christie Clinic affiliation, the Company agreed to lend the physician group a total of $42.7 million, the proceeds of which are being utilized by the group's physicians. An initial loan of $3.0 million was funded in November 1997 and $16.4 million in December 1997, with additional loans of $5.825 million to be funded each December through 2001. This note receivable is recorded in long term receivables in the Company's consolidated balance sheet. The note receivable earns interest at 8% and is an interest-only loan, payable monthly, through November 2007, after which the balance is to be repaid in annual installments through December 2022. After December 2007, an amount equal to one twelfth of the annual amortization is required to be set aside by the physician group each month to fund each upcoming annual installment.

         In connection with the March 1997 Naples affiliation, the Company issued $8.6 million of notes payable in three equal annual installments in April 1998, 1999 and 2000. The notes bear interest at 9%, with interest payable in options to purchase the Company's Common Stock at a price of $9.00 per share (valued in accordance with the Black-Scholes model), provided the market price for the stock is above the exercise price at the time of payment. Interest may be paid in cash at the option of either party if the market price for the stock is $9.00 or less at the time of payment.

         The Company had cash and cash equivalents of $15.8 million at December 31, 1997. In addition to cash, the Company's principal sources of liquidity were accounts receivable of $24.4 million at December 31, 1997 and availability under the working capital portion of the Credit Facility of $7.3 million. The Company believes that the combination of these sources, together with the proceeds of the Offering, will be sufficient to meet its working capital needs for the next twelve months. The Company's future acquisition, expansion and capital expenditure programs will require substantial amounts of capital resources. To meet the capital needs of these programs, the Company will continue to evaluate alternative sources of financing, including short- and long-term bank indebtedness, additional equity and other forms of financing, the availability and terms of which will depend upon market and other conditions. There can be no assurance that additional financing will be available on terms acceptable to the Company.

Berkshire Affiliation

         During the year ended December 31, 1997, Berkshire generated total net revenue of $42.1 million and incurred a net loss of $6.7 million. See Consolidated Financial Statements of Berkshire Physicians & Surgeons, P.C. The Company believes that Berkshire's loss was largely the result of expenses associated with changing the strategic direction of Berkshire to managed care, high outside provider costs, and distributions to newly employed physicians under guaranteed-compensation arrangements not yet commensurate with physician productivity. Under the Company's service agreement with Berkshire, all physician distributions are based upon productivity. The Company estimates that annual physician distributions would have been reduced by $7.2 million had the service agreement been effective throughout 1997. The Company also believes that it can, through PMC, substantially improve Berkshire's managed care operations. See Pro Forma Consolidated Statement of Operations.

                               BUSINESS

General

         ProMedCo is a physician practice management company that consolidates its affiliated physician groups into primary-care-driven multi-specialty networks. The Company focuses on pre-managed-care secondary markets located principally outside or adjacent to large metropolitan areas. The Company believes that the primary care physician increasingly will be the principal point of access to the healthcare delivery system and will, directly or indirectly, control a growing percentage of healthcare expenditures, and it therefore affiliates with physician groups having a primary care orientation.
ProMedCo assists in expanding and integrating the affiliated groups into comprehensive multi-specialty networks to increase their market presence. The groups expand through affiliations with additional primary care physicians and specialists and selective additions of ancillary services. The groups are thus well positioned to become the physician component of locally developing managed care delivery systems. In addition to providing operating and expansion capital, the Company provides its affiliated groups with a broad range of strategic and management expertise and services.

         The Company  currently is  affiliated  with  multi-specialty  physician groups in 11 states, comprised of 435 physicians and 115 mid-level providers (primarily physician assistants and nurse practitioners), and is associated with 540 physicians in associated IPA networks. This includes Berkshire, a multi-specialty physician group comprised of 79 physicians, 15 mid-level providers and 14 IPA physicians with which the Company has agreed to affiliate and is managing on an interim basis. Since the Company's March 1997 initial public offering, the total number of ProMedCo's providers has grown to 1,090 from 192, its annual physician groups revenue has grown to $265 million from $65 million (each on a pro forma basis), and the number of states in which it operates has increased nearly threefold.

         The Company has also significantly augmented its managed care contracting, information systems, and clinical expertise through its December 1997 acquisition of Health Plans, Inc., since renamed PMC. PMC is a provider of medical management services to capitated physician networks. Utilizing state-of-the-art information systems, PMC provides a full range of managed care services to capitated providers, including clinical quality assessment, credentialing, claims processing and payment, referral and utilization management, and case management. PMC is currently providing such services to the Company's associated IPAs and to those of its affiliated groups that have entered into capitation arrangements, together covering over 100,000 managed care capitated lives.

Industry Overview

         The healthcare delivery system in the United States has been undergoing substantial change, largely in response to concerns over the quality and escalating cost of healthcare. National expenditures for healthcare grew from $250 billion in 1980 to $1,035 billion in 1996. Of the total estimated 1996 expenditures, physicians received approximately $202 billion for their own services and controlled an additional $600 billion through the referral of patients for additional care and services provided by others.

         The substantial increase in healthcare expenditures has led to the widespread establishment and growth of MCOs, consisting primarily of HMOs and preferred provider organizations ("PPOs"). As MCO enrollment has grown, so has MCO influence over physicians and other healthcare providers.

MCOs have increased their efforts to reduce costs and bring about greater accountability with respect to the quality and appropriateness of care.

         As a result of increased enrollment in managed care health plans, physicians and other healthcare providers, in order to retain broad access to patients, are seeking to become components of vertically integrated healthcare delivery systems that provide a full range of services for the MCOs that operate those plans. Typically, the physician and hospital components of these integrated systems contract with MCOs to provide medical and hospital services to MCO enrollees pursuant to risk-sharing and other arrangements. Such risk-sharing arrangements commonly consist of "capitated" risk contracts, under which providers undertake to provide a specified range of services for a predetermined fixed fee per enrollee. Such an arrangement results in a greater predictability of revenues, but exposes the provider to the risk of fluctuations in the costs of providing the services. To the extent that patients or enrollees covered by such contracts require more frequent or extensive care than is anticipated, operating margins may be reduced and the revenues derived from such contracts may be insufficient to cover the costs of the services provided. Many physician groups are concluding that, in order to compete effectively in the managed care environment, they need to have greater control over the delivery of a wider range of healthcare services and expenditures. Accordingly, an increasing number of physician groups are entering into capitation arrangements under which they assume contractual risk and responsibility for healthcare provided by others.

         The private practice of medicine remains a largely fragmented market. The American Medical Association reports that, of the approximately 613,000 physicians actively involved in patient care in the United States, only 34% are currently practicing in groups. Many of these are small to mid-sized physician groups, which are at a competitive disadvantage in the managed care environment. They generally do not have the market presence, expertise, or sophisticated cost accounting and quality management systems required for capitated risk-sharing arrangements. In addition, they often lack the capital required to purchase new medical equipment and information systems to enhance the efficiency and quality of their practices.

         Physician groups are increasingly turning to physician-driven organizations such as ProMedCo to provide the professional management expertise and capital required to compete in the managed care environment and otherwise to assist them with the increasingly complex management of physician practices. ProMedCo believes that this has resulted in a need for management organizations committed to preserving the professional autonomy of physician groups and whose economic incentives are fully aligned with those of physicians. Because of the unique position of primary care physicians in managing the delivery of healthcare by both providing primary care and controlling patient referrals, ProMedCo further believes that multi-specialty groups with a substantial primary care orientation are likely to be best positioned to succeed in the emerging managed care environment.

Strategy

         The Company's strategy is to affiliate with leading physician groups in pre-managed-care secondary markets and expand and integrate them into comprehensive multi-specialty networks to increase their market presence and position them to become the physician component of managed care delivery systems as they develop in their local markets. Management believes that it has consistently demonstrated its discipline to follow this strategy by declining to pursue affiliation opportunities that have significantly deviated from it. The key elements of the Company's strategy are as follows:

         Continue to Penetrate Pre-Managed-Care Markets. Notwithstanding the increasing presence of MCOs, managed care is just beginning to reach many communities, located outside or adjacent to large metropolitan areas. ProMedCo seeks to affiliate in such markets with high quality physician groups that recognize the need for outside managerial, financial, and business expertise, that are committed to expanding their practices, and that are, or have the potential to be, the leading multi-specialty groups within their markets.

         Affiliate with Primary-Care-Oriented Multi-Speciality Groups. ProMedCo believes that the primary care physician increasingly will manage the delivery of healthcare services to patients by providing primary care and controlling patient referrals for specialist, hospital, and other healthcare services.
Because of this central role, the Company believes that multi-specialty physician groups with a primary care orientation can more effectively manage capitated risk than other participants in the healthcare delivery system. The Company believes that a single multi-specialty network of primary care physicians and specialists not only provides a comprehensive range of services that is attractive to MCOs, but also offers flexibility to MCOs to contract for a broad or narrow range of physician services.

         Expand Existing Groups. ProMedCo seeks to increase the market presence of each of its affiliated groups within the group's local market. The Company facilitates expansion of the groups through affiliations with and recruitment of other primary care physicians and selected specialists, recruitment of physician extenders, and expansion of selected ancillary services.

         Optimize Managed Care Opportunities. ProMedCo seeks to optimize managed care contracting opportunities initially by affiliating with physician groups having a strong local market presence. At the appropriate time in each market, the Company establishes local systems and programs for the medical management of capitated risk and, as MCOs move into the market, seeks to negotiate favorable managed care contracts. ProMedCo believes that the strong market positions of its affiliated groups, combined with PMC's demonstrated medical management expertise, will enable its affiliated groups to manage such risk effectively while generating new sources of revenue.

         Align Economic Interests. ProMedCo believes that affiliations with practice management organizations whose incentives are fully aligned with the interests of physicians are more attractive to physicians than affiliations with hospitals or MCOs. Accordingly, ProMedCo employs an affiliation structure under which the income of both the Company and the physicians within each group depends upon the operating income of the group, providing a common incentive to expand the group and increase its efficiency.

Development and Operations

    Market Development

         ProMedCo's development objective is to affiliate with leading primary care groups or primary-care-oriented multi-specialty groups within pre-managed-care secondary markets. The Company performs research and market analyses to identify priority markets, which generally are communities that have populations of at least 30,000 and less than 500,000, typically have less than 20% HMO penetration, and meet other market criteria. Such market criteria relate to, among other things, the number of primary care physicians relative to demand, Medicare payment rates, physician group competition, proximity to other ProMedCo groups, the number of hospitals, demographics, population growth, and the likelihood of significant future HMO growth. The Company estimates that there are over 1,200 markets representing a total population of approximately 120 million, and containing an estimated 144,000 physicians generating $50-60 billion in revenues, that currently satisfy its priority market criteria. The Company ranks these markets based upon the degree to which they satisfy its criteria, enabling the Company further to prioritize its development efforts.

         Within its priority markets, ProMedCo seeks to affiliate either with primary care groups or with multi-specialty groups that are committed to the importance of primary care physicians. The Company seeks to affiliate with groups that have a reputation for providing high quality care and have a substantial share of their local markets or the potential to acquire such share. These groups are frequently the largest groups in their markets.

         Once ProMedCo has identified a group meeting its criteria, the Company conducts preliminary discussions to ascertain the group's interest in an affiliation. If such interest is established, the Company conducts site visits, analyzes financial and other data, and conducts an extensive due diligence investigation into the group's operations, leadership, and commitment to long-term growth. Assuming a favorable outcome of the investigation, the Company prepares a comprehensive business plan for presentation to the group and proposes to purchase the group's operating assets and enter into a long-term service agreement. See "--Affiliation Structure."

         Upon affiliation with a group, the Company immediately begins to facilitate expansion of the group within its local market. Group expansion may be accomplished through affiliations with additional primary-care and specialty physicians in the community, recruitment of physicians from outside the community, addition of physician extenders and expansion of ancillary services such as radiology and laboratory services. The Company will also seek to improve the group's profitability through management of expenses and strengthening of existing managed care contracts and conversion to capitation.

    Current Operations

         Giving pro forma effect to the pending affiliation with Berkshire, which the Company is currently managing under an interim service agreement, the Company currently provides medical management expertise to 1,090 providers in 11 states, consisting of approximately 435 physicians and 115 mid-level providers in affiliated physician groups and 540 physicians in associated IPA networks.

         Approximately 60% of the physicians in ProMedCo's affiliated physician groups are primary care providers. The primary care physicians consist of family practitioners, general internists, pediatricians, obstetrician/gynecologists, and urgent-care physicians. Increasingly, these physicians are augmented by mid-level providers, primarily consisting of physician assistants and nurse practitioners, whom the Company believes significantly increase the efficiency of delivery of a group's primary care services. Each of the physician groups also provides, to varying degrees, medical specialty services and ancillary services. Medical specialties currently include anesthesiology, endocrinology, gastroenterology, general surgery, infectious diseases, nephrology, neurology, occupational medicine, orthopedic surgery, otolaryngology, pulmonology, rheumatology, and urology. Each of the physician groups is continually seeking to expand its practice through the addition of primary care physicians and specialties. The physician groups offer, to varying degrees, a range of ancillary services such as audiology, clinical laboratories, diagnostic imaging, and stress testing. The Company and each of its affiliated groups continually evaluate the addition of ancillary services to enhance the growth and profitability of such group.

         The IPAs are organizations of independent primary care providers and specialists that contract to provide physician and other healthcare services to HMOs and other MCOs. The members maintain their individual practices and, through the IPA organization, share information and managed care systems, actuarial and financial analysis, medical management and managed care contract services provided by the Company through PMC.

         The following table sets forth information concerning the Company's providers.

                                                                        Beginning Of
                                                                          ProMedCo                        Mid-Level      Medical
                                                      Location           Affiliation      Physicians     Providers     Specialties
Affiliated Physician Groups:
   North Texas Medical Surgical, P.A...........  Denton, TX            June 1995                   8         --            3
   Abilene Diagnostic Clinic Practices.........  Abilene, TX           December 1995              36         11            9
   Cullman Primary Care, P.C...................  Cullman, AL           March 1996                 11          3            1
   Morgan-Haugh, P.S.C.........................  Mayfield, KY          April 1996                 13          2            6
   HealthFirst Medical Group, P.A..............  Lake Worth, TX        June 1996                  14          7            4
   King's Daughters Clinic, P.A................  Temple, TX            September 1996             44         13           17
   The Medical Group of Northern Nevada........  Reno, NV              October 1996               17         11            7
   Naples Medical Center, P.A..................  Naples, FL            March 1997                 38          4           18
   Beacon Medical Group, P.C.(1)...............  Harrisburg, PA        April 1997                 37          3            7
   Intercoastal Medical Group, Inc.............  Sarasota, FL          August 1997                24          2            4
   Christie Clinic Association.................  Champaign, IL         August 1997                87         39           44
   Thomas-Spann Clinic, P.A....................  Corpus Christi, TX    December 1997              12          1            3
   HealthStar Physicians, P.C..................  Knoxville, TN         December 1997              13          4            6
   Berkshire Physicians &
       Surgeons, P.C.(2).......................  Pittsfield, MA        February 1998              79         15           14
                                                                                              ------    -------
                                                                                                 433        115
IPA Physicians:
   PMC Medical Management IPA..................  Maine and
                                                   New Hampshire       June 1997                 510
   Christie Clinic IPA.........................  Champaign, IL         August 1997                18
   Berkshire Physicians &
      Surgeons IPA(2)..........................  Pittsfield, MA        February 1998              14
                                                                                               -----
                                                                                                 542
         Total Providers.......................  1,090

(1) In December 1997 Beacon Medical Group combined with Cowley Medical Associates, which had become affiliated with ProMedCo effective November 1997.

(2)  Operating   under  an  interim   service   agreement   pending  closing  of
     affiliation.

Management Services

         Upon affiliating with a physician group, ProMedCo immediately assumes the management of all aspects of the group's operations other than the provision of medical services. The operating assets acquired by the Company are provided for the exclusive use of the group, and substantially all non-physician personnel utilized in the group's practice become employees of the Company. ProMedCo provides the full range of administrative services required for the group's operations, including facilities management and the purchase of medical malpractice insurance, supplies, and equipment, and a broad spectrum of financial and accounting services, including budgeting, billing and third-party reimbursement services. The Company also provides each group with operating capital and expansion capital for affiliations with other physicians, additions of ancillary services, and improvements of existing facilities and equipment. As MCOs expand their presence into the local market, the Company provides expertise in the negotiation of managed care contracts and the management of risk-sharing arrangements. Currently, four of the Company's affiliated groups derive a significant portion of their revenues from managed care contracts.

         While the Company provides a centralized source of expertise in all aspects of management, it believes that each physician group presents different operational issues and challenges and therefore employs a system of decentralized local management of each group. The Company generally retains the group's existing administrative staff as ProMedCo employees, adding additional management personnel as the group expands. The physicians in the group continue to maintain full professional control of the practice of medicine, including the hiring and termination of physicians and the setting of practice guidelines and standards. The Company establishes for each group a policy council comprised equally of physicians and ProMedCo representatives to determine the broad strategic and operational policies of the group. See "--Affiliation Structure."

         The Company believes that sophisticated information systems are essential to reducing the cost and improving the quality of healthcare. Basic practice management systems have long been necessary for efficient patient scheduling and registration, billing, and collections. In the future, the integration of financial practice, managed care, and clinical systems is expected to be imperative for physician groups to remain competitive. Clinical systems will provide information in the physician's workplace -- such as case management, practice guidelines, and clinical pathways -- that will facilitate the improvement of patient care. Electronic medical records will automate the clinical workflow and allow access to patient records from multiple sites, thus providing more effective clinical decision support and increasing the quality of care. Systems that effectively measure clinical outcomes and patient satisfaction are likely to become increasingly important as quality becomes a more significant factor in maintaining and increasing market share.

         Rather than attempting to develop its own proprietary information systems, ProMedCo believes it is more cost-effective, in light of the rapidly changing healthcare and information technology environments, to utilize systems developed and proven by independent companies. Although there are many systems currently under development, none is yet available that, in the Company's opinion, effectively addresses all of the evolving needs of physician groups. The Company initially works with its affiliated physician groups to maximize the performance of the groups' existing systems. As MCOs increase their penetration of each group's market, new or enhanced information systems will be implemented as required. Ultimately, the Company expects to interface all of its affiliated clinics with a central data repository for consolidation and evaluation of operating, clinical, and financial data. It has made substantial progress toward that end, having selected its preferred practice management system vendors and having installed a new general ledger software package that it expects to extend to all of its affiliated groups by year end.

         Additionally, the Company significantly augmented its managed care contracting, information systems, and clinical expertise through the acquisition of PMC, a provider of medical management services to capitated providers of physician services. Utilizing state-of-the-art information systems, including some proprietary systems, PMC provides a full range of managed care services to capitated providers, including clinical quality assessment, credentialing, claims processing and payment, referral and utilization management and case management. PMC is currently providing such services, covering over 100,000 MCO members, to the Company's affiliated physician groups that have entered into risk-sharing contracts with MCOs and to the Company's three associated IPAs, the largest of which was being managed by PMC at the time of the acquisition. The Company believes that PMC's information systems and physician network managed care expertise will enable the Company to effectively manage the medical risk undertaken by the Company and its affiliated groups under risk-sharing contracts.

Affiliation Structure

         ProMedCo utilizes an affiliation structure that fully aligns the interests of the Company with those of its physician partners. Moreover, each physician group retains professional autonomy and control over its medical practices through continued ownership and governance of its professional corporation or similar organization.

         When a physician group has agreed to affiliate with ProMedCo, the Company generally purchases the group's operating assets, excluding real estate, and the group enters into a long-term service agreement with the Company in exchange for a combination of Common Stock, cash, other securities of the Company, and/or assumption of certain liabilities. The Company has utilized, and may continue to utilize, Common Stock in payment of a portion of its consideration for the assets of affiliated physician groups.

         The service agreements between the Company and the physician groups are for a term of 40 years and cannot be terminated by either party without cause, consisting primarily of bankruptcy or material default. Under the service agreement, the Company provides the physician group with the facilities and equipment used in the group's medical practice, assumes responsibility for the management of the operations of the practice, and employs substantially all of the non-physician personnel utilized by the group. Upon expiration of the term of a service agreement or in the event of termination, the physician group is required to purchase the assets related to the practice, including intangible assets, then owned by the Company at their current book value. Concurrently with the execution of a service agreement, the physician group is required to enter into an employment contract with each of its physicians, typically for an initial term of five years. In those affiliations involving the Company's purchase of the group's operating assets, the employment contract provides for the repayment by the physician of all or a portion of the physician's share of the consideration paid by ProMedCo for such assets and service agreement in the event of the physician's breach of the contract. Each physician group also enters into an agreement not to compete with the Company, and each physician's employment contract includes an agreement not to compete with the physician group during the period of his or her employment and for a period of time thereafter, typically two years. The employment contract also provides that the Company is a third-party beneficiary entitled to enforce the repayment provision and the agreement not to compete.

         The income of both the Company and the physicians within each group is dependent upon the operating income of the group. Under its service agreement, the Company receives a fixed percentage (typically 15-20%) of group operating income, which is defined as the group's net revenue less certain contractually agreed-upon clinic expenses before physician salaries and other physician-related expenses. In addition, the Company typically receives implementation and transitional fees in return for significant up-front services required in the first one to three months of the affiliation. The distribution to the Company is increased or decreased by a percentage (typically ranging from 25% to 50%) of the group's surplus or deficit, respectively, arising from risk-sharing arrangements pursuant to capitated managed care contracts. Thus, both the Company and the physicians have incentives to improve the group's operating income and revenue surplus under risk-sharing arrangements, and both share the risk that the group may have limited or no operating income or a deficit under its risk-sharing arrangements. Although the risk-sharing provisions did not have a material effect upon the Company's operating income through 1997, the Company expects such provisions to become significant as managed care emerges in its groups' local markets and its groups increase their participation in risk-sharing arrangements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         The policy council established for each group is comprised equally of physicians and ProMedCo representatives. The council meets periodically to consider and determine broad policies regarding strategic and operational planning, marketing, arrangements with MCOs, and other major issues involved in the group's operations. This ensures that the physicians within each group retain a significant voice in the expansion and operation on their group, while benefiting from ProMedCo's management experience and expertise.

Competition

         The physician practice management industry is highly competitive. The Company is subject to significant competition both in affiliating with physician groups and in seeking managed care contracts on behalf of its affiliated groups. Its competitors include hospitals, managed care organizations, other physician groups, and other physician practice management companies. Many of the Company's competitors are larger, have substantially greater resources, and have longer established relationships with purchasers of healthcare services than the Company. There can be no assurance that the Company will be able to compete effectively, that additional competitors will not enter the market, or that such competition will not make it more difficult to enter into affiliations with physician groups on terms beneficial to the Company.

         The Company also experiences competition in the recruitment and retention of qualified physicians and other healthcare professionals on behalf of its affiliated physician groups. There can be no assurance that the Company will be able to recruit or retain a sufficient number of qualified physicians and other healthcare professionals to continue to expand its operations.

Government Regulation

         As a participant in the healthcare industry, the Company's operations and relationships are subject to extensive and increasing regulation by a number of governmental entities at the federal and state levels.
 The Company believes its operations are in material compliance with applicable laws. Because the structure of its relationship with physician groups is relatively new, however, many aspects of the Company's business operations have not been the subject of state or federal regulatory interpretation. There can therefore be no assurance that a review of the Company's or the affiliated physicians' business by courts or regulatory authorities will not result in a determination that could adversely affect the operations of the Company or that the healthcare regulatory environment will not change so as to restrict or require modification of the Company's or its affiliated physician groups' operations or limit their liability to expand.

         The Company estimates that approximately 25% of the net physician groups revenue of the Company is derived from payments made by government-sponsored healthcare programs (principally Medicare and Medicaid). As a result, any change in government reimbursement regulations, policies, practices, interpretations, or statutes could adversely affect the operations of the Company. There are also state and federal civil and criminal status imposing substantial penalties, including civil and criminal fines and imprisonment, on healthcare providers that fraudulently or wrongfully bill governmental or other third-part payors for healthcare services.

         The laws of many states prohibit business corporations such as the Company from practicing medicine and employing physicians to practice medicine. The Company performs only non-medical administrative services, does not hold itself out as a provider of medical services, and does not exercise influence or control over the practice of medicine by the physicians with whom it is affiliated. Accordingly, the Company believes it is not in violation of applicable state laws relating to the practice of medicine. In addition to prohibiting the practice of medicine, numerous states limit the ability of entities such as the Company to control physician revenues or to receive portions of such revenues in excess of the value of services provided. In most states, such so-called "fee-splitting" laws provide that the laws are violated only if a physician shares fees with a referral source. The Florida Board of Medicine, however, has recently interpreted the Florida fee-splitting law very broadly so as arguably to include the payment of any percentage-based management fee, even to a management company that does not refer patients to the managed group. The interpretation of the Florida Board of Medicine has been appealed. If it is not reversed, the decision could require modification of the service agreements covering the Company's affiliated groups in Florida. There can be no assurance that further action by government authorities regarding the structure of the Company's relationship with its affiliated physician groups and managed IPAs, in Florida or elsewhere, will not have an adverse effect upon the Company.

         Certain provisions of the Social Securities Act, commonly referred to as the fraud and abuse provisions, prohibit the payment or receipt of any form of remuneration in return for the referral of Medicare or Medicaid patients care opportunities, or in return for the recommendation, arrangement, purchase, lease, or order of items or services that are covered by Medicare or Medicaid programs. Many states have adopted similar prohibitions against payments that are intended to induce referrals of Medicaid and other third-party payor patients. Although the Company believes that neither it nor any of its affiliated physician groups is in violation of any such prohibitions, its operations do not fit within any of the existing or proposed federal safe harbors and may therefore be subject to challenge.

         Significant prohibitions against physician referrals were enacted by Congress in the Omnibus Budget Reconciliation Act of 1993. Subject to certain exemptions, a physician or a member of his or her immediate family is prohibited by this legislation from referring Medicare or Medicaid patients to an entity providing "designated health services" in which the physician has an ownership or investment interest or with which the physician has entered into a compensation arrangement. Some states have also enacted similar so-called "physician self-referral" laws, and additional states may follow. The Company believes that its practices fit within exemptions contained in such statutes. Nevertheless, expansion of the operations of the Company to certain jurisdictions may require structural and organizational modifications of the Company's relationships with physician groups to comply with new or revised state statutes.

         Because the Company's affiliated physician groups remain separate legal entities, they may be deemed competitors subject to a range of antitrust laws that prohibit anti-competitive conduct, including price fixing, concerted refusals to deal, and division of market. The Company intends to comply with such state and federal laws in its development of integrated healthcare delivery networks, but there can be no assurance that a review of the Company's business by courts or regulatory authorities will not result in a determination that could adversely affect the operation of the Company and its affiliated physician groups.

         Several states regulate the managed care support activities of organizations other than insurers. In particular, claims administration and utilization review functions may require licensure and the various elements of the operations of the Company may be subject to regulation. The Company believes that PMC holds all necessary licenses for its business activities. However, it cannot be assured that it will receive necessary regulatory approvals for all states in which it intends to conduct business, nor that the applicable operational requirements will not adversely affect the profitability of the Company.

         As a result of the continued escalation of healthcare costs and the inability of many individuals to obtain health insurance, numerous proposals have been or may be introduced in the U.S. Congress and state legislators relating to healthcare reform. There can be no assurance as to the ultimate content, timing, or effect of any healthcare reform legislation, nor is it possible at this time to estimate the impact of potential legislation, which could be material, on the Company.

Insurance

         The Company's affiliated physician groups maintain medical malpractice liability insurance in the amount of $1 million per occurrence and $3 million in the aggregate. The Company is named as the additional insured on the policies maintained by each of its affiliated groups. The Company also maintains general liability and umbrella coverage, including excess malpractice coverage of $5 million per occurrence and $5 million in the aggregate. The cost and availability of such coverage has varied widely in recent years. The Company maintains individual and aggregate stop-loss insurance coverage with respect to its and its affiliated groups' risk-sharing contracts. While the Company believes its insurance coverage is adequate for its current operations, there can be no assurance that the coverage maintained by the Company will be sufficient to cover all future claims or will continue to be available in adequate amounts or at a reasonable cost.

Employees

         The Company currently employs approximately 2,400 people, giving effect to the Berkshire affiliation, including those employed in its corporate office. The Company is not party to any collective bargaining agreement with a labor union and considers its relations with its employees to be good. The Company does not employ any of the physicians practicing in its affiliated groups.

Properties

         The Company currently leases approximately 5,500 square feet of space at 801 Cherry Street in Fort Worth, Texas, where its headquarters are located, under a lease terminable upon 60 days' notice by either party. The Company believes these facilities are adequate for its current uses and that additional space is available to accommodate its anticipated growth.

         The Company leases, subleases, or occupies pursuant to its service agreements the clinic facilities at which its affiliated physician groups conduct their practices. The leases have varying terms ranging from month-to-month to ten years. The Company anticipates that as the affiliated practices continue to grow and add new services, expanded facilities will be required.

Legal Proceedings

         The Company and its affiliated physician groups are from time to time subject to medical malpractice claims and other various claims and legal actions that arise in the ordinary course of business. Such claims, if successful, could result in substantial damage awards that may exceed the limits of insurance coverage. The Company does not engage in the practice of medicine or provide medical services, nor does it control the practice of medicine by its affiliated physician groups or the compliance with regulatory requirements directly applicable to such groups. Nevertheless, there can be no assurance that the Company will not become subject to such claims in the future.

                                  MANAGEMENT

         The following table sets forth certain information regarding the directors and executive officers of the Company:

Name                                                Age                          Position
H. Wayne Posey (1)(2)............................    59   President, Chief Executive Officer, and Director
Dale K. Edwards..................................    35   Senior Vice President-- Development
Deborah A. Johnson...............................    45   Senior Vice President-- Administration and
                                                          Secretary
Charles W. McQueary..............................    45   Senior Vice President-- Operations
Robert M. Sontheimer.............................    57   Senior Vice President-- Managed Care
Robert D. Smith..................................    37   Vice President-- Finance
Gregory A. Wagoner, M.D..........................    51   Vice President-- Medical Affairs
Richard E. Ragsdale (1)(2)(3)....................    54   Chairman and Director
David T. Bailey, M.D.(4).........................    52   Director
Charles J. Buysse, M.D...........................    52   Director
E. Thomas Chaney (1)(2)(3).......................    55   Director
James F. Herd, M.D...............................    61   Director
Jack W. McCaslin(4)..............................    58   Director


(1)   Member of Executive Committee
(2)   Member of Compensation Committee
(3)   Member of Option Committee
(4)   Member of Audit Committee


          H. Wayne Posey, a co-founder of the Company, has been the President, Chief Executive Officer, and a Director of the Company since its inception. Mr. Posey was a healthcare consultant from 1975 until 1994, most recently as the principal in charge of the healthcare services division of McCaslin & Company, P.C., a public accounting and consulting company in Fort Worth, Texas. Mr. Posey was employed by Hospital Affiliates International, Inc., a publicly owned hospital management company, from 1970 until 1975, holding the positions of Controller, Vice President and Controller, and Senior Vice President of Operations, and he also served on the company's Board of Directors and Executive Committee. He serves as a director of Gentle Dental Services Corporation, a publicly held dental practice management company.

          Dale K. Edwards has served as a Vice President of the Company with primary responsibility for developing affiliations with physician groups since November 1994 and as Senior Vice President since July 1997. From November 1993 to November 1994, Mr. Edwards was Vice President of Physician Network Development with Columbia/HCA Healthcare Corporation, an integrated healthcare delivery company, and with Medical Care America, Inc., a publicly owned operator of outpatient surgical centers, prior to its acquisition by Columbia/HCA. From 1991 to 1993, Mr. Edwards was Vice President of Managed Care and Regional Vice President of Sales of Medical Care America. Previously, he was employed by HealthPlus, a regional HMO in the Sate of Washington, as an Account Executive.

          Deborah A. Johnson has served as Senior Vice President -- Administration of the Company since October 1996 and as Secretary since February 1997. From February 1995 to October 1996 Ms. Johnson was, successively, Senior Vice President -- Operations and Senior Vice President --Administration of MedPartners, Inc., a physician practice management company. From 1978 to 1994
Ms. Johnson served in various executive capacities with Humana Inc., an integrated healthcare delivery company, Galen Health Care, Inc., a hospital management company, and Columbia/HCA. Her positions have included Legal Counsel, Director of Strategic Planning, Vice President-Information Systems, and Vice President-Internal Audit.

          Charles W. McQueary has served as Senior Vice President -- Operations of the Company since December 1997. Prior to joining the Company, he was Regional Vice President for MedPartners, Inc., a publicly traded physician practice management company, from November 1995 to May 1997. He served as Chief Operating Officer and Chief Financial Officer of Asthma and Allergy Care America, Inc., a physician practice management company, from September 1993 to November 1995, as Senior Vice President and Chief Financial Officer of Lifetime Corporation, a publicly traded home healthcare company which wholly owned Kimberly Quality Care. From October 1987 to September 1993, Mr. McQueary was president of his own privately held consulting firm, specializing in healthcare acquisitions and physician practice management.

          Robert M. Sontheimer has served as Senior Vice President with primary responsibility for managed care services to affiliated physicians and formation and management of IPA networks since December 1997. He was the founder of PMC, the capitation management services provider acquired by the Company in December 1997, and has served as its president and chief executive officer since September 1992.

          Robert D. Smith served as Vice President and Controller of the Company since January 1997 and Vice President -- Finance since April 1, 1998. From September 1996 to January 1997, Mr. Smith was Controller of Rykoff-Sexton, Inc., a publicly owned foodservice distribution company. He was Controller of US Foodservice, a privately owned foodservice distribution company, from November 1993 until its merger with Rykoff-Sexton in 1996. Mr. Smith was employed by White Swan, Inc., a privately owned foodservice distribution company, from July 1992 until it was acquired by US Foodservice in 1993. He joined White Swan as its Controller and subsequently served as Chief Financial Officer and was a member of its board of directors. Prior to joining White Swan, Mr. Smith was a Senior Manager with Ernst & Young.

          Gregory A. Wagoner, M.D., who also holds an M.B.A. degree, has been Vice President --Medical Affairs of the Company since December 1997. He also serves as Medical Director of PMC, a position he has held since April 1997. From 1995 to March 1997 he served as Vice President of Medical Affairs of FHP International Corporation, an HMO that was publicly held until its acquisition in February 1997. From 1991 to 1994, he served as Regional Medical Director with Cigna HealthCare of California.

          Richard E. Ragsdale, a co-founder of the Company, has served as the Chairman of its Board of Directors since its inception. He was also a co-founder and has served as the Chairman of the Board of Directors of Community Health Systems, a non-urban hospital management company, since its inception in 1985, and has been a director of The RehabCare Group, Inc., a publicly owned rehabilitation services management company, since 1993.

     David T. Bailey, M.D. has served as a Director of the Company since January 1996. Dr. Bailey also serves as President of Abilene Diagnostic Clinic, P.L.L.C., a ProMedCo affiliated physician group. Dr. Bailey is Board Certified with the American Board of Family Practice and has been a full-time practicing family physician since 1973. He has served as Chairman of the Department of Family Practice both at Hendrick Medical Center and Abilene Regional Hospital in Abilene. He also served as Chairman of the Board Trustees at Abilene Christian Schools from 1983 to 1994.

          Charles J. Buysse, M.D. has been in the private practice of medicine in Naples, Florida, since 1975. He is President of Naples Medical Center, P.A., a ProMedCo affiliated physician group, and has been a Director of the Company since November 1997.

          E. Thomas Chaney has served as President, Chief Executive Officer, and as director of Community Health Systems, Inc., which he co-founded in 1985, since its inception. A co-founder of the Company, he has served as a Director since its inception.

          James F. Herd, M.D. has been in private practice in obstetrics and gynecology in Fort Worth, Texas since 1968. During 1994, he was the President of the Tarrant County Medical Society. From 1986 to 1990, he served as Chief and Vice Chief of Staff of Harris Methodist Hospital in Fort Worth.
He has been a Director of the Company since its inception in July 1994.

     Jack W. McCaslin has been the managing principal of McCaslin & Company, P.C. and its predecessor, McCaslin, Wright & Greenwood, P.C. since 1983. He has served as a Director of the Company since its inception.

          The Board of Directors has established an Executive Committee, a Compensation Committee, an Option Committee, and an Audit Committee. The Executive Committee exercises the powers of the Board of Directors in the management of the business and affairs of the Company between Board meetings to the extent permitted by applicable law. The Compensation Committee reviews and determines the compensation of executive officers. The Option Committee administers the Company's option plan and determines the grant of options to persons eligible under the plans. The Audit Committee's functions include recommending to the Board of Directors the engagement of the Company's independent public accountants, reviewing with such accountants the plans for and the results and scope of their auditing engagement, and certain other matters relating to their services provided to the Company, including the independence of such accountants.

                 PRINCIPAL AND SELLING STOCKHOLDERS

          The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of April 13, 1998 by (i) each person who is known by the Company to be the beneficial owner of more than five percent of the Company's outstanding Common Stock, (ii) each Director of the Company, (iii) certain executive officers of the Company, (iv) the Selling Stockholder, and (v) all Directors and executive officers of the Company as a group, together with their respective percentage ownership of such shares before the Offering and as adjusted to reflect the sale of Common Stock offered hereby. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Unless otherwise indicated, the address of each stockholder is: c/o ProMedCo Management Company, 801 Cherry Street, Suite 1450, Fort Worth, Texas 76102.

                                                                                                Shares Beneficially
                                                  Shares Beneficially Owned                          Owned After
Number and Address                                 Before the Offering(1)        Shares            the Offering
of Beneficial Owner                                 Number         Percent      Being Sold      Number      Percent
H. Wayne Posey................................       1,544,665        11.2%        400,000      1,144,665        5.8%
Richard E. Ragsdale...........................       2,021,540        14.6%             --      2,021,540       10.7%
David T. Bailey, M.D.(2)......................           2,350           *              --          2,350          *
Charles J. Buysse, M.D........................           2,200           *              --          2,200          *
E. Thomas Chaney..............................       1,114,780         8.3%             --      1,114,780        5.7%
James F. Herd, M.D............................         155,020         1.2%             --        155,020          *
Jack W. McCaslin..............................         377,952         2.9%             --        377,952        2.0%
Robert D. Smith...............................          11,500           *              --         11,500          *
Robert M. Sontheimer..........................         278,593         2.1%             --        278,593        1.5%
Charles W. McQueary...........................           8,000           *              --          8,000          *
Richard D'Antoni..............................         321,000         2.4%             --        321,000        1.7%
Dale K. Edwards...............................         104,000           *              --        104,000          *
R. Alan Gleghorn..............................          69,400           *              --         69,400          *
Deborah A. Johnson............................          31,666           *              --         31,666          *
Abilene Diagnostic Clinic, P.L.L.C.                  1,994,250        15.4%             --      1,994,250        0.5%
T. Rowe Price Associates(3)...................         844,900         8.3%             --        844,900
Bessemer Venture Partners III L.P.(4)                  691,528         6.9%             --        691,528
All Directors and executive officers
   as a group (12 persons)....................       5,083,991        39.2%        400,000      4,683,991       26.8%

---------------------
*    Less than 1%

(1) Includes shares issuable upon the exercise of options that are exercisable withing 60 days of the date of this Prospectus. The shares underlying such options are deemed to be outstanding for the purpose of computing the percentage of outstanding stock owned by such persons individually and by each group of which they are a member, but are not deemed to be outstanding for the purpose of computing the percentage of any other person.
(2) Excludes 1,994,250 shares held by Abilene Diagnostic Clinic, P.L.L.C., of which Dr. Bailey is President.
(3) Based upon a Schedule 13G filed with the Securities and Exchange Commission (the "Commission") on February 10, 1998. The stockholder has sole investment power with respect to all of such shares and sole voting power with respect to 362,300 of such shares. These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates expressly disclaims that it is in fact, the beneficial owner of such securities. The address of T. Rowe Price Associates is 100 East Pratt Street, Baltimore, Maryland 21202.

(4) Based upon a Schedule 13G filed with the Commission on February 12, 1998. Comprised of 655,310 shares as to which the owner has sole investment and voting power and 36,218 shares as to which it has shared investment and voting power. The address of Bessemer Venture Partners is 1025 Old Country Road, Suite 205, Westbury, New York 11590.

                      SHARES ELIGIBLE FOR FUTURE SALE

         On a pro forma basis after giving effect to the Offering and the pending Berkshire affiliation, 18,802,226 shares of Common Stock (19,762,226 if the Underwriters' over-allotment option is exercised in full) were outstanding as of December 31, 1997. Upon completion of the Offering, or %, of such shares may be sold without restriction under the Securities Act. The remaining shares are "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act (the "Restricted Shares"), and may be publicly resold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144.

     In general, under Rule 144 as currently in effect, a person who has beneficially owned Restricted Shares for at least one year, including an "affiliate" of the Company, is entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of 1% of the then outstanding shares of Common Stock of the Company or the average weekly trading volume of Common Stock on the open market during the four calendar weeks preceding the date of which notice of the sale is filed with the Commission. Sales under Rule 144 are subject to certain restrictions relating to manner of sale, notice and availability of current public information about the Company. A person who has not been an "affiliate" at any time during the 90 days preceding a sale, and who has beneficially owned shares for at least two years, is entitled to sell such shares free of certain of these restrictions.

         The shares of Common Stock offered hereby may be resold without restriction under the Securities Act except for any such shares acquired by an "affiliate" of the Company, which shares will be subject to the resale limitations of Rule 144. The Company is unable to make any prediction as to the effect, if any, that the availability of Common Stock for sale, or the future sales of Common Stock, under Rule 144 or otherwise, will have on the prevailing market price of Common Stock. Sales of substantial amounts of Common Stock in the public market, or the perception of the availability of shares for sale, could adversely affect the prevailing market price of the Common Stock.

         The Company's directors and officers have agreed not to dispose of any shares of Common Stock for a period of 90 days from the date of this Prospectus, other than pursuant to the Offering, without the prior written consent of Piper Jaffray Inc., as representative of the Underwriters. See "Underwriting."

         Certain holders have demand and "piggyback" registration rights with respect to shares of Common Stock held by them or issuable to them, which rights allow them to require the Company, subject to certain conditions, to file a registration statement covering the sale of such shares. In addition, the Company has filed a registration statement covering approximately shares of Common Stock reserved for issuance under the Company's stock option plans.

                            UNDERWRITING

         The Underwriters named below have agreed, subject to the terms of a Purchase Agreement, to purchase from the Company and the Selling Stockholder the number of shares of Common Stock set forth opposite their names below. The Underwriters are committed to purchase and pay for all such shares if any are purchased.

                                                                       Number
         Name                                                         of Shares

         Piper Jaffray Inc.......................................
         Bear, Stearns & Co. Inc.................................
         Cowen & Company.........................................

                   Total.........................................

         The Underwriters have advised the Company and the Selling Stockholder that they propose to offer the shares directly to the public at the public offering price set forth on the cover page of this Prospectus and to selected dealers at such price less a concession not in excess of $ per share. The Underwriters may allow and such dealers may reallow a concession not in excess of $ per share to certain other brokers and dealers. After the public offering, the public offering price, concession and reallowance, and other selling terms may be changed by the Underwriters.

         The Company has granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, under which the Underwriters may purchase up to an additional 960,000 shares of Common Stock from the Company at the Price to Public less the Underwriting Discount set forth on the cover page of the Prospectus. The Underwriters may exercise the option only to cover over-allotments, if any. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as it was obligated to purchase under the Purchase Agreement.

         The officers and directors of the Company, who will beneficially own in the aggregate shares of Common Stock upon completion of the Offering, have agreed that they will not sell, offer to sell, distribute, or otherwise dispose of any shares of Common Stock owned by them for a period of 90 days after the date of this Prospectus, without the prior written consent of Piper Jaffray Inc. The Company has agreed that it will not, without the prior written consent of Piper Jaffray Inc., offer, sell, issue, or otherwise dispose of any shares of Common Stock, options, or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock during the 90-day period following the date of this Prospectus, except that the Company may issue shares upon the exercise of options and warrants granted prior to the date hereof, may grant additional options under its stock option plans, and may issue Common Stock in connection with affiliations with new physician groups.

         The Company and the Selling Stockholder have agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

         In order to facilitate the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock during and after the Offering. Specifically, the Underwriters may over-allot or otherwise create a short position in the Common Stock for their own account by selling more shares of Common Stock than have been sold to them by the Company. The Underwriters may elect to cover any such short position by purchasing shares of Common Stock in the open market or by exercising the over-allotment option granted to the Underwriters. In addition, the Underwriters may stabilize or maintain the price of the Common Stock by bidding for or purchasing shares of Common Stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the Offering are reclaimed if shares of Common Stock previously distributed in the Offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the Common Stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the Common Stock to the extent that it discourages resales thereof. No representations are made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

         In connection with this Offering, certain Underwriters (and selling group members) may also engage in passive market making transactions in the Common Stock on the Nasdaq National Market. Passive market making consists of displaying bids on the Nasdaq National Market limited by the prices of independent market makers and effecting purchases limited by such prices and in response to order flow. Rule 103 of Regulation M promulgated by the Commission limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

                              LEGAL MATTERS

         The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Dyer Ellis & Joseph P.C., Washington, D.C. Certain legal matters with respect to such securities will be passed upon for the Underwriters by Vinson & Elkins L.L.P., Dallas, Texas.

                                  EXPERTS

         The consolidated financial statements of the Company as of December 31, 1996 and 1997 and for the years ended December 31, 1995, 1996, and 1997 included in this Prospectus and elsewhere in the Registration Statement (as defined herein) have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

         The financial statements of Southwest Florida Clinical Practices and IMG, Inc. incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

         The financial statements of Health Plans, Inc. appearing in the Company's Current Report on Form 8-K dated February 17, 1998 for the year ended December 31, 1996, have been audited by Ernst

& Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements referred to above are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Berkshire Physicians & Surgeons, P.C. as of December 31, 1996 and 1997 and for the years ended December 31, 1996 and 1997 included in this Prospectus have been audited by Coopers & Lybrand,L.L.P. independent accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                          AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, the Company files reports, proxy and information statements and other information with the Commission. The reports, proxy and information statements and other information can be inspected and copied at the public reference facilities that the Commission maintains at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the Commission at the principal offices of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

         The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act, with respect to the Common Stock. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in this Prospectus concerning the contents of any documents referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description, and each such statement shall be deemed qualified in its entirety by such reference.

         The Common Stock is quoted on the Nasdaq National Market under the symbol "PMCO." Reports, proxy and information statements and other information concerning the Company may be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission under the Exchange Act are hereby incorporated by reference into this Prospectus:

         (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

         (b) the description of the Common Stock contained in the Company's Form 8-A Registration Statement filed with the Commission on March 3, 1997 (File No. 0-21373);

         (c) the Company's definitive proxy statement for its 1998 Annual Meeting of Stockholders filed with the Commission on April , 1998;

         (d) the financial statements of Southwest Florida Clinical Practices, included in the Company's Amendment to Report on Form 8-K filed with the Commission on July 7, 1997;

         (e) the financial statements of IMG, Inc. (formerly known as Intercoastal Medical Group, Inc.), included in the Company's Amendment to Report on Form 8-K filed with the Commission on December 22, 1997; and

         (f) the financial statements of Health Plans, Inc., included in the Company's Amendment to Report on Form 8-K filed with the Commission on February 17, 1998.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents.

         Any statement or information contained herein or in any document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement or information contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement or information. Any such statement or information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to any person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits to such documents). Requests for such copies should be directed to .

                              INDEX TO FINANCIAL STATEMENTS


ProMedCo Management Company
Pro Forma Consolidated Financial Statements (Unaudited)...................................................  F-2
         Pro Forma Consolidated Balance Sheet as of December 31, 1997 (Unaudited).........................  F-3
         Pro Forma Consolidated Statement of Operations for the Year Ended
              December 31, 1997 (Unaudited)...............................................................  F-4
         Notes to Pro Forma Consolidated Financial Statements (Unaudited).................................  F-5
Consolidated Financial Statements:
         Report of Independent Public Accountants.........................................................  F-10
         Consolidated Balance Sheets as of December 31, 1996 and 1997                                       F-11
         Consolidated Statements of Operations for the Three Years Ended
              December 31, 1997...........................................................................  F-13
         Consolidated Statements of Stockholders' Equity for the Three
              Years Ended December 31, 1997...............................................................  F-14
         Consolidated Statements of Cash Flows for the Three Years Ended
              December 31, 1997...........................................................................  F-15
         Notes to Consolidated Financial Statements.......................................................  F-16

Berkshire Physicians & Surgeons, P.C.
Consolidated Financial Statements:
         Report of Independent Accountants................................................................  F-33
         Consolidated Balance Sheets as of December 31, 1996 and 1997                                       F-34
         Consolidated Statements of Operations for the years ended
              December 31, 1996 and 1997..................................................................  F-35
         Consolidated Statements of Changes in Shareholders' Equity (Deficit)
              for the years ended December 31, 1996 and 1997..............................................  F-36
         Consolidated Statements of Cash Flows for the years ended
              December 31, 1996 and 1997..................................................................  F-37
         Notes to Consolidated Financial Statements.......................................................  F-38


                 PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


         The pro forma consolidated balance sheet presented below gives effect to the pending Berkshire Affiliation and the Offering as if such transactions had occurred on December 31, 1997.

         The pro forma consolidated statement of operations for the year ended December 31, 1997, gives effect to the 1997 Affiliations, the Christie affiliation, the pending Berkshire affiliation and the Offering as if such transactions had been completed on January 1, 1997. The pro forma consolidated statement of operations is based on the financial statements of the Company and the affiliated physician groups, giving effect to the pending Berkshire Affiliation and the 1997 Affiliations under the purchase method of accounting, and the assumptions and adjustments in the accompanying notes to pro forma consolidated financial information.

         The pro forma consolidated financial statements have been prepared by management based on the audited financial statements of the affiliated physician groups, adjusted where necessary to reflect the affiliations and related operations as if the service agreements between the Company and such groups had been in effect during the entire periods presented. These pro forma consolidated financial statements are presented for illustrative purposes only and are not indicative of the results that would have occurred if the pending Berkshire affiliation, the 1997 Affiliations or the Christie affiliation had been completed on January 1, 1997 or that may be obtained in the future. The pro forma consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto of the Company and Berkshire Physicians & Surgeons, P.C. included elsewhere in this Prospectus and for, Abilene Diagnostic Clinic, P.L.L.C. included in the Company's registration statement on Form S-1 and related prospectus dated March 12, 1997, the Southwest Florida Clinic Practices included in the Company's Current Report on Form 8-K dated April 23, 1997, IMG, Inc. included in the Company's Current Report on Form 8-K dated October 8, 1997 and Health Plans, Inc., included in the Company's Current Report on Form 8-K dated December 2, 1997.

                          Pro Forma Consolidated Balance Sheet
                                    December 31, 1997
                                     (Unaudited)

                                                        Berkshire      Berkshire                         Offering         Pro Forma
                                        Historical   Historical (a)  Adjustments         Pro Forma    Adjustments (e)   as Adjusted
Cash................................  $  15,760,920  $   1,185,042   $          --    $  16,945,962  $   35,264,361  $   52,210,323
Accounts receivable.................     24,420,979      4,402,454              --       28,823,433                      28,823,433
Management fee receivable...........      1,938,464             --              --        1,938,464              --       1,938,464
Due from affiliated physician
  groups............................      2,870,607             --              --        2,870,607              --       2,870,607
Prepaid expense and other current
  assets............................      4,960,385      1,397,271              --        6,357,656              --       6,357,656
                                      -------------  -------------   -------------    -------------  --------------  --------------
    Total current assets............     49,951,355      6,984,767              --       56,936,122      35,264,361      92,200,483

Property and equipment..............     10,590,561      4,649,052      (3,577,791)(b)   11,661,822              --      11,661,822
Intangible assets...................     77,195,351             --      28,930,476 (a)  106,125,827              --     106,125,827
Long term receivables...............     23,915,884             --              --       23,915,884              --      23,915,884
Other assets........................      1,312,999        220,083              --        1,533,082              --       1,533,082
                                      -------------  -------------   -------------    -------------  --------------  --------------
    Total assets....................  $ 162,966,150  $  11,853,902   $  25,352,685    $ 200,172,737  $   35,264,361  $  235,437,098
                                      =============  =============   =============    =============  ==============  ==============

Accounts payable....................  $   6,687,168  $   3,774,701   $          --    $  10,461,869  $           --  $   10,461,869
Payable to affiliated physician
  groups............................      6,562,903             --              --        6,562,903              --       6,562,903
Accrued physician compensation                   --      1,879,175             --         1,879,175              --       1,879,175
Accrued salaries, wages and benefits      2,895,023      1,552,711             --         4,447,734              --       4,447,734
Accrued expenses and other current
  liabilities.......................      2,512,769             --              --        2,512,769              --       2,512,769
Deferred income tax liability               174,101             --             --           174,101              --         174,101
Current maturities of notes payable       3,676,365      7,569,132      (7,569,132)(b)    3,676,365              --       3,676,365
Current portion of obligations under
  capital leases....................        609,591        644,665        (644,665)(b)      609,591              --         609,591
Current portion of deferred purchase
  price.............................      5,265,713             --              --        5,265,713              --       5,265,713
Income taxes payable................      1,051,050             --              --        1,051,050              --       1,051,050
                                      -------------  -------------   -------------    -------------  --------------  --------------
    Total current liabilities            29,434,683     15,420,384      (8,213,797)      36,641,270              --      36,641,270

Notes payable, net of current
  maturities........................     39,688,325        339,172        (339,172)(b)   53,755,964     (47,035,639)      6,720,325
                                                                        14,067,639 (d)
Obligations under capital leases, net
  of current portion................      1,073,886      2,014,670      (2,014,670)(b)    1,073,886              --       1,073,886
Deferred purchase price, net of
  current portion...................      7,318,526             --              --        7,318,526              --       7,318,526
Convertible subordinated notes
  payable...........................      1,765,058             --       9,632,361 (d)   11,397,419              --      11,397,419
Deferred income tax liability             1,103,876             --              --        1,103,876              --       1,103,876
Other long term liabilities               1,963,059             --              --        1,963,059              --       1,963,059
                                      -------------  -------------   -------------    -------------  --------------  --------------
  Total liabilities.................     82,347,413     17,774,226      13,132,361      113,254,000     (47,035,639)     66,218,361

Common stock........................        106,868            334            (334)(c)      111,368          60,000         171,368
                                                                             4,500 (d)
Additional paid in capital..........     58,946,838        593,052        (593,052)(c)   65,242,338      82,240,000     147,482,338
                                                                         6,295,500 (d)
Common stock to be issued...........     20,121,059             --      20,121,059               --      20,121,059
Stockholder notes receivable               (369,665)      (335,204)        335,204 (c)     (369,665)             --        (369,665)
Accumulated earnings (deficit)            1,813,637     (6,178,506)      6,178,506 (c)    1,813,637              --       1,813,637
                                      -------------  -------------   -------------    -------------  --------------  --------------
  Total stockholders' equity             80,618,737     (5,920,324)     12,220,324       86,918,737      82,300,000     169,218,737
                                      -------------  -------------   -------------    -------------  --------------  --------------
  Total liabilities and stockholders'
    equity..........................  $ 162,966,150   $  11,853,902   $ 25,352,685    $ 200,172,737  $   35,264,361  $  235,437,098
                                      =============   =============   =============   =============  ==============  ==============

                 Pro Forma Consolidated Statement of Operations
                    for the Year Ended December 31, 1997
                                    (Unaudited)

                                           1997         1997        Berkshire     Berkshire                 Offering      Pro Forma
                        Historical(f) Transactions(g) Adjustments  Affiliation   Adjustments   Pro Forma  Adjustments(w) as Adjusted
Physician groups
   revenue, net.......  $127,716,775  $95,005,638    $       --     $42,128,650  $        --    $264,851,063   $       $264,851,063

Less: Amounts retained
   by physician group     47,075,240   28,631,514    (28,631,514)(h) 14,877,480   (14,877,480)(p) 83,559,854             83,559,854
                                               --     28,819,657  h)                7,664,957 (p)

Management fee
   revenue............    80,641,535   66,374,124       (188,143)    27,251,170     7,212,523    181,291,209      --    181,291,209

Operating expenses
   Clinic salaries and
     benefits.........    29,859,718   23,616,700     (2,799,907)(i) 12,035,052      (691,323)(q) 62,020,240             62,020,240
   Clinic rent and lease
     expense..........     7,016,261    4,428,419           --        2,173,514       145,000 (r) 13,763,194             13,763,194

   Clinic supplies....     9,667,085    6,638,431           --        3,319,753           --      19,625,269             19,625,269

   Purchased medical
     services.........     7,946,989   25,647,017           --        9,731,890           --      43,325,896             43,325,896

   Other clinic costs     10,883,588    5,365,285        (24,322)(j)  4,435,660      (755,160)(s) 19,905,051             19,905,051

   General corporate
     expenses.........     3,793,552           --           --              --           --        3,793,552              3,793,552

   Depreciation and
     amortization.....     2,942,604      932,151       (223,318)(k)  1,218,025      (359,301)(t)  5,785,748              5,785,748
                                               --        311,238 (l)                  964,349 (u)
   Interest expense
     (revenue), net          456,175      312,285       (242,295)(m)    949,683      (949,683)(v)   (43,187)  (671,655)   (714,842)
                                               --     (1,026,880)(g)(m)               457,537 (v)
                        ------------  -----------      ---------      ---------   -----------
                          72,565,972   66,940,288     (4,005,493)    33,863,577    (1,188,581)   168,175,763  (671,655) 167,504,108
                        ------------  -----------      ---------    -----------   -----------    -----------   --------  ----------

Income (loss) before
   provision for
   income taxes.......     8,075,563     (566,164)     3,817,350      (6,612,407)   8,401,104     13,115,446   671,655   13,787,101
Provision for income
   taxes..............     2,602,379      (87,406)     1,789,192 (n)    58,569        621,136 (w)  4,983,870   255,229    5,239,099
                        ------------  -----------    ---------      ----------    -----------     -----------  -------  -----------
Net income (loss).....  $  5,473,184  $  (478,758)    $2,028,158    $(6,670,976)  $ 7,729,968    $  8,131,576 $416,426  $ 8,548,002
                        ============  ===========    ==========    ===========    ===========    ============ ========  ===========

Net income (loss) per
   share outstanding
     Basic............  $       0.48                                                                                    $      0.46
     Diluted..........  $       0.38                                                                                    $      0.40

Weighted average number
   of common shares
   outstanding
     Basic............    11,375,662                                                                                     18,650,655
     Diluted..........    14,224,198                                                                                     21,499,191

          NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

         During 1997 and through the date of this Prospectus, the Company acquired or will acquire certain operating assets and assumed certain operating liabilities of physician groups located in Florida, Massachusetts, Pennsylvania, Tennessee and Texas. The Company also entered into a long term service agreement with a physician group in Illinois. In addition, the Company acquired all of the outstanding stock of Health Plans, Inc. ("HPI"), since renamed PMC Medical Management, Inc. ("PMC") which provides a full range of managed care services to capitated providers.

Physician Groups Revenue, Net

         Physician groups revenue represents the revenue of the affiliated physician groups reported at the estimated realizable amounts from patients, third-party payors, and others for services rendered, net of contractual and other adjustments.

Management Fee Revenue

         Management fee revenue represents physician groups revenue less amounts retained by physician groups. The amounts retained by physician groups (typically 80-85% of the physical group operating income) represent amounts paid to the physician groups pursuant to the service agreements between the Company and the physician groups. Under the service agreements, the Company provides each physician group with the facilities and equipment used in its medical practice, assumes responsibility for the management of the operations of the practice, and employs substantially all of the non-physician personnel utilized by the group.

         The Company's management fee revenue is dependent upon the operating income of the physician groups. Physician group operating income is defined in the service agreements as the physician group's net medical revenue less certain contractually agreed-upon clinic expenses, including non-physician clinic salaries and benefits, rent, insurance, interest, and other direct clinic expenses. The amount of the physician groups revenue retained and paid to the physician groups primarily consists of the cost of the affiliated physicians' services. The remaining amount of the physician group operating income (typically 15-20%) and an amount equal to 100% of the clinic expenses are reflected as management fee revenue earned by the Company.

Pro Forma Consolidated Balance Sheet

The adjustments reflected in the December 31, 1997 pro forma consolidated balance sheet are as follows:

(a) To record the assets acquired and liabilities assumed by ProMedCo (to be adjusted for assets not acquired and liabilities not assumed, as noted in note (b)) in the pending Berkshire affiliation. This acquisition has been accounted for by the purchase method of accounting and, accordingly, the purchase price has been preliminarily allocated to the assets acquired and liabilities assumed based on the estimated fair values as of December 31, 1997. Certain balances have been reclassified from the historical audited financial statements of Berkshire to conform with the Company's presentation. The total consideration of the transaction is approximately $30.0 million, consisting of $14.1 million cash, $6.3 million of the Company's Common Stock, and $9.6 million of convertible subordinated notes. The cash portion of the consideration will be funded through additional borrowings under the Company's Credit Facility. The fair value of the clinic net assets was determined based on an analysis of estimated future clinic operating results. The following methods and assumptions were used to estimate fair value:

                  Cash and cash equivalents -- The historical carrying amount approximates fair value.

                  Accounts receivable, net -- The Company reviewed the specific receivable balances and determined that their historical carrying amount approximates their fair value.

                  Property and equipment, net -- The Company acquires only specific non-real estate assets. The Company performed an asset review and determined that the historical carrying amount approximates fair value.

                  Liabilities  assumed  -- Given  the short  term  nature of the
                  liabilities    assumed,   the   historical   carrying   amount
                  approximates their fair value.

                  Intangible assets -- In connection with the allocation of the purchase price to identifiable intangible assets, the Company analyzes the nature of each group, number of service sites and ability to recruit addition physicians, the group's relative market position, the length of time each group has been in existence, and the term and enforceability of the service agreement. Because the Company does not practice medicine, maintain patient relationships, hire physicians, enter into employment and non-competition agreements with the physicians, or directly contract with payors, the intangible asset created in the purchase allocation process is associated solely with the service agreement of the physician group. The service agreements are for a term of 40 years and cannot be terminated by either party without cause, consisting primarily of bankruptcy or material default.

                  The Company believes that there is no material value allocable to the employment and non-competition agreements entered into the physician group and the individual physicians. The primary economic beneficiary of these agreements is the physician group, an entity that the Company does not legally control. In addition, any damages under the agreements are paid solely to the physician group for purposes of replacing departing physicians. Generally, due to low expected physician turnover in the industry and the ability of the physician group to replace departing physicians, the Company believes there would be no significant economic loss to either the physician group or the Company due to physician departure. The physician groups continually recruit physicians and, as appropriate and necessary, subsequently add qualified physicians to the group. This manner of operations allows the physician group to perpetuate itself as individual physicians retire or are otherwise replaced. The Company believes that the physician groups with which it has service agreements thus are long-lived entities with an indeterminable life, and that the physicians, customer demographics, and various contracts will be continuously replaced. The service agreement intangible is being amortized on a straight-line method over a composite average life of 30 years.

         (b) To eliminate assets not acquired and liabilities not assumed by ProMedCo in the pending Berkshire affiliation as stated in the purchase agreement.

         (c) To eliminate the owner's equity of Berkshire in connection with the purchase accounting for the affiliation.

         (d) To record borrowings under the Company's Credit Facility for the cash payment, stock issued and subordinated notes payable issued at closing in exchange for assets acquired and liabilities assumed in connection with the pending Berkshire affiliation. The subordinated notes payable will bear interest at 4.75% and are convertible at a 20% premium to the Closing Price of the Company's Common Stock, as defined in the purchase agreement for the Berkshire affiliation.

         (e)      To reflect the effects of the Offering.

Pro Forma Consolidated Statement of Operations

The adjustments reflected in the pro forma consolidated statement of operations for the year ended December 31, 1997 are as follows:

         (f) The historical consolidated statement of operations includes the combined results of operations of the Company and Western Medical Management Corp., Inc. ("Reno"). The Reno business combination (the "Reno merger") was completed on March 17, 1997, and was accounted for as a pooling of interests.

         (g) The 1997 Transactions column represents the historical revenues and expenses of the physician groups for that portion of the year preceding the groups' affiliation with the Company. The 1997 Transactions include Abilene Diagnostic Clinic, P.L.L.C.; Naples Medical Center, P.A.; Naples Obstetrics & Gynecology, M.D., P.A.; IMG, Inc.; Cowley Medical Associates, P.C.; Health Plans, Inc.; HealthStar, Inc.; Thomas-Spann Clinic, P.A.; and the Christie affiliation.

                  Following the October 1997 Christie affiliation, the Company agreed to lend the physician group a total of $42.7 million. An initial loan of $3.0 million was funded in November 1997 and an additional $16.4 million was funded in December 1997, with additional loans of $5.825 million to be funded each December through 2001. The note receivable earns interest at an annual rate of 8% and is an interest only loan, payable monthly, through November 2007, after which the balance is to be repaid in annual installments through December 2022.

         (h) To eliminate the historical amounts retained by physician groups, physician benefits and other physician-related costs and to record the amounts retained by physician groups to the percentage specified in the service agreement (typically 80-85% of each of the physician group's operating income) for each affiliated physician group in the 1997 Affiliations, the Christie affiliation and the Reno merger. The adjustment is for the periods that the physician groups were not managed under the service agreements.

         (i) To eliminate the salaries and benefits of mid-level providers at historical levels in the 1997 Transactions for the periods not covered by the service agreements. The service agreements provide that these costs are the responsibility of the physician groups and thus are included in the amounts retained by physician groups. The adjustment is for the periods the physician groups were not managed in the service agreements.

         (j) To eliminate physician benefits and other physician related costs, such as professional licenses, continuing education and subscriptions that will not be paid by the Company.

         (k) To eliminate the depreciation and amortization expense recorded by the physician groups associated with assets not acquired in the 1997 Transactions at historical values. The adjustment is for the periods the physician groups were not managed under the service agreements.

         (l) To adjust depreciation expense and amortization expense in the 1997 Transactions. For service agreement rights, the adjustment for amortization expense is computed by dividing total service agreement rights acquired by a composite average life of 30 years, less agreement amortization expense recorded on an historical basis. The adjustments assume the acquired assets were held for the entire period presented.

         (m) To eliminate interest expense related to liabilities not assumed and record interest on debt issued in connection with the 1997 Transactions. Additional interest income is recorded on the loan to Christie Clinic Association based on the outstanding balance as of December 31, 1997 as if the amount had been outstanding as of January 1, 1997.

         (n) To record an estimate of the overall provision for income taxes for the consolidated operations of the historical results of the Company plus the 1997 Transactions at an estimated effective rate of 38%.

         (o) The pending Berkshire affiliation represents the historical consolidated revenues and expenses of Berkshire Physicians & Surgeons, P.C. for the year ended December 31, 1997. Certain balances have been reclassified from the historical financial statements to conform with the Company's presentation.

         (p) To eliminate the historical amounts retained by the physician group and record the amounts retained by the physician group based on the percentage specified in the service agreement entered into with the physician group.

         (q) To eliminate the salaries and benefits of mid-level providers at historical levels for the periods not covered by the service agreements. The service agreement provides that these costs are the responsibility of the physician group and thus are included in the amounts retained by physician groups.

         (r) To record additional rent expense related to the rental of clinic space from the physician group.

         (s) To eliminate physician related costs, such as professional licenses, continuing education and subscriptions that will not be paid by the Company.

         (t)      To  eliminate  the  depreciation   and  amortization   expense
                  associated with assets not acquired, at historical values.

         (u) To adjust depreciation and amortization expense. For service agreement rights, the adjustment for amortization expense is computed by dividing total service agreement rights acquired by a composite average life of 30 years, less agreement amortization expense recorded on an historical basis. The adjustments assume the acquired assets were held for the entire period presented.

         (v) To eliminate interest expense related to liabilities not assumed and record interest on debt issued in connection with the pending Berkshire affiliation.

         (w) To record an estimate of the provision for income taxes for the pro forma results of operations from pending Berkshire affiliation at an estimated effective rate of 38%.

         (x) To reduce interest expense assuming repayment of outstanding borrowings under the Credit Facility with a portion of the proceeds of the Offering received as of January 1, 1997, net of estimated federal and state income taxes at a combined rate of 38%.

                REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of
ProMedCo Management Company:

We have audited the accompanying consolidated balance sheets of ProMedCo Management Company (a Delaware corporation) and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ProMedCo Management Company and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                  ARTHUR ANDERSEN LLP


Fort Worth, Texas,
   March 3, 1998

                   PROMEDCO MANAGEMENT COMPANY AND SUBSIDIARIES

                              CONSOLIDATED BALANCE SHEETS



                                                                                         December 31,
                                                                                     1996              1997
                                                                                 -------------   ----------------
                                 ASSETS
Current assets:
       Cash and cash equivalents.............................................    $   1,633,534   $     15,760,920
       Accounts receivable, net of allowances of approximately
             $4,035,000 and $19,281,000, respectively........................        6,227,228         24,420,979
       Management fees receivable............................................        1,266,598          1,938,464
       Due from affiliated physician groups..................................          660,278          2,870,607
       Prepaid expenses and other current assets.............................          742,845          4,960,385
                                                                                 -------------   ----------------

            Total current assets.............................................       10,530,483         49,951,355

Property and equipment, net of accumulated depreciation of
       approximately $865,000 and $2,630,000, respectively...................        3,930,191         10,590,561

Intangible assets, net of accumulated amortization of $289,000
       and $1,775,000, respectively..........................................       14,860,171         77,195,351

Long term receivables........................................................          --              23,915,884

Other assets ................................................................        1,238,929          1,312,999
                                                                                 -------------   ----------------

             Total assets....................................................    $   30,559,77   $    162,966,150
                                                                                 =============   ================














    The accompanying notes are an integral part of these financial statements.

                  PROMEDCO MANAGEMENT COMPANY AND SUBSIDIARIES


                                                                                           December 31,
                                                                                     1996              1997
                                                                                 -------------    ----------------
                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
      Accounts payable.......................................................    $     1,505,762  $      6,687,168
      Payable to affiliated physician groups.................................          1,341,876         6,562,903
      Accrued salaries, wages and benefits...................................          1,153,558         2,895,023
      Accrued expenses and other current liabilities.........................          2,353,381         2,512,769
      Deferred income tax liability..........................................          --                  174,101
      Current maturities of notes payable....................................          1,151,191         3,676,365
      Current portion of obligations under capital leases....................            589,438           609,591
      Current portion of deferred purchase price.............................            181,986         5,265,713
      Income taxes payable...................................................          --                1,051,050
                                                                                 ---------------  ----------------
              Total current liabilities......................................          8,277,192        29,434,683
Notes payable, net of current maturities.....................................          4,585,173        39,688,325
Obligations under capital leases, net of current portion.....................          1,030,171         1,073,886
Deferred purchase price, net of current portion..............................          --                7,318,526
Convertible subordinated notes payable.......................................          1,800,274         1,765,058
Deferred income tax liability................................................          --                1,103,876
Other long term liabilities..................................................            393,575         1,963,059
                                                                                 ---------------  ----------------
              Total liabilities..............................................         16,086,385        82,347,413
                                                                                 ---------------  ----------------

Commitments and contingencies

SeriesA redeemable  convertible  preferred  stock,  700,000
      shares authorized; 500,000 and 0 shares issued and
      outstanding in 1996 and 1997, respectively.............................          2,957,641         --
Redeemable common stock, 165,296 and 0 shares issued
      and outstanding in 1996 and 1997, respectively.........................            991,776         --
Stockholders' equity:
      Preferred stock, $0.01 par value, 20,000,000 shares
          authorized, 0 shares issued and outstanding........................          --                --
      Class B Common Stock, $0.01 par value; 2,600,000
          shares authorized; 1,226,150 and 0 shares issued and
          outstanding in 1996 and 1997, respectively.........................             12,262         --
      Common stock, $0.01 par value; 50,000,000 shares
          authorized; 3,187,129 and 10,686,767 shares issued
          and outstanding in 1996 and 1997, respectively.....................             31,871           106,868
      Additional paid-in-capital.............................................         11,987,480        58,946,838
      Common stock to be issued, 187,482 and 2,875,073
          shares, in 1996 and 1997, respectively.............................          2,303,212        20,121,059
      Stockholder notes receivable...........................................           (151,306)         (369,665)
      Accumulated earnings (deficit).........................................         (3,659,547)        1,813,637
                                                                                 ----------------  ---------------
              Total stockholders' equity.....................................          10,523,972       80,618,737
                                                                                 ----------------  ---------------

              Total liabilities and stockholders' equity.....................    $     30,559,774  $   162,966,150
                                                                                 ================  ===============

    The accompanying notes are an integral part of these financial statements.

                    PROMEDCO MANAGEMENT COMPANY AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                 Year Ended December 31,
                                                           1995             1996            1997
                                                       ------------     ------------   -------------

Physician groups revenue, net .....................    $ 13,188,405     $ 47,036,801   $ 127,716,775

Less- Amounts retained by physician groups ........       5,344,688       20,791,605      47,075,240
                                                       ------------     ------------   -------------

Management fee revenue ............................       7,843,717       26,245,196      80,641,535

Operating expenses:
     Clinic salaries and benefits .................       4,249,813       11,694,973      29,859,718
     Clinic rent and lease expense ................         708,020        2,670,138       7,016,261
     Clinic supplies ..............................         624,370        3,213,443       9,667,085
     Purchased medical services ...................         781,000          969,650       7,946,989
     Other clinic costs ...........................       1,759,013        5,018,876      10,883,588
     General corporate expenses ...................         802,980        2,633,585       3,793,552
     Depreciation and amortization ................         203,482          723,641       2,942,604
     Interest expense .............................          20,958          209,474         456,175
     Merger costs .................................            --            682,269            --
                                                       ------------     ------------   -------------

            Total operating expenses ..............       9,149,636       27,816,049      72,565,972
                                                       ------------     ------------   -------------

Income (loss) before provision (benefit) for
     income taxes .................................      (1,305,919)      (1,570,853)      8,075,563

Provision (benefit) for income taxes ..............         (54,405)            --         2,602,379
                                                       ------------     ------------   -------------

Net income (loss) .................................    $ (1,251,514)    $ (1,570,853)  $   5,473,184
                                                       ============     ============   =============

Net earnings (loss) per share
     Basic ........................................   $       (0.16)    $      (0.20)  $        0.48
     Diluted.......................................   $       (0.16)    $      (0.20)  $        0.38

Weighted average number of common shares
  outstanding......................................
     Basic.........................................       7,871,746        7,870,908      11,375,662
     Diluted.......................................       7,871,746        7,870,908      14,224,198


  The accompanying notes are an integral part of these financial statements.

                    PROMEDCO MANAGEMENT COMPANY AND SUBSIDIARIES

                  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                   Class B                           Additional      Common    Stockholder   Accumulated
                                Common Stock         Common Stock      Paid-In      Stock To      Notes       Earnings
                             Shares    Amount     Shares     Amount    Capital     Be Issued    Receivable   (Deficit)     Total
                           ---------   ------   ---------    ------  -----------    ---------   --------    ----------   ----------
Balance, December
  31, 1994, as
  previously
  reported...............  1,226,150   12,262   1,878,0$0    18,780  $   673,561    $    --     $(33,500)   $(169,890)      501,213
Adjustments
  for pooling of
  interest
  (Note 3)...............      --        --       421,549     4,215    1,585,003         --          --      (667,290)      921,928
                           ---------   ------   ---------    ------  -----------    ---------   --------    ----------   ----------

Balance, December
  31, 1994, as
  restated...............  1,226,150   12,262   2,299,549    22,995    2,258,564         --      (33,500)    (837,180)    1,423,141
Common stock
  subscribed.............      --        --          --        --         --            4,000     (4,000)       --           --
Common stock
  and warrants
  issued.................      --        --        21,000       210       62,936         --      (10,000)       --           53,146
Stockholder
  notes payments.........      --        --           --        --           --          --       15,666        --           15,666
 Net loss................      --        --           --        --           --          --          --    (1,251,514)   (1,251,514)
                           ---------   ------   ---------    ------  -----------    ---------   --------    ----------   ----------

Balance, December
  31, 1995...............  1,226,150   12,262   2,320,549    23,205    2,321,500        4,000    (31,834)  (2,088,694)      240,439

Common stock
  issued.................      --        --       843,729     8,437    9,634,903         --     (120,000)       --        9,523,340
Stock options
  exercised..............      --        --        22,851       229       31,077         --      (31,306)       --           --
Stock
  subscription
  canceled...............      --        --           --        --           --        (4,000)     4,000        --           --
Common stock
  to be issued...........      --        --           --        --           --     2,303,212        --         --        2,303,212
Stockholder
  notes payments.........      --        --           --        --           --         --        27,834        --           27,834
 Net loss................      --        --           --        --           --         --           --     (1,570,853)  (1,570,853)
                           ---------   ------   ---------    ------  -----------    ---------   --------    ----------   ----------
Balance, December
  31, 1996...............  1,226,150   12,262   3,187,129    31,871   11,987,480    2,303,212   (151,306)   (3,659,547)  10,523,972

Common stock
  issued in
  initial public
  offering, net..........      --        --     4,000,000    40,000   31,705,000        --           --           --     31,745,000
Redeemable
  preferred shares
  converted..............      --        --       500,000     5,000    2,952,641        --           --           --      2,957,641
Redeemable
  common shares
  converted..............      --        --       165,296     1,653      990,123        --           --           --        991,776
Class B common
   converted............. (1,226,150) (12,262)  1,226,150    12,262          --         --           --           --         --
Warrants and
  options
  exercised..............      --        --        59,786       597       92,142        --           --           --         92,739
Subordinated
  notes payable
  converted..............      --        --         3,912        39       35,177        --           --           --         35,216
Common stock
  issued and to
  be issued, net.........      --        --     1,608,656    16,087   11,565,716  17,817,847    (249,671)         --     29,149,979
Treasury stock
  purchased
  and retired............      --        --       (64,162)      (64)    (381,441)       --          --            --       (382,082)
Stockholder
  notes payments.........      --        --           --       --          --           --        31,312          --         31,312
Net income...............      --        --           --       --          --           --          --       5,473,184    5,473,184
                           ---------   ------   ---------    ------  -----------    ---------   --------    ----------   ----------

Balance, December
  31, 1997...............      --      $  --   10,686,767  $106,868  $58,946,838 $20,121,059   $(369,665)   $1,813,637  $80,618,737
                           =========   =====   ==========   ======   ===========  ==========   =========    ==========   ==========






      The accompanying notes are an integral part of these financial statements.

                  PROMEDCO MANAGEMENT COMPANY AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF CASH FLOWS


                        CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                            Year Ended December 31,
                                                                    1995             1996               1997
Cash flows from operating activities:
    Net income (loss)                                         $  (1,251,514)    $   (1,570,853)    $  5,473,184
    Adjustments to reconcile net income
     (loss) to net cash provided by (used
     in)operating activities (net of effects
     of purchase transactions)
       Depreciation and amortization                                203,482            723,641        2,942,604
       Deferred provision for income taxes                          -                   -               329,840
       Net gain on sale of fixed assets                             (53,370)          (229,251)         -
       Noncash compensation                                         -                   14,750          -
       Changes in assets and liabilities-
          Accounts receivable                                      (345,472)          (785,773)      (7,179,281)
          Management fees receivable                               (116,968)        (1,149,630)        (592,551)
          Due from affiliated physician groups                      -                 (428,830)      (1,972,295)
          Prepaid expenses and other current assets                  63,216           (205,401)      (2,574,430)
          Other assets                                              (13,949)          (172,985)        (402,298)
          Accounts payable                                          459,442            (96,932)       2,459,925
          Payable to affiliated physician groups                       (402)         1,242,641        5,191,027
          Accrued expenses and other current liabilities            155,381          1,468,040       (2,401,270)
                                                              -------------     --------------    --------------
              Net cash provided by (used in)
                 operating activities                              (900,154)        (1,190,583)       1,274,455
                                                              -------------     --------------    --------------

Cash flows from investing activities:
    Purchases of property and equipment                             (88,234)        (1,102,029)      (2,817,907)
    Proceeds from sale of equipment                                 218,890            242,175          -
    Purchases of clinic assets, net of cash                         (90,424)        (2,435,905)     (22,391,718)
    Increase in long term receivables (net of
      effects of purchase transactions)                             -                 -             (20,024,375)
              Net cash provided by (used in)
                  investing activities                               40,232         (3,295,759)     (45,234,000)
                                                              -------------     --------------    --------------

Cash flows from financing activities:
    Borrowings under notes payable                                  623,740          4,482,557       30,550,891
    Payments on notes payable                                      (146,118)          (331,715)      (2,838,760)
    Payments on capital leases                                      (82,895)           (70,132)        (561,998)
    Payment of deferred financing costs                             -                 (565,137)        (300,500)
    Payment of deferred offering costs                              -                 (564,427)         -
    Proceeds from issuance of Series A redeemable
       convertible preferred stock                                2,953,358            -                -
    Proceeds from issuance of common stock                           63,146            125,000       31,837,739
    Purchase and retirement of treasury shares                      -                  -               (382,082)
    Issuance (payments) of stockholder notes receivable, net          5,666             (3,636)        (218,359)
                                                              -------------     --------------    --------------

              Net cash provided by financing activities           3,416,897          3,072,510       58,086,931
                                                              -------------     --------------    -------------

Increase (decrease) in cash and cash equivalents                  2,556,975         (1,413,832)      14,127,386

Cash and cash equivalents, beginning of period                      490,391          3,047,366        1,633,534
                                                              -------------     --------------    -------------

Cash and cash equivalents, end of period                      $   3,047,366     $    1,633,534    $  15,760,920
                                                              =============     ==============    =============

Supplemental disclosure of cash flow information (See Notes 3 and 7):
    Cash paid during the year-
       Interest expense                                       $      37,320     $      137,242    $     689,199
       Income taxes                                           $      67,420     $       -         $   1,299,118



  The accompanying notes are an integral part of these financial statements.

                    PROMEDCO MANAGEMENT COMPANY AND SUBSIDIARIES

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         December 31, 1995, 1996 and 1997


1.  DESCRIPTION OF BUSINESS

         ProMedCo Management Company and subsidiaries ("ProMedCo" or the "Company"), a Delaware corporation, is engaged in operating and managing physician groups. ProMedCo commenced operations in 1994 and has since affiliated with approximately 980 providers in 10 states consisting of approximately 350 physicians and 100 mid-level providers (primarily physician assistants and nurse practitioners) in affiliated physician groups and approximately 530 physicians in associated IPA networks. During 1997, the Company expanded the scope of its services by acquiring a provider of capitation management services. These services include clinical quality assessment, enrollment and patient registration, capitation processing and payment, utilization management and case management. Through this wholly-owned subsidiary, the Company contracts with health maintenance organizations ("HMOs") and other third-party payors to arrange for the provision of comprehensive health services to their members on a capitation basis. Currently, the Company provides such services covering approximately 100,000 capitated lives through its affiliated groups, as well as through associated IPA networks.

         The Company, through its wholly-owned subsidiaries, acquires certain net assets of and manages physician groups under long term service agreements with affiliated physician groups. The Company provides administrative and technical support for professional services rendered by the physician groups under service agreements. Under the service agreements, the Company is reimbursed for all clinic expenses, as defined in the agreement, and participates at varying levels in the excess of net clinic revenue over clinic expenses.

2.  SIGNIFICANT ACCOUNTING POLICIES

    Basis of Presentation/Basis of Consolidation

         The consolidated financial statements have been prepared on the accrual basis of accounting and include the accounts of the Company and its wholly owned subsidiaries. The Company's subsidiaries acquire the operating assets and assume certain liabilities of the physician groups and account for the Company's management activities with the physician groups under the Company's long term service agreements. The Company does not consolidate the operating results and accounts of the affiliated physician groups. For display purposes, the Company has presented the physician groups revenues and amounts retained by the physician groups (typically 80-85% of the physician groups' operating income and is paid to the affiliated physicians in accordance with the service agreements) in the accompanying consolidated statements of operations to arrive at the Company's management fee revenue. (See further discussion below.) All significant intercompany accounts and transactions have been eliminated.

         In November 1996, the Company entered into a definitive agreement with Western Medical Management Corp., Inc. ("Reno"), a physician management company. Under the terms of the agreement, Reno exchanged its common stock for common stock of the Company upon consummation of the Offering (see Notes 3 and 8). This transaction has been accounted for as a pooling of interests, as defined by APB

No. 16, "Business Combinations." The accompanying financial statements are based on the assumption that the companies were combined for the full periods presented and prior financial statements have been restated to give effect to the combination.

         Certain prior year balances have been reclassified to conform to the 1997 presentation.

    Physician Groups Revenue, Net

         Physician groups revenue represents the revenue of the physician groups reported at the estimated realizable amounts from patients, third-party payors, and others for services rendered, net of contractual and other adjustments.

         Revenue under certain third-party payor agreements is subject to audit and retroactive adjustments. Provisions for third-party payor settlements and adjustments are estimated in the period the related services are rendered and adjusted in future periods as final settlements are determined. There are no material claims, disputes, or other unsettled matters that exist to management's knowledge concerning third-party reimbursements. In addition, management believes there are no retroactive adjustments that would be material to the Company's financial statements. During 1996 and 1997, the Company estimates that approximately 30% and 25%, respectively, of net physician groups revenue, was received under government-sponsored healthcare programs (principally, the Medicare and Medicaid programs). The physician groups have numerous agreements with managed care organizations and other payors to provide physician services based on negotiated fee schedules. No individual managed care organization or other payor is material to the Company.

    Management Fee Revenue

         Management fee revenue represents physician groups revenue less amounts retained by physician groups. The amounts retained by physician groups (typically 80-85% of the physician groups' operating income) represents amounts paid to the physicians pursuant to the service agreements between the Company and the physician groups. Under the service agreements, the Company provides each physician group with the facilities and equipment used in its medical practice, assumes responsibility for the management of the operations of the practice, and employs substantially all of the non-physician personnel utilized by the group.

         The Company's management fee revenues are dependent upon the operating income of the physician groups. As discussed previously, the physician groups retain a fixed percentage (typically 80-85%) of physician group operating income. Physician group operating income is defined in the service agreements as the physician group's net medical revenue less certain contractually agreed-upon clinic expenses, including non-physician clinic salaries and benefits, rent, insurance, depreciation, interest and other direct clinic expenses. The amount of the physician groups revenue retained and paid to the physician group primarily consists of the cost of the affiliated physician services. The remaining amount of the physician groups operating income (typically 15-20%) and an amount equal to 100% of the clinic expenses are reflected as management fee revenue earned by the Company. Other revenue represents fees from management consulting, supplemental implementation services, and other miscellaneous revenues.

         Management fee revenue is detailed as follows:

                                                                   1995             1996             1997
                                                              -------------    --------------   ------------
Component based upon percentage
     of physician groups operating income..................   $     943,180    $    2,378,966   $  9,043,126
     Reimbursement of clinic expenses......................       6,900,537        23,866,230     65,626,945
     Revenue from non-affiliated physician groups..........         --               --            1,317,179
     Other revenue.........................................         --               --            4,654,285
                                                              -------------    --------------   ------------

Management fee revenue.....................................   $   7,843,717    $   26,245,196   $ 80,641,535
                                                              =============    ==============   ============

    Concentration of Risk

         For the year ended December 31, 1997, four of the Company's affiliated physician groups each contributed 10% or more of the Company's management fee revenue. Clinics in Champaign, Illinois; Temple, Texas; Naples, Florida; and Abilene, Texas represented approximately 18%, 16%, 14% and 11% of management fee revenue, respectively.

    Clinic Expenses and General Corporate Expenses

         Clinic expenses represent substantially all clinic operating expenses, including clinic salaries and benefits, rent, supplies, maintenance and repairs, insurance, utilities, depreciation, interest and other direct clinic expenses. General corporate expenses represent primarily the salaries and benefits of corporate headquarters personnel, rent, travel, and other administrative expenses.

    Net Earnings (Loss) Per Share

         In September 1995, the Company's Board of Directors declared a two-for-one split of the Company's Common Stock including the Class B Common Stock. All share and per share amounts have been restated to reflect the stock split.

         The Company adopted the Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share" effective December 31, 1997. SFAS No. 128 simplifies the computation of EPS by replacing the presentation of primary EPS with a presentation of basic EPS. Basic EPS is calculated by dividing income
(loss) available to common shareholders by the weighted average number of common shares outstanding during the period. Common stock to be issued is assumed to be common stock outstanding and is included in the weighted average number of common shares outstanding for the basic EPS calculation. Options, warrants, and other potentially dilutive securities are excluded from the calculation of basic EPS. Diluted EPS includes the options, warrants, and other potentially dilutive securities that are excluded from basic EPS using the treasury method to the extent that these securities are not anti-dilutive.

         There is no difference between basic and diluted EPS for the years ended December 31, 1995 and 1996 because options, warrants and convertible subordinated notes payable have an anti-dilutive effect. Similarly, the convertible subordinated notes payable have been excluded from diluted EPS in the year ended December 31, 1997 because they are considered to be anti-dilutive. The following is a reconciliation of basic and diluted EPS for the year ended December 31, 1997:


                                                                  Income           Shares         Per-Share
                                                                (Numerator)     (Denominator)       Amount
     Basic EPS.............................................   $      5,473,184     11,375,662    $      0.48
                                                                                                 ===========
     Effect of dilutive securities
        Options............................................         --                657,273
        Warrants...........................................         --              2,191,263
                                                              ----------------  -------------
     Diluted EPS...........................................   $      5,473,184     14,224,198    $      0.38
                                                              ================  =============    ===========

         In accordance with SFAS No. 128, the net earnings (loss) per share for all prior periods have been restated.

    Cash and Cash Equivalents

         The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. Cash and cash equivalents as of December 31, 1997, include approximately $6,317,000 of cash held in escrow accounts for the payment of premiums under split-dollar life insurance contracts. (See Note 6.)

    Accounts Receivable

         Accounts receivable principally represents receivables from patients and other third party payors for medical services provided by the physician groups. Such amounts are recorded net of contractual allowances and estimated bad debts.

    Property and Equipment

         Property and equipment are stated at cost. Depreciation of property and equipment are calculated using the straight-line method over the estimated useful lives of the assets, which range from three to ten years. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the assets. Routine maintenance and repairs are charged to expense as incurred, while major renewals or improvements are capitalized.

    Intangible Assets

         Service Agreement Rights

         The Company's acquisitions involve the purchase of tangible and intangible assets and the assumption of certain liabilities of the affiliated physician groups. As part of the purchase allocation, the Company allocates the purchase price to the tangible assets acquired and liabilities assumed, based on estimated fair market values. In connection with each acquisition, the Company enters into long term service agreements with the affiliated physician groups. The service agreements are for a term of 40 years and cannot be terminated by either party without cause, consisting primarily of bankruptcy or material default.

         In connection with the allocation of the purchase price to identifiable intangible assets, the Company analyzes the nature of each group with which a service agreement is entered into, including the number of physicians in each group, number of service sites and ability to recruit additional physicians, the Group's relative market position, the length of time each group has been in existence, and the term and enforceability of the service agreement. Because the Company does not practice medicine, maintain patient relationships, hire physicians, enter into employment and noncompete agreements with the physicians, or directly contract with payors, the intangible asset created in the purchase allocation process is associated solely with the service agreement with the physician group.

         The Company believes that there is no material value allocable to the employment and noncompete agreements entered into between the physician group and the individual physicians. The primary economic beneficiary of these agreements is the physician group, an entity that the Company does not legally control. In addition, any damages under the agreements are paid solely to the physician group for purposes of replacing departing physicians. Generally, due to low expected physician turnover in the industry and the ability of the physician group to actively replace departing physicians, there would be no significant economic loss to either the physician group or the Company due to physician departure. The physician groups continually recruit physicians and, as appropriate and necessary, subsequently add qualified physicians to the group. This manner of operations allows the physician group to perpetuate itself as individual physicians retire or are otherwise replaced. The Company believes that the physician groups with which it has service agreements thus are long-lived entities with an indeterminable life, and that the physicians, customer demographics, and various contracts will be continuously replaced. The service agreement intangible is being amortized on a straight-line method over a composite average life of 30 years.

         Excess of Cost of Acquired Assets Over Fair Value

         Excess of cost of acquired assets over fair value (goodwill) is amortized using the straight-line method over thirty years.

    Impairment of Long-Lived Assets

         In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," the Company periodically reviews its intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If this review indicates that the carrying amount of the asset may not be recoverable, based on the undiscounted cash flows of the operations over the remaining amortization period, then the carrying value of the asset is reduced to fair value. Among the factors that the Company will continually evaluate are unfavorable changes in each physician group's relative market share and local market competitive environment, current period and forecasted operating and cash flow levels of the physician group and its impact on the management fee earned by the Company, and legal factors governing the practice of medicine.

    Income Taxes

         The Company accounts for income taxes under the liability method which states that deferred taxes are to be determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of enacted tax laws. Deferred income tax provisions and benefits are based on the changes to the asset or liability from period to period. The Company and its subsidiaries file a consolidated tax return.

    Use of Estimates

         The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Stock-Based Compensation

         In October 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123, "Accounting for Stock-Based Compensation," which allows entities to measure compensation costs related to awards of stock-based compensation using either the fair value method or the intrinsic value method. Under the fair value method, compensation expense is measured at the grant date based on the fair value of the award. Under the intrinsic value method, compensation expense is equal to the excess, if any, of the quoted market price of the stock at the grant date over the amount the employee must pay to acquire the stock. Entities electing to measure compensation costs using the intrinsic value method must make pro forma disclosures of net income and earnings per share as if the fair value method had been applied. The Company has elected to account for stock-based compensation programs using the intrinsic value method. The following pro forma disclosures are presented to reflect amounts as if the fair value method were applied:

                                                                           Year Ended December 31,
                                                                   1995             1996              1997
                                                              -------------     -------------    -------------
                                                                (Unaudited)      (Unaudited)       (Unaudited)

Net income (loss)..........................................   $  (1,251,514)    $ (2,045,455)    $   3,921,296
                                                              =============     =============    =============

Basic net earnings (loss) per share........................   $       (0.16)   $        (0.26)   $        0.34
                                                              =============    ==============    =============

         The Company used the minimum value method to estimate the fair values of options for the above pro forma information. For purposes of the minimum value method, the Company used U.S. Treasury strip rates for its risk-free interest rates, assumed no future dividends and assumed the expected life of the options through the applicable expiration dates. For 1995 and 1996, the years prior to the Offering, the Company assumed no volatility, and assumed a volatility rate of 58% in 1997. Also see Note 8 -- Stock Option Plans.

    New Accounting Pronouncement

         The Financial Accounting Standards Board's Emerging Issues Task Force has issued its abstract, Issue 97-2, "Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Arrangements" ("EITF 97-2"). EITF 97-2 addresses issues relating to (1) whether a "controlling financial interest" can be established through a contractual management agreement under FASB Statement No. 94, (2) whether a transaction between a physician practice management entity ("PPM") and a physician practice in which the PPM enters into a management agreement with the physician practice should be considered a business combination and thus accounted for under APB No. 16, (3) whether the pooling-of-interests method of accounting may be followed in certain circumstances, (4) what are the common types of intangibles that should be considered in performing the purchase price allocation and (5) whether an employee of the physician practice should be considered an employee of the PPM for purposes of accounting for that individual's stock-based compensation.

         The primary effect of this pronouncement on the Company will be the presentation of revenues. The Company currently presents net physician groups revenues in its statement of operations. The Company expects to adopt this pronouncement in the fourth quarter of 1998 and, with such, will no longer present net physician groups revenue in its consolidated statement of operations.

3.  ACQUISITIONS

    Medical Clinics

         During 1997, 1996, and 1995, the Company, through its wholly-owned subsidiaries, acquired certain operating assets or all of the outstanding stock of the following physician groups:


                Physician Group                         Effective Date                       Location
1997:    Naples Medical Center                      March 1, 1997                       Naples, FL
         Abilene Diagnostic Clinic                  June 1, 1997 (a)                    Abilene, TX
         Intercoastal Medical Group                 August 1, 1997                      Sarasota, FL
         Beacon Medical Group                       October 1, 1997 (b)                 Harrisburg, PA
         Cowley Medical Associates (c)              November 1, 1997                    Harrisburg, PA
         Thomas-Spann Clinic                        December 1, 1997                    Corpus Christi, TX
         HealthStar, Inc.                           December 1, 1997                    Knoxville, TN

1996:    Cullman Primary Care                       March 6, 1996                       Cullman, AL
         Morgan-Haugh                               April 1, 1996                       Mayfield, KY
         HealthFirst Medical Group                  June 1, 1996                        Lake Worth, TX
         King's Daughters Clinic                    September 1, 1996                   Temple, TX

1995:    North Texas Medical Surgical               June 1, 1995                        Denton, TX


(a) Abilene Diagnostic Clinic was operated by the Company under an interim service agreement effective December 1, 1995. The Company completed its acquisition of certain operating assets on June 5, 1997, and entered into a long term service agreement with the physician group effective June 1, 1997.

(b) Beacon Medical Group was operated by the Company under an interim service agreement effective April 1, 1997. The Company completed its acquisition of certain operating assets on October 1, 1997, and entered into a long term service agreement effective on that date.

(c)               Cowley Medical Associates merged with Beacon Medical Group in
                  December 1997.

         The acquisitions of the operating assets and liabilities have been accounted for by the purchase method of accounting and, accordingly, the purchase price has been allocated to the tangible assets acquired and liabilities assumed based on the estimated fair values at the dates of acquisition. Simultaneous with each acquisition, the Company entered into a long term service agreement with each physician group. In conjunction with certain acquisitions, the Company is obligated to make deferred payments to physician groups. Such amounts are included in deferred purchase price in the accompanying consolidated balance sheets. The following is the preliminary allocation of purchase price for the acquisitions completed during the year ended December 31, 1997.

Fair value of assets acquired................................  $     33,468,257
Liabilities assumed..........................................       (11,296,484)
Intangible assets............................................        63,821,926
                                                               ----------------
                                                                     85,993,699
Less - Fair value of common stock issued and to be issued....        29,964,077
Less - Notes issued..........................................         9,780,602
Less - Deferred purchase price (payable in cash).............        12,402,253
                                                               ----------------
Cash purchase price..........................................  $     33,846,767
                                                               ================

         For certain acquisitions occurring close to or at the end of the period, the estimated fair values are preliminary and, therefore, are subject to change. Under the purchase agreements, the purchase price is adjustable by the Company for a period between 90 to 120 days after the closing of the transaction in order to finalize the fair values of the assets acquired and liabilities assumed.

    Health Plans, Inc.

         Effective December 1, 1997, the Company, through its wholly-owned subsidiary, completed its acquisition of Health Plans, Inc., and renamed the company PMC Medical Management, Inc. ("PMCMM"). PMCMM provides capitation management services through risk contracting with HMOs and other third-party payors. The total consideration for the transaction was approximately $8.5 million which consisted of $1.7 million cash and $6.8 million of the Company's common stock and stock options.

    Pro Forma Information

         The following unaudited pro forma information reflects the effect of acquisitions on the consolidated results of operations of the Company had the acquisitions occurred at January 1, 1996. Future results may differ substantially from pro forma results and cannot be considered indicative of future results.

                                                                            Year Ended December 31,
                                                                           1996               1997
                                                                      --------------    --------------
                                                                        (unaudited)        (unaudited)
     Physician groups revenue, net.................................   $  122,605,838    $  171,827,614
     Less- Amounts retained by physician groups                           43,701,877        58,001,796
                                                                      --------------    --------------

     Management fee revenue........................................   $   78,903,961    $  113,825,818
                                                                      ==============    ==============

     Net income....................................................   $    2,525,608    $    5,372,738
                                                                      ==============    ==============

     Basic net earnings per share..................................   $         0.29    $         0.44
                                                                      ==============    ==============

     Weighted average number of shares outstanding.................        8,757,139        12,200,655
                                                                      ==============    ==============

         Pro forma net income and pro forma net income per share for the year ended December 31, 1997 are lower than historical net income and net earnings per share for the same period primarily due to a higher pro forma tax rate, which assumes that all net operating loss carryforwards would have been recognized prior to 1997.

    Western Medical Management Corp. Inc.

         As discussed in Note 1, the Company completed its merger with Reno in March 1997, the date of the Offering. The accompanying condensed consolidated financial statements are based on the assumption that the companies were combined for the full periods presented and prior financial statements have been restated to give effect to the combination. The following unaudited information reflects the separate results of the combined entities for periods prior to the combination:

                               Twelve Months Ending           Twelve Months Ending          Three Months Ending
                                 December 31, 1995              December 31, 1996             March 31, 1997
                                ProMedCo        Reno          ProMedCo       Reno         ProMedCo         Reno
Physician groups
   revenue, net..........    $  1,918,029   $ 11,270,376  $   34,641,222  $12,395,579    $17,343,665       $ 3,381,912
Less: amounts retained
   by physician groups            759,513      4,585,175      15,322,220    5,469,385      7,669,484         1,338,687

Management fee revenue          1,158,516      6,685,201      19,319,002    6,926,194      9,674,181         2,043,225
                             ------------   ------------  --------------  -----------    -----------       -----------
Operating expenses
   Clinic expenses.......       1,023,606      7,098,610      16,460,181    7,106,899      8,025,524         1,671,579
   General corporate
      expenses...........         802,980           --         2,633,585         --          818,772              --
   Depreciation and
      amortization.......          34,302        169,180         610,827      112,814        391,507            44,368
   Interest expense......          (5,030)        25,988         163,714       45,760        112,666             3,283
   Merger costs..........              --            --        --             682,269           --               --
                             ------------   ------------  --------------  -----------    -----------       -----------
                                1,855,858      7,293,778      19,868,307    7,947,742      9,348,469         1,719,230
                             ------------   ------------  --------------  -----------    -----------       -----------
Income (loss) before
   provision for income
   taxes.................        (697,342)      (608,577)       (549,305)  (1,021,548)       325,712           323,995
Provision for income taxes           --          (54,405)           --          --            97,714            97,198
                             ------------   ------------  --------------  -----------    -----------       -----------
Net income (loss)........   $    (697,342)   $  (554,172)      $(549,305) $(1,021,548)   $   227,998       $   226,797
                             ============    ===========   =============  ===========    ===========       ===========



4.  PROPERTY AND EQUIPMENT

         Property and equipment is summarized as follows:

                                                       December 31,
                                                  1996              1997
                                              -------------    ----------------

 Furniture, fixtures, and equipment.........  $   4,193,498    $     12,212,561
 Leasehold improvements.....................        601,241           1,008,421
                                              -------------    ----------------
                                                  4,794,739          13,220,982
 Less- Accumulated depreciation.............       (864,548)         (2,630,421)
                                              -------------    ----------------

 Property and equipment, net................  $   3,930,191    $     10,590,561
                                              =============    ================
5.  INTANGIBLE ASSETS

         Intangible assets are summarized as follows:
                                                  December 31,
                                            1996               1997
                                        --------------   ---------------

Service agreement rights..............  $   15,148,866   $    73,200,258
Excess of cost of acquired
    assets over fair value............             -           5,770,534
                                        --------------   ---------------
                                            15,148,866        78,970,792
Less- Accumulated amortization........        (288,695)       (1,775,441)
                                        --------------   ---------------

Intangible assets, net................  $   14,860,171   $    77,195,351
                                        ==============   ===============

6.   LONG TERM RECEIVABLES

         During 1997, the Company entered into an agreement to lend up to $42.7 million to an affiliated physician group. The loan will be funded in six advances. The first advance was made on November 15, 1997 in the amount of $3 million. The second advance was made on December 1, 1997 in the amount of $16.4 million. The next four advances of $5.825 million each will be made annually on December 1, beginning in 1998. Interest is payable to the Company monthly at an annual rate of 8.0%. The loan will be repaid in fifteen annual payments beginning on November 30, 2008. Certain assets of the affiliated physician group have been pledged as security under the loan, and the loan provides certain rights to offset against distributions under the service agreement in the event of default under the loan agreement. As of December 31, 1997, the outstanding loan totaled $19.4 million, and the Company estimates that the carrying value of this receivable approximates fair value.

         During 1997 and in connection with the certain acquisitions, the Company entered into split-dollar life insurance agreements with the physicians and prior owners of the physician groups. Under these agreements, the Company purchases life insurance in the name of the individual seller. Upon the death of the individual seller, the amount of the premiums paid by the Company will be returned. In addition, these receivables are guaranteed by the individual policy holders. The total of the premiums that will be returned to the Company is $25.0 million. The $3.9 million carrying value of these receivables as of December 31, 1997, represents the present value of the premiums that will be returned to the Company based on the estimated actuarial life of the policy holders and an implied interest rate of 6.75%. The accretion of this receivable from the initial carrying value to the full premium amount is recorded as a reduction to amortization expense in the accompanying consolidated statements of operations.

         In May 1997, the Company loaned $600,000 to an officer of the Company. Beginning in May 2001, the loan will be repaid in five equal annual payments plus accrued interest of 6.5%.

7.   NOTES PAYABLE, OTHER LONG TERM DEBT AND OBLIGATIONS UNDER
     CAPITAL LEASES

Notes payable are summarized as follows:

                                                                                December 31,
                                                                            1996              1997
                                                                       --------------   ----------------
Borrowings under Revolving Credit Facility...........................  $    4,157,027   $     32,968,000
Notes payable to physician group; unsecured;
     due in three annual installments in April
     1998, 1999, and 2000; 9% interest payable
     in cash or options to purchase the
     Company's common stock..........................................        --                8,608,602
Notes payable to physician group; unsecured;
     due in four annual installments in December
     1998, 1999, 2000, and 2001; 5% interest
     payable annually................................................        --                1,172,000
Note payable to physician group; unsecured;
     due in two equal installments of principal
     and 7% interest in April 1997 and 1998..........................         851,549            440,173
Note payable to a bank, interest at prime
     plus 1.5%, paid in February 1997................................         300,000              --
Other notes payable..................................................         427,788            175,915
                                                                       --------------   ----------------
                                                                            5,736,364         43,364,690
Less- Current portion................................................      (1,151,191)        (3,676,365)

Notes payable, net...................................................  $    4,585,173   $     39,688,325
                                                                       ==============   ================

The maturities of notes payable at December 31, 1997, are as follows:

 1998................................................   $    3,676,365
 1999................................................        8,210,199
 2000................................................        9,755,926
 2001................................................        6,886,600
 2002................................................        6,593,600
 Thereafter..........................................        8,242,000
                                                        --------------
                                                        $   43,364,690

         In connection with the issuance of notes payable to stockholders and one other party in 1995, the Company issued 150,000 warrants to purchase common stock at $2.50 per share. On June 30, 1996, the warrants were exercised in exchange for forgiveness of the notes payable.

    Revolving Credit Facility

         Effective July 15, 1996, the Company entered into a revolving credit agreement which was subsequently amended and restated November 13, 1997 (the "Credit Facility"). The Credit Facility provides for a six-year commitment to fund revolving credit borrowings of up to $50.0 million for acquisitions and general working capital purposes. Beginning on April 1, 1999, the Credit Facility converts to a term loan with twenty quarterly payments equal to 5% of the outstanding balance on January 1, 1999. Under the terms of the Credit Facility, the Company paid a commitment fee of approximately $780,000 which has been capitalized in other assets in the accompanying consolidated balance sheets and amortized as an adjustment to interest expense using the effective interest method. The interest rate under the Credit Facility will be set at the Company's option and varies based on selected financial ratios, as defined, as follows:
(i) 30-day commercial paper rate of an issuer whose corporate bonds are rated "AA," plus 2.70% to 3.25%; (ii) reserve adjusted LIBOR, as defined, plus 2.70% to 3.25%; or (iii) prime rate plus 0.35% to 0.88% depending on certain debt levels. As of December 31, 1997, the effective interest rate on the Credit Facility was 8.5% based on the 30-day commercial paper rate as adjusted. The Credit Facility includes certain restrictive covenants including limitations on the payment of dividends as well as the maintenance of certain financial ratios. The Credit Facility is secured by substantially all the assets of the Company. As of December 31, 1997, the Company had $17.0 million available for acquisition purposes under the Credit Facility of which $7.3 million was also available for working capital, subject to certain conditions as defined by the agreement.

    Convertible Subordinated Notes Payable

         On March 29, 1996, in connection with the affiliation of two physician groups, the Company issued $1,800,274 in convertible subordinated notes. The notes bear interest at 7.0% and mature in March 2003. The notes may, at the election of the noteholders, be converted into shares of common stock at a conversion price of $9.00 per share, subject to certain limitations and automatic conversions as defined in the note agreements. During 1997, one noteholder converted $35,216 of notes into 3,912 shares of the Company's common stock.

    Obligations Under Capital Leases

         In connection with affiliations with physician groups and in the ordinary course of business, the Company assumed the obligation of various equipment under capital leases. As of December 31, 1997, future minimum lease payments under capital leases are as follows:

         1998..........................................   $     749,017
         1999..........................................         582,706
         2000..........................................         424,458
         2001..........................................         198,685
                                                          -------------
                                                              1,954,866
         Less- Portion attributable to interest........        (271,389)
                                                          -------------
         Obligations under capital leases..............       1,683,477
         Less- Current portion.........................        (609,591)
                                                          -------------
                                                          $   1,073,886

8.   REDEEMABLE CONVERTIBLE PREFERRED STOCK, COMMON STOCK, AND
     STOCKHOLDERS' EQUITY

         The Company has authorized the issuance of 70,000,000 shares of stock, of which (a) 20,000,000 shares, par value $0.01 per share, are to be designated Preferred Stock (of which 700,000 shares are to be designated Series A Redeemable Convertible Preferred Stock), (b) 47,400,000 shares, par value $0.01 per share, are to be of a class designated Common Stock, and (c) 2,600,000 shares, par value $0.01 per share, are to be of a class designated Class B Common Stock.

         During March 1997, the Company completed the initial public offering of its common stock (the "Offering"). The Offering consisted of 4,000,000 shares of common stock sold at a price of $9.00 per share. Gross and net proceeds from the Offering were $36.0 million and $33.5 million, respectively. In addition, net proceeds were reduced by approximately $1.8 million of expenses relating to the Offering.

    Series A Redeemable Convertible Preferred Stock

         During 1996, the Company issued 500,000 shares of Series A Redeemable Convertible Preferred Stock and warrants to purchase an additional 200,000 shares of Preferred Stock. The warrants are exercisable at $4.50 per share and expire on December 6, 2000. Upon the completion of the Offering, the 500,000 shares of Series A Redeemable Convertible Preferred Stock were automatically converted into Common stock.

         Between December 6, 1995 and the completion of the Offering, the Company was required for all shares or share equivalents of Common stock issued, excluding shares and share equivalents issued in connection with an acquisition or shares issued in connection with a redemption or conversion when the share equivalent was issued prior to December 6, 1995, to grant options to purchase shares of Common stock to Preferred Stockholders in an amount equal to their percentage ownership of the Company prior to the issuance. During 1996, options to purchase 47,230 shares of Common stock were granted to Preferred
Stockholders, of which 7,743 were exercisable at prices ranging from $6.00 to $10.20 per share. During 1997 and prior to the completion of the Offering, additional options to purchase 294 shares of Common stock were granted to Preferred Stockholders with an exercise price of $12.00.

    Redeemable Common Stock

         In connection with an acquisition in 1995, the Company issued 165,296 shares of Redeemable Common Stock for $991,776. On the completion of the Offering, the 165,296 shares of Redeemable Common Stock were automatically converted into Common stock.

    Class B Common Stock

         During 1994, the Company issued 613,075 Class B units, each consisting of two shares of Class B Common Stock and a warrant to purchase 1.5756 shares of Class B Common Stock at an exercise price of $1.25 per share. The warrants are exercisable on or before June 30, 2004. The Company also granted an option to purchase 77,500 Class B units at an exercise price of $0.50 per unit. The options are fully vested and may be exercised until September 30, 2004. As of December 31, 1997, no warrants or options have been exercised. The Class B Common Stock had a liquidation preference, subordinate to the Preferred Stock, at an amount equal to $1.00 per share. Each share of Class B Common Stock was automatically converted into Common stock on the completion of the Offering.

    Common Stock

         During 1994, the Company issued 907,000 Common stock units, each consisting of two shares of Common stock and a warrant to purchase 1.5756 shares of Common stock at an exercise price of $1.25 per share. The warrants are exercisable on or before June 30, 2003. As of December 31, 1997, 56,686 warrants have been exercised.

    Common Stock To Be Issued

         In connection with acquisitions completed in 1997, common shares valued at $20,121,059 will be issued in 1998. The number of common shares to be issued and the price per share was fixed at the consummation date of the specific acquisitions in 1997.

         In connection with acquisitions completed in 1996, common shares valued at $2,303,212 were issued in 1997. The number of shares to be issued and the price per share was fixed at the consummation date of the specific acquisitions in 1996 and 1995.

    Stock Option Plans

         The Company has reserved 1,500,000 shares of Common stock for issuance under its 1994 Stock Option Plan and 2,100,000 shares of Common stock for issuance under its 1996 Stock Option Plan (collectively the "Stock Option Plans"). Options granted under the Plans may be either incentive stock options ("ISO") or nonqualified stock options ("NQSO"). The option price per share shall not be less than the fair market value of the Company's Common stock at the date of grant. Generally, options vest over a five-year period and expire in either 2004 or 2006. As of December 31, 1997, options to purchase 1,947,729 shares remain available for grant under the Stock Option Plans.

The following table summarizes the activity in the Stock Option Plans:


                                                             Weighted-Average
                         Outstanding    Price Per Share       Exercise Price

December 31, 1994            80,000     $0.50 - $  2.50            $1.50
     Granted                546,200     $0.50 - $  6.00            $4.99
     Exercised              -                  -                     -
     Canceled              (121,000)    $3.00 - $  6.00            $3.36
                        -----------
December 31, 1995           505,200     $0.50 - $  6.00            $4.83
     Granted                805,800     $6.00 - $ 14.00            $7.81
     Exercised              (23,200)    $0.50 - $  6.00            $5.24
     Canceled              (223,400)    $0.50 - $  9.00            $5.89
                        -----------
December 31, 1996         1,064,400     $0.50 - $ 14.00            $6.85
     Granted                626,071     $6.00 - $ 12.00            $7.88
     Exercised               (3,100)         $6.00                 $6.00
     Canceled               (61,400)    $6.00 - $  9.00            $6.67
                        -----------
December 31, 1997         1,625,971     $0.50 - $ 14.00            $6.71
                        ===========



         Stock options available for exercise under the Stock Option Plans as of December 31, 1995, 1996, and 1997, totaled 8,000, 170,720, and 653,464, respectively.

         When the Company entered into the Credit Facility in 1996 (see Note 7), the Company issued 46,875 options to purchase the Company's Common stock at $10.00 per share. These options are outstanding and exercisable.

9.  INCOME TAXES

         The provision for income tax expenses for the years ended December 31, 1995, 1996 and 1997 consists of:



                                 1995             1996              1997
                            -------------     -------------    -------------
Current
     Federal                $       1,731     $     -          $   2,146,759
     State                        -                 -                125,780
Deferred
     Federal                      (56,136)          -                306,510
     State                        -                 -                 23,330
                            -------------     -------------    -------------
                            $     (54,405)    $     -          $   2,602,379
                            ==============    =============    =============


         Deferred income tax assets (liabilities) reflect net tax effects of temporary differences between the amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred tax liability are as follows:


                                                                                December 31,
                                                                           1996              1997
         Current deferred tax assets (liabilities)
              Operating loss carryforwards                             $     493,153    $     -
              Unrealized gains on security investments                       -               (381,323)
              Non-deductible accrued expenses                                346,637          207,222
                                                                       -------------    -------------
                                                                             839,790         (174,101)
         Non-current deferred tax liabilities
              Property and equipment, principally due to
                  differences in depreciation                                -               (299,838)
              Clinic service agreements                                      -               (729,896)
              Other                                                          152,511          (74,142)
                                                                       -------------    --------------

                                                                             152,511       (1,103,876)
                                                                       -------------    --------------
         Net deferred tax asset(liability)                                   992,301       (1,277,977)
         Valuation allowance                                                (992,301)         -
                                                                       -------------    --------------
                                                                       $     -          $  (1,277,977)
                                                                       =============    ==============



10.  DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

         SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure about the fair value of financial instruments for which it is practicable to estimate fair value. As of December 31, 1996 and 1997, the fair value of the Company's cash and cash equivalents, accounts receivable, accounts payable, due to physician groups and accrued expenses approximated their carrying value because of the short maturities of those financial instruments. The fair value of the Company's long term debt also approximates its carrying value since the related notes bear interest at current market rates.

         The estimated fair value of the convertible subordinated notes payable to physician groups was approximately $1,800,274 and $1,985,690 as of December 31, 1996 and 1997, respectively. The carrying value of these notes was $1,800,274 and $1,765,058 as of December 31, 1996 and 1997, respectively. The estimated fair value of these convertible subordinated notes payable is based on the greater of their face value and the closing market value of the common shares into which they could have been converted at the respective balance sheet date.

11.  COMMITMENTS AND CONTINGENCIES

   Leases

         Operating leases generally consist of short-term leases for the office space where the physician groups are located. Lease expense of approximately $716,000, $2,740,000, and $7,086,000 for the years ended 1995, 1996 and 1997, respectively, reflect lease commitments for medical practice office space, medical practice equipment, corporate office space, and corporate equipment.

         The following is a schedule of future minimum lease payments under noncancelable operating leases as of December 31, 1997.

          1998.............................................    $    5,929,466
          1999.............................................         5,428,666
          2000.............................................         4,906,781
          2001.............................................         4,150,848
          2002.............................................         3,649,947
          Thereafter.......................................        20,952,100
                                                               --------------
                                                               $   45,017,808
    Litigation

         The Company is subject to various claims and legal actions that arise in the ordinary course of business. In the opinion of management, the ultimate resolution of such matters will not have a material adverse effect on the Company's financial position or results of operations.

    Insurance

         The Company and the physician groups are insured with respect to medical malpractice risks on a claims- made basis. Management is not aware of any claims against the Company or the physician groups that might have a material impact on the Company's financial position or results of operations.

    Year 2000

     The Company continues to assess the impact of the Year 2000 Issue on its information systems and operations. With disparate systems in place at the Company's various affiliated groups, the assessment process also extends to each new affiliation. Noncompliant practice management systems could be acquired in a new affiliation, which would require system remediation or replacement. Given these issues, the Company is unable to estimate the costs of remediation or replacements that may be required. With its current strategy of replacing inadequate practice management systems, however, the Company does not believe that Year 2000 issues will cause a conversion to be any more difficult than a typical system conversion. If the issues prove more significant than anticipated, or if noncompliant third-party systems "re-infect" the Company's Year 2000 compliant systems, there could be a material adverse impact on the Company.

                         REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of
Berkshire Physicians & Surgeons, P.C.:

We have audited the accompanying consolidated balance sheets of Berkshire Physicians & Surgeons, P.C. and subsidiaries (the "Corporation") as of December 31, 1996 and 1997, and the related consolidated statements of operations, changes in shareholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Berkshire Physicians & Surgeons, P.C. and subsidiaries as of December 31, 1996 and 1997, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                     COOPERS & LYBRAND, L.L.P.

Boston, Massachusetts
March 31, 1998, excedpt for
   Notes 1 and 14, as to
   which the date is
   April 14, 1998

                                       BERKSHIRE PHYSICIANS & SURGEONS, P.C.

                                            CONSOLIDATED BALANCE SHEETS
                                            December 31, 1996 and 1997

                                     ASSETS                                         1996             1997
                                                                              ---------------   --------------
Current assets:
   Cash and cash equivalents...............................................   $       822,190   $    1,185,042
   Patient accounts receivable (net of allowance for doubtful accounts of $873,000 and $1,165,000 in 1997 and 1996,
     respectively).........................................................         4,798,917        4,402,454
   Other receivables.......................................................         1,256,889          886,484
   Inventories.............................................................           324,153          439,846
   Prepaid and other current assets........................................           213,270           70,941
                                                                              ---------------   --------------
         Total current assets..............................................         7,415,419        6,984,767

Property and equipment, net................................................         4,411,680        4,649,052
Other assets...............................................................           453,858          220,083
                                                                              ---------------   --------------
         Total assets......................................................   $    12,280,957   $   11,853,902
                                                                              ===============   ==============

                 LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
   Note payable - line of credit...........................................         3,062,781        6,755,136
   Accounts payable and accrued expenses...................................         2,640,575        3,774,701
   Accrued pension plan contribution.......................................         1,256,710        1,552,711
   Accrued physician compensation..........................................           753,819        1,879,175
   Current portion of long-term debt.......................................           220,980          813,996
   Current portion of obligations under capital leases.....................           510,451          644,665
                                                                              ---------------   --------------
         Total current liabilities.........................................         8,445,316       15,420,384

Long-term debt, net of current installments................................           789,014          339,172
Obligations under capital leases, net of current installments..............         1,927,432        2,014,670
                                                                              ---------------   --------------
         Total liabilities.................................................        11,161,762       17,774,226
                                                                              ---------------   --------------

Commitments and contingencies (Notes 1, 2, 5, 6, 9, 10, 11, 12 and 14)

Shareholders' equity (deficit):
   Common  stock,  $1 par value,  1,000  shares  authorized;  334 and 352 shares issued and outstanding at December 31, 1997
   and 1996, respectively..................................................               352              334
   Paid-in capital.........................................................           728,034          593,052
   Advances to shareholders................................................          (101,661)        (335,204)
   Retained earnings (deficit).............................................           492,470       (6,178,506)
                                                                              ---------------   --------------
         Total shareholders' equity (deficit)..............................         1,119,195       (5,920,324)
                                                                              ---------------   --------------
         Total liabilities and shareholders' equity (deficit)                 $    12,280,957   $   11,853,902
                                                                              ===============   ==============


            The accompanying notes are an integral part of the consolidated financial statements.

                       BERKSHIRE PHYSICIANS & SURGEONS, P.C.

                       CONSOLIDATED STATEMENTS OF OPERATIONS
                   for the years ended December 31, 1996 and 1997

                                                                                    1996             1997
                                                                              ---------------   --------------

Net patient service revenue................................................   $    30,326,902   $   32,698,750
Risk contract revenue......................................................        10,676,064       10,026,491
Other revenue..............................................................           722,857          957,409
                                                                              ---------------   --------------
     Total revenue.........................................................        41,725,823       43,682,650
                                                                              ---------------   --------------
Operating expenses:
   Physicians' salaries and wages..........................................        11,208,235       12,354,057
   Other salaries and wages................................................         7,993,601        9,246,413
   Physician benefits......................................................         2,096,542        2,523,423
   Employee benefits.......................................................         2,417,907        2,788,639
   Referral services.......................................................         9,600,821        9,731,890
   Supplies and other expenses.............................................         6,348,943        6,915,722
   Rent....................................................................         1,639,83         2,173,514
   Professional liability insurance........................................           817,949          803,917
   Interest................................................................           367,525          949,683
   Depreciation and amortization...........................................         1,239,214        1,218,025
   Provision for doubtful accounts.........................................           796,000        1,554,000
                                                                              ---------------   --------------
       Total operating expenses............................................        44,526,571       50,259,283
                                                                              ---------------   --------------

       Loss from operations................................................        (2,800,748)      (6,576,633)

Other expense..............................................................            (4,443)         (35,774)
                                                                              ---------------   --------------

         Loss before income taxes..........................................        (2,805,191)      (6,612,407)

Income tax expense (benefit) ..............................................        (1,400,684)          58,569
                                                                              ---------------   --------------

         Net loss..........................................................   $    (1,404,507)  $   (6,670,976)
                                                                              ===============   ==============











        The  accompanying  notes are an integral part of the consolidated financial statements.

                           BERKSHIRE PHYSICIANS & SURGEONS, P.C.

                          CONSOLIDATED STATEMENTS OF CHANGES IN
                              SHAREHOLDERS' EQUITY (DEFICIT)
                      for the years ended December 31, 1996 and 1997

                                                                                                                       Total
                                                                   Additional                         Retained     Shareholders'
                                             Common Stock            Paid-In        Advances to       Earnings        Equity
                                        Shares       Amount          Capital       Shareholders       (Deficit)      (Deficit)

Balance at January 1, 1996..........          364  $       364  $       817,670  $    (159,408)   $  1,896,977    $  2,555,603
Issuance of additional shares to
  physicians........................            4            4           29,996          --             --              30,000
Cancellation of shares due
  to physician retirement or
  termination.......................          (16)         (16)        (119,632)         --             --            (119,648)
Payments received on advances
  to shareholders...................           --           --              --          57,747          --              57,747
Net loss............................           --           --              --           --         (1,404,507)     (1,404,507)
                                       ----------    ---------      -----------  -------------    ------------    ------------
Balance at December 31, 1996........          352          352          728,034       (101,661)        492,470       1,119,195
Cancellation of shares due to
  physician retirement or
  termination.......................          (18)         (18)        (134,982)          --                --        (135,000)
Advances to shareholders............           --           --                        (268,427)             --        (268,427)
Payments received on advances
  to shareholders...................           --           --              --          34,884              --          34,884
Net loss............................           --           --              --            --        (6,670,976)     (6,670,976)
                                       ----------    ---------      -----------  -------------    ------------    ------------
Balance at December 31, 1997........          334    $     334      $   593,052  $    (335,204)   $ (6,178,506)   $ (5,920,324)
                                       ==========    =========      ===========  =============    ============    ============




















              The  accompanying  notes  are an  integral  part  of the
                       consolidated financial statements.

                                       BERKSHIRE PHYSICIANS & SURGEONS, P.C.

                                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  for the years ended December 31, 1996 and 1997

                                                                                    1996             1997
                                                                              ---------------   --------------
Cash flows from operating activities:
   Net loss................................................................   $    (1,404,507)  $   (6,670,976)
   Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation and amortization.........................................         1,239,214        1,218,025
     Provision for doubtful accounts.......................................           796,000        1,554,000
     Loss on disposal of property and equipment............................                --           35,774
     Deferred income taxes.................................................        (1,445,616)              --
     Changes in operating assets and liabilities:
       Patient accounts receivable.........................................          (219,531)      (1,157,537)
       Other receivables...................................................        (1,105,166)         370,405
       Inventories.........................................................           (79,341)        (115,693)
       Prepaid and other current assets....................................            75,245          142,329
       Accounts payable and accrued expenses...............................           729,313        1,134,126
       Accrued pension plan contribution...................................            47,766          296,001
       Accrued physician compensation......................................           145,163        1,125,356
                                                                              ---------------   --------------
         Net cash used in operating activities.............................        (1,221,460)      (2,068,190)
                                                                              ---------------   --------------
Cash flows from investing activities:
   Additions to property, plant and equipment..............................        (1,699,303)      (1,233,504)
   Decreases in other assets...............................................            15,459          (23,892)
                                                                              ---------------   --------------
         Net cash used in investing activities.............................        (1,683,844)      (1,257,396)
                                                                              ---------------   --------------
Cash flows from financing activities:
   Proceeds from note payable - line of credit.............................        10,902,781       24,292,701
   Proceeds from equipment loans...........................................           270,000               --
   Proceeds from capital lease financing...................................         2,011,633          770,597
   Proceeds from mortgage..................................................                --          600,000
   Principal payments on note payable - line of credit.....................        (9,790,000)     (20,600,346)
   Principal payments under capital lease obligations......................          (261,985)        (549,145)
   Principal payments on mortgage payable..................................            (6,075)        (242,826)
   Principal payments on equipment loan....................................          (209,500)        (214,000)
   Additional advances to shareholders.....................................                --         (268,427)
   Principal payments on notes from shareholders...........................            57,747           34,884
   Cash received from issuance of common stock.............................            30,000               --
   Cash paid to terminated physicians for common stock.....................          (119,648)        (135,000)
                                                                              ---------------   --------------
         Net cash provided by financing activities.........................         2,884,953        3,688,438
                                                                              ---------------   --------------
Net increase (decrease) in cash and cash equivalents.......................           (20,351)         362,852
Cash and cash equivalents, at beginning of year............................           842,541          822,190
                                                                              ---------------   --------------
Cash and cash equivalents, at end of year..................................   $       822,190   $    1,185,042
                                                                              ===============   ==============

Supplemental disclosure of cash flow information: Cash paid during the year for:
     Interest..............................................................   $       358,501   $      754,238
     Income taxes..........................................................            12,300           63,769

Supplemental disclosure of noncash financing activities:
   In 1997, the Corporation refinanced an equipment lease obligation totaling $786,233 with another lessor who directly repaid the outstanding balance on the refinanced lease.



       The  accompanying  notes are an integral part of the consolidated financial statements.

                         BERKSHIRE PHYSICIANS & SURGEONS, P.C.

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.       Organization and Significant Accounting Policies:

         Organization
         Berkshire Physicians & Surgeons, P.C. (the "Corporation" or "BP&S") is a 81 physician, primary care, multi-specialty and multiple location professional services corporation. The Corporation's service areas include central and southern Berkshire County, Hampden County, and Hampshire County, Massachusetts, and adjacent areas of Litchfield County, Connecticut, and Columbia County, New York.

         Its principal services include primary, specialty and urgent care, surgical, laboratory, mammography and radiological services.

         The Corporation has three wholly owned subsidiaries, Commonwealth Health Management Services, Inc. ("CHMS"), Commonwealth Independent Practice Association, Inc. ("CIPA") and Great Barrington Medical Realty, LLC (GBMR). CHMS is a management services organization formed in 1994. The purpose of CHMS is to provide the necessary administrative and medical management structure to enable the physicians within the Corporation's network to collectively enter into health service contracts. CIPA was established as an independent practice membership association to organize physicians to provide services to the Corporation's members. CHMS is the only member of the association. During 1997, the Corporation established GBMR, a limited liability company whose sole purpose is to develop, own and operate a medical office building. This building will be leased to the Corporation as general medical office space.

         Basis of Presentation

         The accompanying financial statements have been prepared assuming that the Corporation will continue as a going concern. The Corporation has suffered recurring operating losses from operations, has a significant amount of debt which is currently payable and has a net capital deficiency, however, on April 14, 1998 the Corporation executed an irrevocable merger agreement with ProMedCo Management Company ("PMCO") (Note 14), which should provide the Corporation with adequate financial support on an ongoing basis.

         Basis of Accounting

         The  financial   statements  are  prepared  on  the  accrual  basis  of
         accounting.

                   BERKSHIRE PHYSICIANS & SURGEONS, P.C.

         Principles of Consolidation

         The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiaries CHMS, CIPA and GBMR. All significant intercompany transactions have been eliminated in consolidation.

         Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estiamtes are used when accounting for the collectibility of patient accounts receivable and other receivables, depreciation and amortization, accrued expenses and taxes.

         Cash and Cash Equivalents

         The Corporation considers all highly liquid debt instruments with a maturity at date purchased of three months or less to be cash equivalents.

         Net Patient Service Revenue and Patient Accounts Receivable

         Net patient service revenue is reported at the established net realizable amounts from patients, third party payors and others for services rendered, including estimated retroactive adjustments under reimbursement agreements with third party payors. Net patient service revenue and accounts receivable are recorded when patient services are performed. Adjustments and settlements under reimbursement agreements with third party payors are accrued on an estimated basis in the period the related services are rendered and adjusted in future periods as final settlements are determined. Such adjustments and final settlements with third-party payors, which could materiallly and adversely affect the Corporation, are reflected in operations at the time of the adjustment or settlement.

         Inventories

         Inventories which consist of pharmaceuticals, and medical and office supplies are recorded at the lower of cost, determined by the first-in, first-out method, or market.

         Property and Equipment

         Property and equipment are recorded at cost. Expenditures for renewals and betterments are capitalized and maintenance and repairs are expensed. The Corporation provides for depreciation of property and equipment for financial statement reporting purposes using the straight-line method over the estimated useful lives of the various assets. Capital leases are recorded at the lower of the fair market value of the asset or the present value of the minimum

                    BERKSHIRE PHYSICIANS & SURGEONS, P.C.

         lease payments. Assets recorded under capital leases are amortized using the straight-line method over the life of the related lease or the life of the asset, whichever is shorter. The carrying amounts of assets sold or otherwise disposed of and the related allowance for depreciation are eliminated from the accounts in the period of disposal, with the resulting gain or loss reflected in operations.

         Impairment of Long-Lived Assets

         The Corporation reviews long-lived assets and certain indentifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeded the fair value of the assets.

         Other Assets

         Other assets, which primarily consist of costs incurred in connection with the organization and start-up of the Corporation, as well as costs and intangible assets resulting from the acquisition of physician groups, have been capitalized and are being amortized over three years. Amortization expense of other assets amounted to $257,621 and $257,667 for the years ended December 31, 1996 and 1997, respectively. Accumulated amortization amounted to $380,187 and $637,854 at December 31, 1996 and 1997, respectively.

         Risk Contract Revenue and Referral Services

         The Corporation has entered into risk sharing agreements with health maintenance organizations (HMOs). Under these agreements, the Corporation earns revenue based on the number of members to which it provides services to, regardless of the amount of services actually performed. Throughout the year, cash is distributed by the HMO's on a capitated and fee-for-service basis to the Corporation for services provided by the Corporation. The HMO's also distribute cash on a fee-for-service basis to other providers. The Corporation records payments to other providers under these agreements as risk referral services expenses. The amount of revenues earned is subject to a settlement calculation performed subsequent to year-end based on actual performance under the agreements. Total revenue recorded on these contracts for 1996 and 1997 amounted to $13.4 million and $13.3 million, respectively, of which $2.7 million and $3.3 million have been recorded as net patient service revenue representing medical services provided by the Corporation's physicians. As of December 31, 1996 and 1997, amounts due to BP&S from the HMOs were approximately $1.1 million and $497,000, respectively. Settlements with the HMOs, which could materially and adversely affect the Corporation, are reflected in operations at the time of the settlement.

         Income Taxes

         The Corporation uses the liability method of accounting for income taxes as set forth in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes".

         Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

                        BERKSHIRE PHYSICIANS & SURGEONS, P.C.

         Reclassifications

         Certain amounts in the 1996 financial statements have been reclassified to conform with the 1997 presentation.

2.       Net Patient Service Revenue:

         The Corporation has agreements with Medicare, Medicaid, Blue Cross, and various other commercial insurance companies, preferred provider organizations and health maintenance organizations that provide for payments to the Corporation at amounts different from its established rates. The basis of these payments include discounts from established charges, capitated rates, and fee screens. Differences between established rates and agreed-upon payments are included as a reduction to net patient service revenue or risk contract revenue. A significant portion of the Corporation's revenue is derived through arrangements with these third-party payors. As such, the Corporation is dependent on these payors to carry out its operating activities.

3.       Property and Equipment:

         Property and equipment consist of the following:

                                                                                   1996              1997
                                                                            -----------------  ---------------
             Land and buildings..........................................   $         325,000  $     1,420,661
             Equipment, furniture and fixtures...........................           6,778,464        7,141,644
             Leasehold improvements......................................           1,142,715        1,175,930
             Construction in progress....................................             754,283          446,174
                                                                            -----------------  ---------------
                                                                                    9,000,462       10,184,409
             Accumulated depreciation and amortization...................          (4,588,782)      (5,535,357)
                                                                            -----------------  ---------------
             Property and equipment, net.................................   $       4,411,680  $     4,649,052
                                                                            =================  ===============

         Depreciation and amortization expense for the years ended December 31, 1996 and 1997 was $981,593 and $960,358, respectively.

4.       Advances To Shareholders:

         The Corporation provides financing to shareholder physicians to enable them to purchase shares of stock from the Corporation. Interest is accrued at market interest rates on outstanding amounts. Total principal outstanding at December 31, 1996 and 1997 was $101,661 and $66,777, respectively. The Corporation accrued approximately $5,182 and $4,799 of interest income from advances to shareholders for the year ended December 31, 1996 and 1997, respectively. In addition, during 1997, the Corporation advanced $268,427 to shareholder physicians in compensation beyond their earned compensation for 1997. The Corporation expects the advances to be collected or netted against compensation in 1998.

                      BERKSHIRE PHYSICIANS & SURGEONS, P.C.

5.       Insurance:

         The Corporation is insured with respect to professional liability insurance on a claims made basis up to $1,000,000 per individual claim and $3,000,000 in the aggregate. The policies are subject to annual renewal and cover only those claims made during the term of the policy but not for occurrences for which claims made after expiration of the policy. The Corporation is self insured for claims exceeding the insured amounts. The physicians also have professional liability insurance, primarily on an occurrence basis, up to $1,000,000 or $2,000,000 per individual claim and $3,000,000 or $6,000,000 in the aggregate. The Corporation intends to renew its present insurance coverage. Management was not aware of any claims against it or its providers which are estimated to exceed their insurance limits.

         The Corporation is self insured for the majority of employee health insurance up to $65,000 per participant and approximately $1,620,000 in the aggregate. Management has recorded an estimated liability of its exposure under the plan as of December 31, 1996 and 1997.

6.       Note Payable and Long-Term Debt:

         Note Payable

         The Corporation maintains a demand bank line of credit collateralized by certain of the Corporation's assets in the amount of $7,500,000
         ($3,500,000 at December 31, 1996). The loan agreement stipulates interest at the bank's base rate plus 1% in 1996 (9.25% at December 31, 1996) and 3% in 1997 (11.50% at December 31, 1997) and the line expires on May 31, 1998. Total outstanding on the line of credit was $3,062,781 and $6,755,136 at December 31, 1996 and 1997, respectively.
         The loan agreement also stipulates that the Corporation will have to pay additional interest when the line is repaid equal to .8125% of the greater of the assumed value of the Corporation in cash or equivalents in a Capital Placement, as defined or $25,000,000 if repaid on or before April 15, 1998. The rate to calculate the additional interest inceases to .875% if the line is repaid between April 16, 1998 and May 31, 1998 and increases to 1.625% if the line is repaid after May 31, 1998. The Corporation estimated and accrued additional interest of $146,000 payable through December 31, 1997 in accounts payable and accrued expenses. This estimate was based on a pro-rata share of the additional interest, assuming a repayment date of April 15, 1998, for the period from May 30, 1997 (the date of the loan agreement) through April 15, 1998.

                        BERKSHIRE PHYSICIANS & SURGEONS, P.C.

         Long-Term Debt

         Long-term debt consists of the following:

                                                                                          1996              1997
                                                                                   -----------------  ----------------
             Variable rate equipment  loan, at bank's base rate plus 1% (9.50%
               at December 31, 1997),  payable in monthly installments of variable amounts,  with a fixed principal portion of
               $13,333 per month through May 2000, collateralized by
               certain of the Corporation's assets..............................   $         546,667  $        386,608
             Variable rate equipment loan, at bank's base rate plus 1%
               (9.50% at  December  31, 1997), payable in monthly
               installments of variable amounts, with a fixed principal
               portion of $4,500 through January 2001, collateralized
               by certain of the
               Corporation's assets.............................................            220,500            166,560
             Fixed rate, 8.0% mortgage payable to a bank, collateralized
               by a building....................................................            242,827
             Fixed rate, 16% mortgage payable to a group of investors,
               interest payable monthly and principal payable in full on
               April 3, 1998, collateralized by a building......................                               600,000
                                                                                   -----------------  ----------------
                                                                                           1,009,994         1,153,168
               Less current portion.............................................             220,980           813,996
                                                                                   -----------------  ----------------
                                                                                   $         789,014  $        339,172
                                                                                  ==================  ================

         Maturities of long-term debt as follows:

          Year Ending December 31,                          Amount

                    1998                               $         813,996
                    1999                                         214,065
                    2000                                         120,607
                    2001                                           4,500
                                                       -----------------
                                                       $       1,153,168

         The variable note equipment loans were paid in full subsequent to year-end as part of a lease refinancing (Note 14). The Corporation is currently in negotiations to extend the maturity of the $600,000 mortgage to April 3, 1999.

                         BERKSHIRE PHYSICIANS & SURGEONS, P.C.

7.       Income Taxes:

         The  income  tax  expense  (benefit)   included  in  the  statement  of
         operations for the years ended December 31, 1996 and 1997 is as follows:

                                                                                 1996                1997
                                                                           ---------------     ---------------
             Currently payable:
               Federal...................................................  $        44,932     $        58,569
               State.....................................................               --                  --
                                                                           ---------------     ---------------
                                                                                    44,932              58,569
                                                                           ===============     ===============

             Deferred:
               Federal...................................................       (1,104,301)                 --
               State.....................................................         (341,315)                 --
                                                                           ---------------     ---------------
                                                                                (1,445,616)                 --
             Income tax expense (benefit) ...............................  $    (1,400,684)    $        58,569
                                                                           ---------------     ---------------

         The Corporation's income tax expense (benefit) differs from the statutory benefit as follows:

                                                                                 1996                1997
                                                                           ---------------     ---------------
             Expected federal benefit at statutory rate                    $     (953,764)     $    (2,248,218)
             State taxes, net of federal income tax benefit                      (382,233)            (396,744)
             Meals and entertainment disallowance........................           17,675              18,293
             Valuation allowance on deferred tax assets                            280,090           2,626,669
             Other, net..................................................         (362,452)             58,569
                                                                           ---------------     ---------------
                                                                           $    (1,400,684)    $        58,569
                                                                           ===============     ===============

         Significant components of net deferred tax liabilities, which are primarily the result of the Corporation recording amounts for financial statements purposes using the accrual method and for tax reporting purposes using the cash basis, are as follows:

                                                                                 1996                1997
                                                                           ---------------     ---------------
             Deferred tax liabilities:
               Patient accounts receivable...............................  $     1,932,464     $     1,772,868
               Depreciation..............................................          188,676             232,716
               Other accrued assets......................................          715,917             556,779
                                                                           ---------------     ---------------
                 Total deferred tax liabilities..........................        2,837,057           2,562,363
                                                                           ---------------     ---------------

             Deferred tax assets:
               Accounts payable and accrued expenses.....................        1,366,922           2,276,815
               Operating loss carryforwards..............................        1,750,225           3,095,410
                                                                           ---------------     ---------------
               Total deferred tax assets.................................        3,117,147           5,372,225
             Net deferred tax asset before valuation allowance...........          280,090           2,809,862
             Valuation allowance.........................................         (280,090)         (2,809,862)
                                                                           ---------------     ---------------
                    Net deferred tax liabilities.........................               --                  --
                                                                           ===============     ===============

                    BERKSHIRE PHYSICIANS & SURGEONS, P.C.

         At  December  31,  1997,  the   Corporation   has  net  operating  loss
         carryforwards of approximately $7.1 million for federal and state income tax reporting purposes. These net operating loss carryforwards expire in 2013 for federal income taxes and 2003 for state income taxes. As required by SFAS No. 109, management of the Corporation has evaluated the positive and negative evidence bearing on the realizability of its deferral tax assets. Management has considered the Corporation's earnings history and established the above valuation allowance due to the uncertainty associated with the future utilization of operating loss carryforwards above existing net deferred tax liabilities.

8.       Employee Benefit Plans:

         The Corporation has a defined contribution 401(k) and Retirement Plan that covers substantially all shareholders and employees. The Corporation, at the Board of Directors' election, provides a base contribution and matches shareholder and employee contributions up to approved levels of eligible compensation. The Corporation has expensed contributions to the 401(k) and Retirement Plan for 1996 and 1997 of $1,256,710 and $1,552,711, respectively.

9.       Leases:

         The Corporation has entered into various operating leases for office and clinical space, and medical equipment. These leases are classified as operating leases with the rental expense charged to operations as incurred. Rental expense under all leases was $1,639,834 and $2,173,514 for 1996 and 1997, respectively.

         Included in property, plant and equipment are assets, primarily computer, medical equipment and office equipment, held under capital leases. Assets held under capital leases at gross amounted to approximately $3.1 million (net book value of $1.6 million) and $3.9 million (net book value of $1.9 million) at December 31, 1996 and 1997, respectively.

         The following is a schedule by year of future minimum lease payments under operating and capital leases as of December 31, 1997 (Note 14):

                                              Operating             Capital
Year ending December 31,
1998....................................  $       1,916,468     $       886,484
1999....................................          1,843,966             872,093
2000....................................          1,885,110             680,676
2001....................................          1,695,197             564,817
2002....................................          1,536,998             227,246
Thereafter..............................          6,049,536               4,649
                                          -----------------     ---------------
Total minimum lease payments............  $      14,927,275           3,235,965
                                          =================     ---------------

Less amounts representing interest                                      576,630
                                                                 --------------
                                                                      2,659,335
Less current portion....................                                644,665
                                                                 --------------
Long-term portion.......................                         $    2,014,670
                                                                ===============

                      BERKSHIRE PHYSICIANS & SURGEONS, P.C.

10.      Concentration of Credit Risk:

         Financial instruments which potentially subject the Corporation to concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable, other receivables and advances to shareholders. The Corporation places its cash and cash equivalents with an institution who management believes is of high quality. At times, such amounts may be in excess of the Federal Deposit Insurance Corporation insurance limits. However, management believes that credit risk related to these deposits is minimal. Advances to shareholders are due from practicing physicians only (see Note 4). The Corporation has the ability to retain bonus payments and final termination benefits to settle outstanding advances.

         The primary business of the Corporation is to provide health care services to its patients. The Corporation grants credit without collateral to its patients, many of whom are local residents and are insured under various third party agreements. The Corporation is dependent upon these payors As of December 31, 1996 and 1997, the composition of accounts receivable from patients and third party payors, was as follows:

                                                         1996           1997
                                                      ------------   -----------

         Medicare and Medicaid.....................          30%             32%
         HMO Blue .................................          15              14
         Blue Shield...............................           5               7
         Commercial and managed care...............          29              33
         Self-pay and other........................          21              14
                                                      ---------      ----------
                                                            100%            100%
                                                      ==========     ==========
         At December 31, 1996 and 1997, other  receivables  primarily consist of
         settlements   from  HMOs  related  to  risk  sharing   agreements   and
         receivables for contractual services.

11.      Related Party Transactions:

         In addition to advances to shareholders (see Note 4), the Corporation rents office space from certain physicians which have ownership in the Corporation. Total rental payments made to these physicians were $63,729 and $78,129 in 1996 and 1997, respectively. These lease agreements extend through 2001.

12.      Contingencies:

         General. The Corporation is subject to complaints, claims and litations which have arisen in the normal course of business, including professional liability claims (Note 5) and several asserted and unasserted litigation cases. It is management's and legal counsel's belief that the outcome of these matters will not have a material adverse effect on the Corporation's financial position, results of operations or cash flows.

         Regulatory. The Corporation is subject to compliance with laws and regulations of various governmental agencies. Recently, governmental review of compliance

                         BERKSHIRE PHYSICIANS & SURGEONS, P.C.

         with these laws and regulations has increased, resulting in fines and penalties for noncompliance by individual health care providers. While no regulatory inquiries have been made at the Corporation, compliance with these laws and regulations is subject to future government review, interpretation or actions which are unknown and unasserted at this time.

13.      Disclosures About Fair Value of Financial Instrument:

         The methods and assumptions used to estimate the fair value of each class of financial instruments, for those instruments for which it is practicable to estimate that value, and the estimated fair values of the financial instruments are as follows:

         Cash and Cash Equivalents

         The carrying amount approximates fair value because of the short effective maturity of these instruments.

         Notes Payable and Long-term Debt

         The fair value of the Corporation's notes payable and long-term debt is estimated based on the current rates offered by the Corporation for siminar debt. The carrying value of the Corporation's long-term debt approximates its fair value as of December 31, 1997.

14.      Subsequent Events:

         Merger

         On April 14, 1998, the Corporation executed a merger agreement with PMCO, a physician practice management company based in Fort Worth, Texas, wherein the Corporation will become a wholly-owned subsidiary of PMCO. The merger agreement was signed in contemplation of a closing within a few days and PMCO waived all conditions thereto precedent to a closing. The merger agreement requires PMCO to discharge all debt as of the closing date.

         Lease Agreement

         On March 30, 1998, the Corporation  entered into a  noncancelable  sale leaseback agreement in which it agreed to refinance or sell furniture and equipment with a net book value of approximately $1.8 million to the Corporation's current equipment leasing vendor. As part of the agreement, the leasing company refinanced or paid the outstanding balances on all of the capital leases and the outstanding balances of the two equipment loans owed to a bank which totaled $3.2 million. The new lease specifies that the Corporation will make 57 monthly payments of $67,032 beginning on April 1, 1998. At the end of the lease, the Corporation has the option of purchasing the equipment from the leasing company at a fixed price of $550,000, to extend the term of the lease or to procure a replacement lease or purchase by an unrelated party.

No dealer, salesperson, or other person is authorized to give any information or make any representations not contained in this Prospectus in connection with the offer made by this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the affairs of the Company since the date hereof or the information contained herein is correct as of any time subsequent to the date of this Prospectus.


             TABLE OF CONTENTS
                                                    Page
Prospectus Summary...............................
Risk Factors.....................................
Use of Proceeds..................................
Price Range of Common Stock and Dividend
   Policy........................................
Capitalization...................................
Selected Financial Data..........................
Management's Discussion and Analysis
   of Financial Condition and Results of
   Operations....................................
Business.........................................
Management.......................................
Principal and Selling Stockholders...............
Shares Eligible for Future Sale..................
Underwriting.....................................
Legal Matters....................................
Experts..........................................
Available Information............................
Incorporation of Certain Documents by
   Reference.....................................
Index to Financial Statements....................







                                                 6,400,000 SHARES






                                                  [ProMedCo logo]


                                                ProMedCo Management
                                                      Company





                                                   COMMON STOCK


                                               --------------------

                                                P R O S P E C T U S
                                               --------------------


                                                PIPER JAFFRAY INC.

                                             BEAR, STEARNS & CO. INC.

                                                  COWEN & COMPANY




                                                       , 1998

                                   PART II.

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         The following table sets forth all expenses payable in connection with the registration of the Common Stock that is the subject of this Registration Statement, all of which shall be borne by the Company. All the amounts shown are estimates except for the registration fee, the Nasdaq listing fee, and the NASD filing fee.

                                                              To Be Paid By
                                                                Registrant

Securities and Exchange Commission registration fee.........  $ 29,718.30
Nasdaq listing fee..........................................            *
National Association of Securities Dealers filing fee.......            *
Printing and engraving expenses.............................            *
Legal fees and expenses.....................................            *
Accounting fees and expenses................................            *
Blue sky filing fees........................................            *
Miscellaneous...............................................            *
                                                              -----------
    Total...................................................  $         *
                                                              ===========

*   To be supplied by amendment

Item 15.  Indemnification of Directors and Officers.

         The Company's Certificate of Incorporation and By-laws provide for indemnification of directors, officers, agents, and employees of the Company to the fullest extent permitted by law. Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of his service as a director or officer of the corporation, or his service, at the corporation's request, as a director, officer, employee, or agent of another corporation or other enterprise, against expenses (including attorneys' fees) that are actually and reasonably incurred by him ("Expenses"), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred by him, in connection with the defense or settlement of such action, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Although Delaware law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (1) by a majority vote of a quorum of disinterested members of the board of directors, or (2) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (3) by the stockholders.

The General Corporation Law of the State of Delaware also provides for mandatory indemnification of any director, officer, employee or agent against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, the General Corporation Law of the State of Delaware provides the general authorization of advancement of a director's or officer's litigation expenses in lieu of requiring the authorization of such advancement by the board of directors in specific cases, and that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement or otherwise.

Item 16.  Exhibits.

               (a)     The following is a list of exhibits furnished:

1*   Form of Purchase Agreement.

2 Asset Purchase Agreement dated as of January 19, 1996 by and among ProMedCo, Inc., ProMedCo of Abilene, inc. and Abilene Diagnostic Clinic, P.L.L.C. (1)

2(a) First Amendment to Asset Purchase Agreement dated as of January 19, 1996 by and among ProMedCo, Inc., ProMedCo of Abilene, inc., and Abilene Diagnostic Clinic, P.L.L.C. (1)

2.1 Plan and Agreement for Reorganization dated as of September 13, 1996 by and between ProMedCo, Inc., ProMedCo of Temple, Inc., and King's Daughters Clinics, P.A. (1)

2.2 Agreement for Statutory merger dated as of November 7, 1996 by and between ProMedCo, Inc., ProMedCo of Northern Nevada, Inc. and Western medical Management Corporation, Inc. (1)

3.1 Form of Restated Certificate of Incorporation of ProMedCo Management Company. (1)

3.2  By-laws of ProMedCo Management Company. (1)

4    Form of Rights Agreement. (1)

5*   Opinion of Counsel

10.1 Interim Service Agreement dated as of January 19, 1996 by and between ProMedCo of Abilene, inc. and Abilene Diagnostic Clinic, P.L.L.C. (1)(2)

10.1(a) First Amendment to Service Agreement and Interim Service Agreement dated as of January 19, 1996 by and between ProMedCo of Abilene, inc. and Abilene Diagnostic Clinic, P.L.L.C. (1)

10.2 Service Agreement dates as of January 19, 1996 by and between ProMedCo of Abilene, Inc. and Abilene Diagnostic Clinic, P.L.L.C. (1)(2)

10.3 Service Agreement dates as of March 12, 1996 by and between ProMedCo, Inc. of Cullman, Inc. and Cullman Primary Care, P.C. (1)(2)

10.4 Service Agreement dated as of April 1, 1996 by and between ProMedCo of Mayfield, Inc. and Morgan-Haugh, P.S.C. (1)(2)

10.5 Amended and Restated Service Agreement dated as of June 24, 1996 by and between ProMedCo of Lake Worth, Inc. and Tarrant Family Practice, P.A.
     (1)(2)

10.6 Service Agreement dated as of June 30, 1995 by and between ProMedCo of Denton, Inc. and North Texas Medical Surgical Clinic, P.A. (1)(2)

10.7 Credit Agreement dated as of June 12, 1996 among ProMedCo, Inc., the Lenders referred to therein, and Nationscredit Commercial Corporation, as Agent. (1)

10.8 1996 Stock Option Plan. (1)

10.9 Employee Stock Purchase Plan. (1)

10.10 Employment Agreement with H. Wayne Posey. (1)

10.11 Employment Agreement with Richard R. D'Antoni. (1)

10.12 Amended and Restated Employment Agreement with Dale K. Edwards. (1)

10.13 Employment Agreement with R. Alan Gleghorn. (1)

10.14 Employment Agreement with Rick E. Weymier. (1)

10.15 Employment Agreement with Deborah A. Johnson. (1)

10.16 Service Agreement dated as of September 1, 1996 by and between ProMedCo of Temple, Inc. and Physicians of King's Daughters, P.A. (1)

10.17 Employment Agreement with Robert D. Smith. (1)

10.18 Form of Service Agreement by and between ProMedCo of Northern Nevada, Inc. and Knutzen Goring Medical Group, Ltd. DBA The Northern Nevada Medical Group. (1)(2)

10.19 1994 Stock Option Plan. (1)

10.20 Asset Purchase Agreements as of April 23, 1997 by and between ProMedCo Management Company, ProMedCo of Southwest Florida, Inc., Naples Medical Center, P.A. and Naples Obstetrics & Gynecology, M.D., P.A. Included as Appendix 2.9A to the Agreement is the Service Agreement by and between ProMedCo of Southwest Florida and Naples Medical Center, P.A. (3)

10.21 Asset Purchase Agreement as of August 12, 1997 by and between ProMedCo Management Company, PHB Management Company, Inc. and HealthAmerica Pennsylvania, Inc. Service Agreement by and between PHB Management Company, Inc. and HealthAmerica Pennsylvania, Inc. effective October 1, 1997. (4)

10.22 Stock Purchase Agreement as of October 8, 1997 by and between ProMedCo Management Company, ProMedCo of Sarasota, Inc., IMG, Inc. (formerly known as Intercoastal Medical Group, Inc.), and Intercoastal Medical Group, Inc. Service Agreement by and between ProMedCo of Sarasota and Intercoastal Medical Group, Inc., effective August 1, 1997. (5)

10.23 Agreement for Statutory Merger by and between HP Acquisition Corp., a Wholly Owned Subsidiary of ProMedCo Management Company, with PBMA Health Systems, Inc. and Health Plans, Inc. dated July 25, 1997. (6)

10.24 Amended and Restated  Credit Agreement dated as of November 13, 1997 among
      ProMedCo  Management  Company,   the  Lenders  referred  to  therein,  and
      Nationscredit Commercial Corporation, as Agent. (7)

11   Computation of Net Income Per Share. (7)

22   List of Subsidiaries. (7)

23.1 Consent of Arthur Andersen LLP.

23.2 Consent of Ernst & Young LLP.

23.3 Consent of Coopers & Lybrand L.L.P.

24   Power of Attorney (included in signature page).

27   Financial Data Schedule.

---------------------
*        To be filed by amendment

(1) Filed as an exhibit of the same number to the Company's registration statement on Form S-1 (File No. 333-10557).
(2) Confidential treatment has been requested and an application has been separately filed with the Commission.

(3) Filed as exhibit 2.3 to the Company's report on Form 8-K filed with the Commission on May 7, 1997.
(4) Filed as an exhibit to the Company's report on Form 8-K filed with the Commission on October 15, 1997.
(5) Filed as an exhibit to the Company's report on Form 8-K filed with the Commission on October 23, 1997.
(6) Filed as an exhibit to the Company's report on Form 8-K filed with the Commission on December 17, 1997.
(7) Filed as an exhibit to the Company's report on Form 10-K filed with the Commission on March 26, 1998.

Item 17.  Undertakings.

  The undersigned Registrant hereby undertakes:

         (1) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (3) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

         (4) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, this registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth and State of Texas on the 15th day of April 1998.

                                    PROMEDCO MANAGEMENT COMPANY

                                 By:  /s/ H. WAYNE POSEY
                                           H. Wayne Posey
                                  President and Chief Executive Officer

                                       POWER OF ATTORNEY TO SIGN AMENDMENTS

       KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint MICHAEL JOSEPH and JOHN F. KEARNEY, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including without limitation any registration statement for the same Offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully, for all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                              Title                                 Date


/S/ H. WAYNE POSEY                                                                  April 15, 1998
H. Wayne Posey                           President, Chief Executive Officer,
                                         and Director
                                         (Principal Executive Officer)


/S/ ROBERT D. SMITH                                                                 April 15, 1998
Robert D. Smith                          Vice President-Finance
                                         (Principal Financial and Accounting
                                         Officer)


                                                                                    April       , 1998
Richard R. Ragsdale                      Chairman and Director




                                                                                    April       , 1998
David T. Bailey, M.D.                    Director



                                                                                    April       , 1998
Charles J. Buysse, M.D.                  Director



/S/ E. THOMAS CHANEY                                                                April 15, 1998
E. Thomas Chaney                         Director



/S/ JAMES F. HERD, M.D.                                                             April 15, 1998
James F. Herd, M.D.                      Director



/S/ JACK W. MCCASLIN                                                                April 15, 1998
Jack W. McCaslin                         Director


                                                       II-6